UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-SA/A

(Amendment No. 1)

☒ SEMIANNUAL REPORT PURSUANT TO REGULATION A

or

☐ SPECIAL FINANCIAL REPORT PURSUANT TO REGULATION A

For the fiscal semiannual period ended:

June 30, 2021

RSE ARCHIVE, LLC
(Exact name of issuer as specified in its charter)

Delaware	37-1920898
State of other jurisdiction of incorporation or Organization	(I.R.S. Employer Identification No.)

250 LAFAYETTE STREET, 2nd FLOOR, NEW YORK, NY 10012

(Full mailing address of principal executive offices)

(347) 952-8058
(Issuer’s telephone number, including area code)

www.rallyrd.com
(Issuer’s website)

 Series #52MANTLE membership interests; Series #71MAYS membership interests; Series #RLEXPEPSI membership interests; Series #10COBB membership interests; Series #POTTER membership interests; Series #TWOCITIES membership interests; Series #FROST membership interests; Series #BIRKINBLEU membership interests; Series #SMURF membership interests; Series #70RLEX membership interests; Series #EINSTEIN membership interests; Series #HONUS membership interests; Series #75ALI membership interests; Series #71ALI membership interests; Series #APROAK membership interests; Series #88JORDAN membership interests; Series #BIRKINBOR membership interests; Series #33RUTH membership interests; Series #SPIDER1 membership interests; Series #BATMAN3 membership interests; Series #ROOSEVELT membership interests; Series #ULYSSES membership interests; Series #56MANTLE membership interests; Series #AGHOWL membership interests; Series #98JORDAN membership interests; Series #18ZION membership interests; Series #SNOOPY membership interests; Series #APOLLO11 membership interests; Series #24RUTHBAT membership interests; Series #YOKO membership interests; Series #86JORDAN membership interests; Series #RUTHBALL1 membership interests; Series #HULK1 membership interests; Series #HIMALAYA membership interests; Series #55CLEMENTE membership interests; Series #38DIMAGGIO membership interests; Series #BOND1 membership interests; Series #LOTR membership interests; Series #CATCHER membership interests; Series #SUPER21 membership interests; Series #BATMAN1 membership interests; Series #GMTBLACK1 membership interests; Series #BIRKINTAN membership interests; Series #61JFK membership interests; Series #50JACKIE membership interests; Series #POKEMON1 membership interests; Series #LINCOLN membership interests; Series #STARWARS1 membership interests; Series #56TEDWILL membership interests; Series #68MAYS membership interests; Series #TMNT1 membership interests; Series #CAPTAIN3 membership interests;

Series #51MANTLE membership interests; Series #CHURCHILL membership interests; Series #SHKSPR4 membership interests; Series #03KOBE membership interests; Series #03LEBRON membership interests; Series #03JORDAN membership interests; Series #39TEDWILL membership interests; Series #94JETER membership interests; Series #2020TOPPS membership interests; Series #FANFOUR1 membership interests; Series #86RICE membership interests; Series #DAREDEV1 membership interests; Series #85MARIO membership interests; Series #TOS39 membership interests; Series #05LATOUR membership interests; Series #16SCREAG membership interests; Series #14DRC membership interests; Series #57MANTLE membership interests; Series #FAUBOURG membership interests; Series #SOBLACK membership interests; Series #GATSBY membership interests; Series #93DAYTONA membership interests; Series #09TROUT membership interests; Series #57STARR membership interests; Series #AF15 membership interests; Series #03KOBE2 membership interests; Series #JOBSMAC membership interests; Series #SPIDER10 membership interests; Series #ALICE membership interests; Series #16PETRUS membership interests; Series #62MANTLE membership interests; Series #BATMAN6 membership interests; Series #CLEMENTE2 membership interests; Series #79STELLA membership interests; Series #TKAM membership interests; Series #SUPER14 membership interests; Series #DIMAGGIO2 membership interests; Series #13BEAUX membership interests; Series #88MARIO membership interests; Series #ANMLFARM membership interests; Series #NASA1 membership interests; Series #00BRADY membership interests; Series #85NES membership interests; Series #04LEBRON membership interests; Series #85JORDAN membership interests; Series #69KAREEM membership interests; Series #59JFK membership interests; Series #JUSTICE1 membership interests; Series #GRAPES membership interests; Series #GOLDENEYE membership interests; Series #03LEBRON2 membership interests; Series #34GEHRIG membership interests; Series #98KANGA membership interests; Series #06BRM membership interests; Series #MOONSHOE membership interests; Series #DUNE membership interests; Series #86FLEER membership interests; Series #58PELE2 membership interests; Series #WILDGUN membership interests; Series #18LAMAR membership interests; Series #03TACHE membership interests; Series #AVENGE57 membership interests; Series #99TMB2 membership interests; Series #AVENGERS1 membership interests; Series #13GIANNIS membership interests; Series #04MESSI membership interests; Series #PUNCHOUT membership interests; Series #BULLSRING membership interests; Series #70AARON membership interests; Series #96CHARZRD membership interests; Series #ICECLIMB membership interests; Series #01TIGER membership interests; Series #JUNGLEBOX membership interests; Series #51HOWE membership interests; Series #09COBB membership interests; Series #96JORDAN2 membership interests; Series #THOR membership interests; Series #FOSSILBOX membership interests; Series #59FLASH membership interests; Series #POKEBLUE membership interests; Series #DOMINOS membership interests; Series #PICNIC membership interests; Series #98GTA membership interests; Series #58PELE membership interests; Series #09CURRY membership interests; Series #84JORDAN membership interests; Series #09BEAUX membership interests; Series #KEROUAC membership interests; Series #96JORDAN membership interests; Series #FEDERAL membership interests; Series #62BOND membership interests; Series #71TOPPS membership interests; Series #DEATON membership interests; Series #98ZELDA membership interests; Series #03JORDAN2 membership interests; Series #WOLVERINE membership interests; Series #91JORDAN membership interests; Series #79GRETZKY membership interests; Series #17DUJAC membership interests; Series #FAUBOURG2 membership interests; Series #MOSASAUR membership interests; Series #92JORDAN membership interests; Series #14KOBE membership interests; Series #03LEBRON3 membership interests; Series #95TOPSUN membership interests; Series #OPEECHEE membership interests; Series #59BOND membership interests; Series #09TROUT2 membership interests; Series #ROCKETBOX membership interests; Series #94JORDAN membership interests; Series #85MJPROMO membership interests; Series #17MAHOMES membership interests; Series #76PAYTON membership interests; Series #11BELAIR membership interests; Series #16KOBE membership interests; Series #FANFOUR5 membership interests; Series #86DK3 membership interests; Series #18LUKA membership interests; Series #MARADONA membership interests; Series #68RYAN membership interests; Series #99CHARZRD membership interests; Series #96KOBE membership interests; Series #POKEYELOW membership interests; Series #POKELUGIA membership interests; Series #48JACKIE membership interests; Series #VANHALEN membership interests; Series #XMEN1 membership interests

(Securities issued pursuant to Regulation A)

EXPLANATORY NOTE

Amendment to Form 1-SA

RSE Archive, LLC (the “Company,” “we”, “our” or “us”) is filing this Semiannual Report on Form 1-SA/A (Amendment No. 1) (this “Amendment”) to amend our Semiannual Report on Form 1-S/A for the semiannual period ended June 30, 2021, originally filed with the Securities and Exchange Commission (the “SEC”) on September 28, 2021 (the “Original Filing”), to restate the Company’s financial statements for the semiannual periods ended June 30, 2021 and 2020 and the balance sheet for the year ended December 31, 2020 that were included in the Original Filing (the “June 2021 Financial Statements”). Specifically, the Company is (i) restating the #RUTHBALL1 and consolidated financial statements set forth in the June 2021 Financial Statements and (ii) reissuing the financial statements of all other series set forth in the June 2021 Financial Statements.

Restatement Background

The Company is filing this Amendment to restate its #RUTHBALL1 and consolidated financial statements and reissue the financial statements of all other series for the semiannual periods ended June 30, 2021 and 2020 and the balance sheet for the year ended December 31, 2020 that were previously included in the Original Filing in order to address an authenticity issue with the Series #RUTHBALL1 underlying asset. Specifically, subsequent to the Original Filing, the Company was notified by one of its authenticators that the signature by Babe Ruth on the asset underlying the Company’s Series #RUTHBALL1 offering (1934-39 Official American League baseball) was likely forged. Following investigatory steps, RSE Markets, Inc., the ultimate parent company of the managing member of the Company, concluded that the signature on the baseball was likely forged. As such, the financial statements for Series #RUTHBALL1 included in the Original Filing cannot be relied upon.

While the financial statements for Series #RUTHBALL1 were materially impacted by this development, the consolidated financial statements of the Company were not materially affected, and the financial statements of the other series of the Company were not affected in any way. Nevertheless, because the financial statements of each of the Company’s series and the Company’s consolidated financial statements were presented in the Original Filing as a combined set of financial statements, the Company is required to (i) restate its #RUTHBALL1 and consolidated financial statements set forth in the June 2021 Financial Statements and (ii) reissue the financial statements of all of its series set forth in the June 2021 Financial Statements; however, there have been no changes to the financial statements of any series (other than Series #RUTHBALL1) for the semiannual periods ended June 30, 2021 and 2020 and as of and for the year ended December 31, 2020.

Items Amended in this Form 1-SA/A

This Form 1-SA/A presents modifications to the Original Filing as necessary to reflect the restatement of the June 2021 Financial Statements. The following items have been amended to reflect the restatement:

•Item 1, Management’s Discussion and Analysis of Financial Condition and Results of Operations

•Item 3, Financial Statements

Except as described above, this Amendment does not amend, update or change any other items or disclosures in the Original Filing. This Amendment should be read in conjunction with our filings made with the SEC subsequent to the filing of the Original Filing, including any amendment to those filings.

TABLE OF CONTENTS

RSE ARCHIVE, LLC

SECTIONPAGE

ITEM 1.  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS7

ITEM 3.  FINANCIAL STATEMENTSF-1

In this Amendment on Form 1-SA (the “Form 1-SA”), references to “we,” “us,” “our,”” RSE Archive,” or the “Company” mean RSE Archive, LLC, a Delaware series limited liability company formed on January 3, 2019.

Unless otherwise indicated, information contained in this Form 1-SA concerning our industry and the markets in which we operate is based on information from independent industry and research organizations and other third-party sources (including publications, surveys and forecasts), and management estimates. Although we believe the data from these third-party sources is reliable, we have not independently verified any third-party information.

FORWARD LOOKING STATEMENT DISCLOSURE

This Amendment and any documents incorporated by reference herein or therein contain forward-looking statements and are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this Amendment are forward-looking statements. Forward-looking statements give the Company’s current reasonable expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Amendment and any documents incorporated by reference herein or therein are based on reasonable assumptions the Company has made in light of its industry experience, perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. As you read and consider this Amendment, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (many of which are beyond the Company’s control) and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect its actual operating and financial performance and cause its performance to differ materially from the performance anticipated in the forward-looking statements. Should one or more of these risks or uncertainties materialize or should any of these assumptions prove incorrect or change, the Company’s actual operating, and financial performance may vary in material respects from the performance projected in these forward- looking statements.

For more information regarding the risks and uncertainties that we face, you should refer to the “Risk Factors” detailed in the Post-Qualification Amendment No. 50 to the offering statement on Form 1-A filed by the Company with the Securities and Exchange Commission (the “Commission”) on February 23, 2022 (the “Offering Statement”), as may be amended, and in our subsequent reports and offering statements filed from time to time with the Commission. Any forward-looking statement made by the Company in this Amendment or any documents incorporated by reference herein or therein speaks only as of the date of this Amendment. Factors or events that could cause our actual operating and financial performance to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Trademarks and Trade Names

From time to time, we own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This Form 1-SA may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks and trade names in this Form 1-SA is not intended to, and does not imply, a relationship with us or an endorsement or sponsorship by or of us. Solely for convenience, the trademarks, service marks and trade names referred to in this Form 1-SA may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

ITEM 1.MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following information should be read in conjunction with our consolidated financial statements and related notes.

Overview

The Company’s core business is the identification, acquisition, marketing and management of memorabilia, collectible items, alcohol and digital assets (collectively, the “Memorabilia Assets” or the “Asset Class”) for the benefit of the investors. The Company’s mission is to leverage technology and design, modern business models influenced by the sharing economy, and advancements in the financial regulatory environment to democratize the Asset Class. The Company aims to provide enthusiasts with access to the market by enabling them to create a diversified portfolio of equity Interests in the highest quality Memorabilia Assets through a seamless investment experience on the Platform. In addition Investors will have the opportunity to participate in a unique collective ownership experience, including museum/retail locations and social events, as part of the Membership Experience Programs. The objective is to use revenue generated from these Membership Experience Programs to fund the highest caliber of care for the Underlying Assets in the collection, which we expect ultimately to be offset by meaningful economies of scale in the form of lower costs for collection level insurance, maintenance contracts and storage facilities, and to generate Free Cash Flow (as defined in Note F – Free Cash Flow Distributions and Management Fees of our accompanying Notes to the Consolidated Financial Statements) distributions to Investors in the Underlying Assets.  The Manager may maintain Free Cash Flow funds in a deposit account or an investment account for the benefit of the Series.

We believe that collectors and dealers interested in selling their Memorabilia Assets will benefit from greater liquidity, significantly lower transaction costs and overhead, and a higher degree of transparency as compared to traditional methods of transacting Memorabilia Assets. Auction and consignment models may include upwards of ~20% of asset value in transaction costs, as well as meaningful overhead in terms of asset preparation, shipping and marketing costs, and time value. The Company thus aims to align the interests of buyers and sellers, while opening up the market to a significantly larger number of participants than was previously possible, thereby driving market appropriate valuations and greater liquidity.

Trends Affecting Our Business

Our results of operations are affected by a variety of factors, including conditions in the financial markets and the economic and political environments, particularly in the United States. Global economic conditions, including political environments, financial market performance, interest rates, credit spreads or other conditions beyond our control are unpredictable and could negatively affect the value of the Underlying Assets, our ability to acquire and manage Memorabilia Assets, and the success of our current and future Offerings. In addition to the aforementioned macroeconomic trends, we believe the following factors will influence our future performance:

•We have a limited operating history upon which to base an evaluation of our business and prospects. We have devoted substantially all our efforts to establishing our business and principal operations, which commenced in 2019. Our short operating history may hinder our ability to successfully meet our objectives and makes it difficult for potential investors to evaluate our business or prospective operations. No revenue models have been developed at the Company or Series level and we do not expect either the Company or any of its Series to generate any revenues for some time. We will update the appropriate disclosure at such time as revenue models have been developed.

•We are in large part reliant on the Asset Manager and its employees to grow and support our business. The successful operation of the Company (and therefore, the success of the Interests) is in part dependent on the ability of the Asset Manager to source, acquire and manage the Underlying Assets and for the Asset Manager to maintain the Platform.  As the Asset Manager has been in existence since only October 2020 and is an early-stage startup company, it has no significant operating history. Further, the Asset Manager is also the Asset Manager for RSE Collection, LLC and RSE Innovation, LLC, and it may become the Asset Manager of other series limited liability companies with similar business models in the collectible automobiles, memorabilia, alcohol, and other tangible as well as intangible asset classes, such as domain names, in the future. It thus has some similar management experience, but its experience is limited, and it has limited experience selecting or managing assets in the Asset Class. Furthermore, there are a number of key factors that will potentially impact our operating results going forward including the ability of the Asset Manager to:

ocontinue to source high quality Memorabilia Assets at reasonable prices to securitize through the Platform;

omarket the Platform and the Offerings in individual Series of the Company and attract Investors to the Platform to acquire the Interests issued by Series of the Company;

ofind and retain operating partners to support the regulatory and technology infrastructure necessary to operate the Platform;

ocontinue to develop the Platform and provide the information and technology infrastructure to support the issuance of Interests in Series of the Company; and

ofind operating partners to manage the collection of Underlying Assets at a decreasing marginal cost per asset.

•Over the past year, public interest in Memorabilia Assets has grown, particularly with respect to trading cards, sports memorabilia and other specific types of the assets in the Asset Class. For example, in February of this year, eBay reported that Trading card sales had seen a 142% growth from 2019 to 2020. This eBay report also included non-sports and gaming cards stating that Pokémon was the overall growth leader last year where sales were up 574%. The Pokémon Company further revealed that they sold 3.7 Billion Pokémon cards during the fiscal year 2020-2021. Additionally, over four million more trading cards were sold on eBay by U.S based accounts in 2020 than the year before.

•With the continued increase in popularity of the Asset Class, we expect competition for Memorabilia Assets to intensify in the future. Although our business model is unique in the Asset Class, there is potentially significant competition for the Underlying Assets, which the Company securitizes through its Offerings, from many different market participants. While the majority of transactions continue to be peer-to-peer with very limited public information, other market players such as dealers and auction houses continue to play a prominent role. There are also competing start-up models to facilitate shared ownership of Memorabilia Assets developing in the industry, which will result in additional competition for Memorabilia Assets.

•The ongoing COVID-19 pandemic has impacted and may continue to impact our business, results of operations and financial condition. In March 2020, the World Health Organization declared the COVID-19 outbreak a global pandemic, which has resulted in significant disruption and uncertainty in the global economic markets. COVID-19 (or variants of COVID-19, including the Delta variant) continues to spread throughout the U.S. and the world and has resulted in authorities implementing varying measures to contain the virus, including travel bans and restrictions, quarantines, shelter-in-place orders, and business limitations and shutdowns. We are closely monitoring developments related to the COVID-19 pandemic and assessing any negative impacts to our business. However, we do not believe that the outbreak materially affected our business or financial results to date.

Investments in Underlying Assets

We provide investment opportunities in Memorabilia Assets to Investors through the Platform. Memorabilia Assets are financed through various methods including loans from affiliates of the Manager or other third parties when we purchase an Underlying Asset prior to the Closing of an Offering, and through purchase option agreements negotiated with third parties or affiliates when we finance the purchase of an Underlying Asset with the proceeds of an Offering. Additional information can be found below and in the Master Series Table. We typically acquire Underlying Assets through the following methods.

•Upfront purchase – we acquire the Underlying Asset outright prior to launch of the Offering, financed through loans made by affiliates of the Manager, third-party lenders or through non-interest-bearing payments from the Asset Manager.

•Purchase option agreement – we enter into a purchase option which gives us the right, but not the obligation, to purchase a specific Underlying Asset, typically through the proceeds of the Offering for the Series related to the Underlying Asset.

•Purchase agreement – we enter into a purchase agreement, which obligates us to acquire the Underlying Asset, but typically with a significant payment delay, with the goal of raising the capital through the Offering of the Series related to the Underlying Asset.

We received multiple loans or payments from various parties to support the financing of the acquisition of the Underlying Assets for which the details are listed in the tables below. Such payments or loans have been or will be repaid from the proceeds of successful Series’ initial Offering, if necessary. Upon completion of the Offering of each of the Series of Interests, each of the Series shall acquire their respective Underlying Assets for the aggregate consideration consisting of cash and Interests as the Manager may determine in its reasonable discretion in accordance with the disclosures set forth in these Series’ Offering documents. In various instances, as noted in the tables below, the Asset Seller is issued Interests in a particular Series as part of the total purchase consideration to the Asset Seller. In addition, there are instances where the Company finances an acquisition through the proceeds of the Offering, in the case of a purchase option, and as such requires no additional financing or only financing to make an initial down payment, as the case may be.

The Company incurred the “Acquisition Expenses”, which include transportation of the Memorabilia Assets to the Manager’s storage facility, pre-purchase inspection, pre-Offering refurbishment, and other costs detailed in the Manager’s allocation policy, listed in the tables below, the majority of which are capitalized into the purchase prices of the various Underlying Assets. Acquisition Expenses such as interest expense on a loan to finance an acquisition or marketing expenses related to the promotional materials created for an Underlying Asset are not capitalized. The Acquisition Expenses are generally initially funded by the Manager or its affiliates but will be reimbursed with the proceeds from an Offering related to such Series to the extent described in the applicable Offering documents. In the event that certain Acquisition Expenses are anticipated prior to the Closing of an Offering but are incurred only after the Closing, for example transportation fees related to transportation from the Asset Seller to the Company’s storage facility, additional cash from the proceeds of the Offering will be retained on the Series balance sheet to cover such future anticipated Acquisition Expenses after the Closing of the Offering.

“Current Period” refers to the time period between January 1, 2021 and June 30, 2021. “Prior Period” refers to the time period between January 1, 2020 and June 30, 2020. “Prior Year” refers to the year ended December 31, 2020.

During the Current Period, we signed purchase agreements to acquire assets for the following Series.

Series - Series Name	Agreement Type - Date of Agreement	Closing Date	Purchase Price	Financed via - Officer Loan / 3rd Party Loan	Financed via – the Manager	Financed via - Offering Proceeds	Interests Issued to Asset Seller	Percent Owned by Asset Seller	Acquisition Expenses
#95TOPSUN / 1995 Topsun Booster Box	Upfront Purchase / 01/08/2021	3/15/2021	$50,000	$0	$50,000	$0	$0	0%	$132
#09TROUT2 / 2009 Mike Trout Xfractor card	Upfront Purchase / 01/14/2021	3/16/2021	$50,000	$0	$50,000	$0	$0	0%	$147
#85MJPROMO / 1985 Michael Jordan Promo Rookie Card	Upfront Purchase / 01/14/2021	4/6/2021	$22,500	$0	$22,500	$0	$0	0%	$232
#17MAHOMES / Patrick Mahomes National Treasures #161	Purchase Agreement / 01/06/2021	4/6/2021	$215,000	$0	$215,000	$0	$0	0%	$132
#76PAYTON / 1976 Topps Walter Payton Rookie Card	Upfront Purchase / 01/18/2021	4/6/2021	$53,500	$0	$53,500	$0	$0	0%	$136
#FANFOUR5 / 1962 The Fantastic Four #5	Upfront Purchase / 01/14/2021	4/6/2021	$72,000	$0	$72,000	$0	$0	0%	$0
#86DK3 / 1986 NES Donkey Kong 3	Upfront Purchase / 01/14/2021	4/6/2021	$38,400	$0	$38,400	$0	$0	0%	$322
#18LUKA / 2018 Luka Doncic Rookie Card	Upfront Purchase / 01/20/2021	4/6/2021	$22,322	$0	$22,322	$0	$0	0%	$212
#68RYAN / 1968 Topps Nolan Ryan Rookie Card	Upfront Purchase / 01/30/2021	4/9/2021	$60,000	$0	$60,000	$0	$0	0%	$295
#99CHARZRD / 1999 Pokémon Charizard Hologram	Upfront Purchase / 01/14/2021	4/9/2021	$300,000	$0	$300,000	$0	$0	0%	$322
#96KOBE / 1996 Finest Refractors Kobe Rookie Card	Upfront Purchase / 01/30/2021	4/9/2021	$67,200	$0	$67,200	$0	$0	0%	$412
#POKEYELOW / 1999 Game Boy Pokémon Yellow	Purchase Agreement / 01/18/2021	4/13/2021	$46,500	$0	$46,500	$0	$0	0%	$132
#POKELUGIA / 2000 Pokémon Neo Genesis Holo Lugia	Upfront Purchase / 01/26/2021	4/13/2021	$95,000	$0	$95,000	$0	$0	0%	$132

Series - Series Name	Agreement Type - Date of Agreement	Closing Date	Purchase Price	Financed via - Officer Loan / 3rd Party Loan	Financed via – the Manager	Financed via - Offering Proceeds	Interests Issued to Asset Seller	Percent Owned by Asset Seller	Acquisition Expenses
#05MJLJ / 2005 Jordan LeBron Jersey Insert Card	Purchase Agreement / 01/12/2021	7/1/2021	$72,000	$0	$72,000	$0	$0	0%	$216
#81MONTANA / 1981 Joe Montana Rookie Card	Upfront Purchase / 01/24/2021	7/1/2021	$63,000	$0	$63,000	$0	$0	0%	$222
#GYMBOX / 2000 Pokémon Gym Heroes Booster Box	Upfront Purchase / 01/28/2021	7/1/2021	$15,000	$0	$15,000	$0	$0	0%	$271
#87JORDAN / 1987 Fleer Michael Jordan Card	Upfront Purchase / 02/11/2021	7/1/2021	$45,100	$0	$45,100	$0	$0	0%	$412
#POKEMON2 / 1999 Pokémon 1st Edition Booster Box	Upfront Purchase / 01/27/2021	7/1/2021	$375,000	$0	$375,000	$0	$0	0%	$114
#GWLOTTO / 1768 George Washington Lottery Ticket	Upfront Purchase / 02/19/2021	7/1/2021	$25,713	$0	$25,713	$0	$0	0%	$619
#NICKLAUS1 / 1973 Jack Nicklaus Rookie Card	Upfront Purchase / 01/28/2021	7/1/2021	$34,499	$0	$34,499	$0	$0	0%	$122
#85LEMIEUX / 1985 O-Pee-Chee Mario Lemieux Rookie Card	Upfront Purchase / 02/04/2021	7/1/2021	$78,000	$0	$78,000	$0	$0	0%	$399
#SMB3 / 1990 NES Super Mario Bros. 3 Video Game	Purchase Agreement / 03/02/2021	7/1/2021	$21,500	$0	$21,500	$0	$0	0%	$123
#RIVIERA / Rolex 1601 Riviera	Upfront Purchase / 02/10/2021	7/1/2021	$22,680	$0	$22,680	$0	$0	0%	$246
#NEOBOX / 2000 Pokémon Neo Genesis Booster Box	Upfront Purchase / 01/27/2021	7/1/2021	$40,133	$0	$40,133	$0	$0	0%	$372
#HUCKFINN / Adventures of Huckleberry Finn	Purchase Agreement / 02/04/2021	7/1/2021	$18,000	$0	$18,000	$0	$0	0%	$222
#56AARON / 1956 Topps Hank Aaron Card	Upfront Purchase / 02/27/2021	7/1/2021	$40,800	$0	$40,800	$0	$0	0%	$422
#WZRDOFOZ / The Wonderful Wizard Of OZ	Purchase Agreement / 01/11/2021	7/1/2021	$80,000	$0	$80,000	$0	$0	0%	$232
#POKERED / 1998 Game Boy Pokémon Red Video Game	Purchase Agreement / 03/03/2021	7/1/2021	$34,500	$0	$34,500	$0	$0	0%	$123

Series - Series Name	Agreement Type - Date of Agreement	Closing Date	Purchase Price	Financed via - Officer Loan / 3rd Party Loan	Financed via – the Manager	Financed via - Offering Proceeds	Interests Issued to Asset Seller	Percent Owned by Asset Seller	Acquisition Expenses
#WALDEN / Walden	Purchase Agreement / 02/10/2021	7/1/2021	$17,000	$0	$17,000	$0	$0	0%	$214
#07DURANT / 2007 Topps Kevin Durant Rookie Card	Upfront Purchase / 02/12/2021	7/1/2021	$115,200	$0	$115,200	$0	$0	0%	$1,106
#AC23 / 1940 Action Comics #23	Purchase Agreement / 02/26/2021	7/1/2021	$24,000	$0	$24,000	$0	$0	0%	$180
#60ALI / 1960 Muhammad Ali Rookie Card	Upfront Purchase / 02/27/2021	7/14/2021	$210,000	$0	$210,000	$0	$0	0%	$422
#POKEMON3 / 1999 Pokémon Complete 1st Edition	Purchase Agreement / 02/21/2021	7/14/2021	$552,000	$0	$498,000	$0	$0	9%	$114
#DIMAGGIO3 / 1950 DiMaggio Jersey	Purchase Agreement / 01/28/2021	7/14/2021	$415,000	$0	$25,000	$0	$0	50%	$114
#09CURRY2 / 2009 National Treasures Curry Rookie Card	Upfront Purchase / 01/30/2021	7/28/2021	$451,200	$0	$451,200	$0	$0	0%	$2,155
#80ALI / 1980 Muhammad Ali Sparring Gloves	Upfront Purchase / 02/27/2021	7/28/2021	$60,000	$0	$60,000	$0	$0	0%	$422
#58PELE3 / 1958 Quigol Pelé Rookie Card	Upfront Purchase / 01/30/2021	7/28/2021	$180,000	$0	$180,000	$0	$0	0%	$899
#BATMAN2 / 1940 Batman #2	Purchase Agreement / 02/26/2021	7/28/2021	$76,000	$0	$76,000	$0	$0	0%	$180
#85ERVING / 1985 Julius Erving Jersey	Upfront Purchase / 02/27/2021	7/28/2021	$37,200	$0	$37,200	$0	$0	0%	$506
#LJKOBE / 2002 Lebron High School Sneakers	Upfront Purchase / 02/27/2021	7/28/2021	$156,000	$0	$156,000	$0	$0	0%	$422
#99MJRETRO / 1999 Upper Deck Retro Michael Jordan Card	Upfront Purchase / 03/10/2021	7/28/2021	$205,200	$0	$205,200	$0	$0	0%	$0
#FLASH123 / 1961 The Flash #123	Purchase Agreement / 02/26/2021	7/28/2021	$25,000	$0	$25,000	$0	$0	0%	$180
#85GPK / 1985 Topps Garbage Pail Kids #1A Card	Upfront Purchase / 05/27/2021	7/28/2021	$17,900	$0	$17,900	$0	$0	0%	$289

Series - Series Name	Agreement Type - Date of Agreement	Closing Date	Purchase Price	Financed via - Officer Loan / 3rd Party Loan	Financed via – the Manager	Financed via - Offering Proceeds	Interests Issued to Asset Seller	Percent Owned by Asset Seller	Acquisition Expenses
#IPOD / 2001 Apple iPod	Upfront Purchase / 06/07/2021	7/28/2021	$21,995	$0	$21,995	$0	$0	0%	$416
#HGWELLS / The Time Machine	Purchase Agreement / 02/09/2021	8/2/2021	$40,000	$0	$40,000	$0	$0	0%	$214
#SANTANA / Carlos Santana Guitar	Purchase Agreement / 03/03/2021		$57,500	$0	$42,500	$0	$0	20%	$0
#01TIGER2 / 2001 Upper Deck Tiger Woods Rookie Card	Upfront Purchase / 05/28/2021		$15,300	$0	$15,300	$0	$0	0%	$0
#GRIFFEYJR / 1989 Upper Deck Ken Griffey Jr. Rookie Card	Purchase Agreement / 02/15/2021		$30,000	$0	$26,500	$0	$0	18%	$0
#87ZELDA / 1987 NES Legend of Zelda Video Game	Purchase Agreement / 03/30/2021		$100,000	$0	$100,000	$0	$0	0%	$0
#GIANNIS2 / 2013 National Treasures Giannis Antetokounmpo Rookie Card	Upfront Purchase / 03/10/2021		$360,000	$0	$360,000	$0	$0	0%	$0
#01HALO / 2001 Xbox Halo: Combat Evolved Video Game	Purchase Agreement / 03/04/2021		$13,750	$0	$13,750	$0	$0	0%	$0
#86JORDAN2 / 1986 Michael Jordan Sticker Rookie Card	Upfront Purchase / 05/24/2021		$73,200	$0	$73,200	$0	$0	0%	$0
#EINSTEIN2 / 1948 Albert Einstein Letter On God	Purchase Agreement / 03/17/2021		$70,000	$0	$70,000	$0	$0	0%	$0
#97KOBE / 1997 Kobe Bryant Card	Upfront Purchase / 05/24/2021		$57,600	$0	$57,600	$0	$0	0%	$0
#XMEN94 / 1975 X-Men #94	Upfront Purchase / 06/04/2021		$57,555	$0	$57,555	$0	$0	0%	$0
#THEROCK / 1997 Panini Rock Maiva Sticker Card	Upfront Purchase / 05/25/2021		$17,878	$0	$17,878	$0	$0	0%	$0
#60MANTLE / 1960 Mickey Mantle Signed Jersey	Purchase Agreement / 01/28/2021		$800,000	$0	$25,000	$0	$0	50%	$0

Series - Series Name	Agreement Type - Date of Agreement	Closing Date	Purchase Price	Financed via - Officer Loan / 3rd Party Loan	Financed via – the Manager	Financed via - Offering Proceeds	Interests Issued to Asset Seller	Percent Owned by Asset Seller	Acquisition Expenses
#POKEDEMO / 1998 Pokémon Demo Game	Upfront Purchase / 01/14/2021		$26,400	$0	$26,400	$0	$0	0%	$0
#MARX / Das Kapital	Purchase Agreement / 02/09/2021		$105,000	$0	$105,000	$0	$0	0%	$0
#03LEBRON4 / 2003 LeBron James Scripted Swatches Rookie Card	Upfront Purchase / 02/04/2021		$252,000	$0	$252,000	$0	$0	0%	$218
#98JORDAN2 / 1998 Upper Deck Michael Jordan Jersey Card	Upfront Purchase / 02/12/2021		$288,000	$0	$288,000	$0	$0	0%	$0
#08LEBRON / 2008 PMG Green Lebron James Card	Purchase Agreement / 02/19/2021		$150,000	$0	$125,000	$0	$0	14%	$0
#65NAMATH / 1965 Topps Joe Namath Rookie Card	Upfront Purchase / 02/27/2021		$198,000	$0	$198,000	$0	$0	0%	$0
#67CAREW / 1967 Topps Rod Carew Rookie Card	Upfront Purchase / 02/27/2021		$186,000	$0	$186,000	$0	$0	0%	$0
#61MANTLE / 1961 Topps Dice Mickey Mantle Card	Upfront Purchase / 02/27/2021		$372,000	$0	$372,000	$0	$0	0%	$0
#47JACKIE / 1947 Jackie Robinson News Photo	Upfront Purchase / 02/27/2021		$360,000	$0	$360,000	$0	$0	0%	$0
#SLASH / Slash Guitar	Purchase Agreement / 03/03/2021		$50,000	$0	$0	$0	$0	20%	$0
#AJONES / 2020 Gibson Adam Jones Silverburst Les Paul Guitar	Purchase Agreement / 03/03/2021		$75,000	$0	$0	$0	$0	20%	$0
#IOMMI / 2019 Gibson Tony Iommi "Monkey SG" Guitar	Purchase Agreement / 03/03/2021		$50,000	$0	$0	$0	$0	20%	$0
#MEGALODON / Megalodon Jaw	Purchase Agreement / 02/16/2021		$450,000	$0	$450,000	$0	$0	0%	$0
#59BROWN / 1959 Topps Jim Brown Card	Upfront Purchase / 03/10/2021		$43,200	$0	$43,200	$0	$0	0%	$823

Series - Series Name	Agreement Type - Date of Agreement	Closing Date	Purchase Price	Financed via - Officer Loan / 3rd Party Loan	Financed via – the Manager	Financed via - Offering Proceeds	Interests Issued to Asset Seller	Percent Owned by Asset Seller	Acquisition Expenses
#CLEMENTE3 / 1955 Topps Roberto Clemente Rookie Card	Upfront Purchase / 03/18/2021		$950,000	$0	$950,000	$0	$0	0%	$0
#54AARON / 1954 Topps Hank Aaron Rookie Card	Upfront Purchase / 04/03/2021		$206,400	$0	$206,400	$0	$0	0%	$0
Total for 1/1/2021 – 6/30/2021	New Agreements: 73 Closings: 45	--	$10,076,824	$0	$8,639,324	$0	$0	-	$15,588
Total for 1/1/2020 – 6/30/2020	New Agreements: 50 Closings: 48	--	$2,749,452	$0	$2,130,511	$0	$0	-	$2,788

As of the Current Period, the following Offerings of Series were ongoing.

Series	Qualification Date	Underlying Asset	Offering Price per Interest	Membership Interests	Offering Size	Sourcing Fee	Trading Window (1)	Opening Date	Closing Date
#05MJLJ	2/23/2021	2005-06 Exquisite Collection Jerseys inserts, Dual Autographs: Michael Jordan and Lebron James graded BGS NM-MT+ 8.5	$4.00	20,500	$82,000	$7,939		3/20/2021	7/1/2021
#81MONTANA	2/23/2021	1981 Topps Football #216 Joe Montana Rookie Card Graded PSA GEM MINT 10	$7.00	10,000	$70,000	$5,175		3/29/2021	7/1/2021
#GYMBOX	2/23/2021	2000 Pokémon Gym Heroes 1st Edition Set Sealed Booster Box	$6.00	3,000	$18,000	$1,663		3/30/2021	7/1/2021
#87JORDAN	3/29/2021	1987 Fleer Michael Jordan Card #59 graded PSA GEM MT 10	$5.00	10,000	$50,000	$3,188		3/30/2021	7/1/2021
#00MOUTON	9/24/2020	One case of twelve (12) bottles of 2000 Château Mouton-Rothschild	$13.50	2,000	$27,000	$2,181		4/1/2021	7/1/2021
#APPLE1	1/8/2021	1976 Apple-1 Computer with Original Box Signed by Steve Wozniak	$25.00	33,000	$825,000	$65,355		4/2/2021	7/1/2021
#POKEMON2	2/23/2021	1999 Pokémon 1st Edition Base Set Sealed Booster Box published by Wizards of the Coast	$10.00	41,500	$415,000	$32,124		4/2/2021	7/1/2021
#GWLOTTO	3/29/2021	1768 George Washington Mountain Road Lottery Ticket with Signature	$14.00	2,500	$35,000	$7,442		4/5/2021	7/1/2021
#NICKLAUS1	2/23/2021	1973 Panini #375 Jack Nicklaus Rookie Card Graded by PSA GEM MT 10	$10.00	4,000	$40,000	$4,001		4/7/2021	7/1/2021
#85LEMIEUX	3/29/2021	1985 O-Pee-Chee Hockey Mario Lemieux Rookie Card #9 graded PSA GEM-MT 10	$5.00	17,500	$87,500	$7,251		4/7/2021	7/1/2021
#SMB3	3/29/2021	1990 NES Super Mario Bros. 3 Video Game graded Wata 9.4 A+	$5.00	5,000	$25,000	$2,150		4/11/2021	7/1/2021
#RIVIERA	3/29/2021	1965 Rolex 1601 Datejust retailed by Joyeria Riviera	$5.00	6,000	$30,000	$5,888		4/12/2021	7/1/2021
#NEOBOX	2/23/2021	2000 Pokémon Neo Genesis 1st Edition Set Sealed Booster Box	$4.50	10,000	$45,000	$3,167		4/14/2021	7/1/2021
#HUCKFINN	3/29/2021	1885 First Edition, Adventures of Huckleberry Finn by Mark Twain	$11.00	2,000	$22,000	$2,580		4/20/2021	7/1/2021
#56AARON	3/29/2021	1956 Topps #31 Hank Aaron (White Back) graded PSA Mint 9	$5.00	10,000	$50,000	$7,101		4/23/2021	7/1/2021
#WZRDOFOZ	2/23/2021	1900 First Edition of The Wonderful Wizard Of OZ	$15.00	6,000	$90,000	$7,725		4/27/2021	7/1/2021
#NEWTON	11/25/2020	1687 First Edition, Continental Issue of Philosophiae Naturalis Principia Mathematica by Sir Isaac Newton	$10.00	30,000	$300,000	$38,929		5/4/2021	7/1/2021
#POKERED	3/29/2021	1998 Game Boy Pokémon Red Video Game graded Wata 9.2 A++	$4.00	10,000	$40,000	$4,000		5/5/2021	7/1/2021
#WALDEN	3/29/2021	1854 First Edition Walden; or, Life in the Woods by Henry David Thoreau	$10.25	2,000	$20,500	$2,095		5/12/2021	7/1/2021

Series	Qualification Date	Underlying Asset	Offering Price per Interest	Membership Interests	Offering Size	Sourcing Fee	Trading Window (1)	Opening Date	Closing Date
#07DURANT	3/29/2021	2007 Topps Chrome Orange Refractor Kevin Durant Rookie Card graded PSA GEM MT 10	$13.00	9,000	$117,000	($1,656)		6/4/2021	7/1/2021
#AC23	3/29/2021	1940 Action Comics #23 comic book published by D.C. Comics graded CGC 5.5	$7.00	4,000	$28,000	$2,620		5/25/2021	7/1/2021
#60ALI	3/29/2021	1960 Hemmets Journal #23 Cassius Clay (Muhammad Ali) Rookie Card graded PSA Mint 9	$10.00	23,500	$235,000	$20,014		4/2/2021	7/14/2021
#POKEMON3	3/29/2021	1999 Pokémon 1st Edition Complete Set graded PSA GEM MT 10	$120.00	5,000	$600,000	$36,900		4/25/2021	7/14/2021
#DIMAGGIO3	2/23/2021	1950-51 Joe DiMaggio Game-Worn Road Jersey Graded MEARS A10	$20.00	22,500	$450,000	$26,525		5/24/2021	7/14/2021
#09CURRY2	2/23/2021	2009 Playoff National Treasures Stephen Curry Autographed Patch Rookie Card graded BGS GEM MINT 9.5	$25.00	21,000	$525,000	$62,158		3/26/2021	7/28/2021
#80ALI	3/29/2021	1980 Muhammad Ali Sparring Gloves Worn in Training for Larry Holmes Bout and Inscribed to Sylvester Stallone	$7.50	10,000	$75,000	$12,888		5/3/2021	7/28/2021
#58PELE3	2/23/2021	1958-59 Tupinamba Ltda. Quigol Pelé #109 Rookie Card graded PSA NM -MT 8	$20.00	11,250	$225,000	$39,785		5/7/2021	7/28/2021
#BATMAN2	3/29/2021	1940 Batman #2 comic book published by D.C. Comics graded CGC 9.0	$10.00	8,500	$85,000	$6,913		5/10/2021	7/28/2021
#85ERVING	3/29/2021	1985 Julius Erving Game Worn and Signed Jersey	$4.50	10,000	$45,000	$6,044		5/17/2021	7/28/2021
#LJKOBE	3/29/2021	2002 LeBron James High School Game Worn Sneakers Gifted by Kobe Bryant.	$10.00	18,000	$180,000	$20,051		5/17/2021	7/28/2021
#99MJRETRO	5/18/2021	1999 Upper Deck Retro Inkredible Level 2 Michael Jordan Signed Card graded PSA MINT 9	$10.00	23,500	$235,000	$0		6/12/2021	7/28/2021
#FLASH123	3/29/2021	1961 The Flash #123 comic book published by D.C Comics graded CGC 9.4	$8.00	3,625	$29,000	$2,610		6/18/2021	7/28/2021
#85GPK	6/25/2021	1985 Topps Garbage Pail Kids Stickers Nasty Nick #1A Card graded PSA GEM MT 10	$12.00	1,000	$12,000	($7,121)		6/28/2021	7/28/2021
#85JORDAN2	2/23/2021	1985 Signed Michael Jordan "Shattered Backboard" Jersey	$14.00	20,000	$280,000	$44,500		3/21/2021	8/2/2021
#HGWELLS	3/29/2021	1895 First Edition The Time Machine: An Invention Inscribed by H.G Wells	$6.20	7,500	$46,500	$0		6/18/2021	8/2/2021
#1776	1/8/2021	July 16, 1776 Exeter, New Hampshire broadside of the Declaration of Independence	$25.00	64,000 / 80,000	$1,600,000 / $2,000,000	$514,400		4/27/2021

Series	Qualification Date	Underlying Asset	Offering Price per Interest	Membership Interests	Offering Size	Sourcing Fee	Trading Window (1)	Opening Date	Closing Date
#BROSGRIMM	2/23/2021	1837 Third Edition Presentation Copy of Grimms' Fairy Tales by the Brothers Grimm inscribed to contributor and friend Malchen Hassenpflug	$27.00	4,000 / 5,000	$108,000 / $135,000	$19,404		5/19/2021
#SANTANA	3/29/2021	Gibson Les Paul SG Guitar owned and played by Carlos Santana	$5.00	12,000 / 15,000	$60,000 / $75,000	$15,588		6/2/2021	8/9/2021
#CONGRESS	1/8/2021	Thomas Heyward Jr’s First edition of the Continental Congress Journal of the Proceeds of the Congress	$24.00	4,000 / 5,000	$96,000 / $120,000	$19,100		6/28/2021	8/9/2021
Total 1/1/2021 – 6/30/2021		39 Series	-	-	-	$1,050,677	-	-	-
Total 1/1/2020 – 6/30/2020		31 Series	-	-	-	$31,940	-	-	-

(1)Represents the date of the most recent period during which transfers of Interests in the Series were facilitated through the Platform (each such period, a “Trading Window”) as of the date of this filing. Blank cells indicate that no Trading Window for the Series has yet occurred as of the date of this filing.

The Series listed below closed their Offerings during the Current Period.

Series / Series Name	Qualification Date	Underlying Asset	Purchase Price	Opening Date	Closing Date	Date Underlying Asset Acquired	Offering Price per Interest	Membership Interests	Offering Size	Sale Price	Dividend Amount Per Interest
#03TACHE	10/28/2020	Four cases of three (3) bottles of 2003 La Tâche, Domaine de la Romanée-Conti	$70,192.00	11/17/2020	1/13/2021	9/25/2020	$5.00	15,600	$78,000
#AVENGE57	8/21/2020	1968 Marvel Avengers #57 CGC NM/M 9.8 comic book	$17,000.00	12/2/2020	1/13/2021	7/31/2020	$1.00	20,000	$20,000
#99TMB2	11/25/2020	1999 Pokémon Japanese Promo Tropical Mega Battle No. 2 Trainer Card graded PSA AUTHENTIC	$50,300.00	12/14/2020	1/13/2021	10/27/2020	$6.00	10,000	$60,000
#AVENGERS1	7/20/2020	1963 Avengers #1 CGC NM + 9.6 comic book	$250,000.00	12/16/2020	1/13/2021	6/19/2020	$54.00	5,000	$270,000	$325,000	$61.97
#13GIANNIS	11/25/2020	2013 Panini Flawless Giannis Antetokounmpo Rookie card graded BGS GEM MINT 9.5	$19,600.00	12/19/2020	1/13/2021	10/21/2020	$5.00	5,000	$25,000
#04MESSI	11/25/2020	2004-05 Panini Lionel Messi Card graded BGS GEM MINT 9.5	$39,600.00	12/21/2020	1/13/2021	11/10/2020	$5.00	9,000	$45,000
#PUNCHOUT	12/21/2020	1987 NES Mike Tyson’s PUNCH-OUT!! Wata 9.4 A+ video game	$80,000.00	12/22/2020	1/13/2021	11/13/2020	$9.00	10,000	$90,000
#BULLSRING	11/25/2020	Six Chicago Bulls NBA Championship Rings awarded to Chicago Bulls security guard John Capps	$249,600.00	12/19/2020	1/13/2021	10/30/2020	$10.00	30,000	$300,000
#70AARON	11/25/2020	1970 Topps Hank Aaron card graded PSA GEM MINT 10	$16,122.00	12/23/2020	1/13/2021	10/14/2020	$3.00	6,000	$18,000
#96CHARZRD	12/21/2020	1996 Pokemon Japanese Base Set No Rarity Symbol Holo Charizard #6 PSA MINT 9	$57,877.00	12/27/2020	1/13/2021	11/26/2020	$10.00	6,500	$65,000
#ICECLIMB	12/21/2020	1985 NES Ice Climber Wata 9.0 A video game	$70,000.00	12/28/2020	1/13/2021	11/5/2020	$8.00	10,000	$80,000

Series / Series Name	Qualification Date	Underlying Asset	Purchase Price	Opening Date	Closing Date	Date Underlying Asset Acquired	Offering Price per Interest	Membership Interests	Offering Size	Sale Price	Dividend Amount Per Interest
#01TIGER	12/21/2020	2001 SP Authentic #45 Tiger Woods Autographed Rookie Card graded BGS GEM MINT 9.5	$15,600.00	12/30/2020	1/13/2021	11/24/2020	$10.00	1,850	$18,500
#JUNGLEBOX	12/21/2020	1999 Pokémon Jungle 1st Edition Booster Box	$30,100.00	1/3/2021	1/19/2021	12/1/2020	$5.00	6,900	$34,500
#51HOWE	11/25/2020	1951 Parkhurst Gordie Howe Card graded PSA NM-MT 8	$39,600.00	1/5/2021	1/19/2021	11/10/2020	$9.00	5,000	$45,000
#09COBB	11/25/2020	1909-11 T206 Sweet Caporal Ty Cobb card graded PSA NM 7	$27,600.00	1/6/2021	1/19/2021	10/23/2020	$4.00	8,000	$32,000
#96JORDAN2	1/8/2021	Michael Jordan Playoff Worn and Dual Signed ‘Player Sample’ Air Jordan 11’s	$47,880.00	1/11/2021	1/19/2021	12/7/2020	$5.00	10,800	$54,000
#THOR	10/28/2020	1962 Journey Into Mystery #83 CGC NM 9.4	$195,000.00	1/7/2021	1/25/2021	9/18/2020	$20.00	10,750	$215,000	$261,000	$23.03
#FOSSILBOX	12/21/2020	1999 Pokémon 1st Edition Fossil Set Sealed Booster Box	$18,000.00	1/11/2021	1/25/2021	11/30/2020	$5.00	4,200	$21,000
#59FLASH	1/8/2021	1959 The Flash #105 comic book graded NM 9.4 by CGC	$58,000.00	1/12/2021	1/25/2021	12/18/2020	$6.50	10,000	$65,000
#POKEBLUE	12/21/2020	1998 Game Boy Pokémon Blue video game	$20,000.00	1/20/2021	1/27/2021	11/13/2020	$10.00	2,400	$24,000
#DOMINOS	1/8/2021	1990 Rolex Air-King Dominos Pizza Special Edition Watch	$8,467.91	1/19/2021	1/27/2021	12/16/2020	$5.50	2,000	$11,000
#PICNIC	8/21/2020	Limited Edition Natural Barénia Leather & Osier Picnic Kelly 35cm Bag with palladium hardware	$48,000.00	12/9/2020	1/27/2021	7/31/2020	$27.00	2,000	$54,000
#98GTA	12/21/2020	1998 PlayStation Grand Theft Auto Video Game graded Wata 9.8 A+	$13,200.00	1/14/2021	1/27/2021	11/30/2020	$5.00	3,150	$15,750
#58PELE	11/25/2020	1958 Alifabolaget #635 Pelé Rookie Card graded PSA MINT 9	$288,000.00	1/11/2021	1/28/2021	11/10/2020	$10.00	31,500	$315,000

Series / Series Name	Qualification Date	Underlying Asset	Purchase Price	Opening Date	Closing Date	Date Underlying Asset Acquired	Offering Price per Interest	Membership Interests	Offering Size	Sale Price	Dividend Amount Per Interest
#09CURRY	1/8/2021	2009-10 UD Exquisite Stephen Curry #64 Autographed Rookie Card graded GEM MINT 9.5 by BGS	$22,800.00	1/25/2021	2/2/2021	12/18/2020	$10.00	2,500	$25,000
#84JORDAN	1/8/2021	Michael Jordan Photo-Matched 1984 Signing Day Chicago Bulls Official NBA Game Jersey	$312,500.00	1/21/2021	2/2/2021	12/11/2020	$25.00	15,000	$375,000
#09BEAUX	9/24/2020	One case of twelve (12) bottles of 2009 Vosne-Romanée Les Beaux Monts, Domaine Leroy	$29,475.00	1/4/2021	2/2/2021	10/9/2020	$5.00	6,800	$34,000
#KEROUAC	9/24/2020	1957 inscribed First Edition, Presentation Copy of "On the Road" by Jack Kerouac	$85,000.00	12/13/2020	2/7/2021	8/18/2020	$20.00	4,900	$98,000
#96JORDAN	1/8/2021	1996 Michael Jordan Game Worn and Dual Signed ‘Player Sample’ Air Jordan 11 “Concord”	$42,000.00	1/26/2021	2/7/2021	12/11/2020	$4.00	12,000	$48,000
#FEDERAL	11/25/2020	First Edition copy of The Federalist by Alexander Hamilton, James Madison, and John Jay	$120,000.00	1/25/2021	2/7/2021	10/20/2020	$15.00	10,000	$150,000
#62BOND	12/21/2020	1962 First Edition Presentation copy of The Spy Who Loved Me by Ian Fleming inscribed to Robert Kennedy	$76,454.70	12/30/2020	2/7/2021	11/30/2020	$6.00	15,500	$93,000
#71TOPPS	1/8/2021	1971 Topps Football Series 2 Wax Box Reviewed and Factory Sealed by BBCE	$60,000.00	1/18/2021	2/17/2021	12/18/2020	$4.00	17,000	$68,000
#DEATON	12/21/2020	Triceratops prorsus skull excavated from the Hell Creek Formation of North Dakota in 1999	$250,000.00	1/25/2021	2/17/2021	11/20/2020	$25.00	11,400	$285,000

Series / Series Name	Qualification Date	Underlying Asset	Purchase Price	Opening Date	Closing Date	Date Underlying Asset Acquired	Offering Price per Interest	Membership Interests	Offering Size	Sale Price	Dividend Amount Per Interest
#98ZELDA	1/8/2021	1998 N64 The Legend of Zelda: Ocarina of Time video game graded 9.6 A+ by Wata	$20,000.00	2/3/2021	2/17/2021	12/23/2020	$4.70	5,000	$23,500
#03JORDAN2	1/8/2021	2003-04 UD Exquisite Quad Patch #MJ Michael Jordan Game Used Patch Card graded NM-MT+ 8.5 by BGS	$36,000.00	2/9/2021	2/22/2021	12/18/2020	$4.20	10,000	$42,000
#WOLVERINE	1/8/2021	1974 Incredible Hulk #181 comic book graded NM/M 9.8 by CGC	$42,000.00	2/7/2021	2/22/2021	12/18/2020	$9.50	5,000	$47,500	$57,000	$10.86
#91JORDAN	1/8/2021	1991 Michael Jordan Game Worn Chicago Bulls Home Uniform graded A10 by MEARS	$67,200.00	1/31/2021	2/24/2021	12/18/2020	$7.00	10,000	$70,000
#79GRETZKY	1/8/2021	1979 Topps Wayne Gretzky #18 Rookie Card graded GEM-MT 10 by PSA	$720,000.00	2/5/2021	2/25/2021	12/18/2020	$40.00	20,000	$800,000
#17DUJAC	9/24/2020	Two cases of six (6) bottles of 2017 Chambertin, Domaine Dujac	$23,232.00	2/15/2021	3/8/2021	8/31/2020	$8.00	3,250	$26,000
#FAUBOURG2	9/24/2020	2019 Hermès 20cm Sellier Faubourg Blue Multicolor Birkin with Palladium Hardware	$150,000.00	12/28/2020	3/8/2021	9/11/2020	$15.00	11,000	$165,000
#MOSASAUR	1/8/2021	Mosasaur Halisaurus Arambourgi Skeleton	$17,812.50	2/21/2021	3/15/2021	12/11/2020	$5.00	6,000	$30,000
#92JORDAN	1/8/2021	1992 Michael Jordan Game Worn and Dual Signed Nike Air Jordan VII's	$36,000.00	2/23/2021	3/15/2021	12/11/2020	$6.00	7,000	$42,000
#14KOBE	1/8/2021	2014 Kobe Bryant Game Worn and Signed Lakers Jersey	$69,300.00	2/14/2021	3/15/2021	12/18/2020	$8.00	9,750	$78,000
#03LEBRON3	1/8/2021	2003-04 SP Authentic #148 LeBron James Autographed Rookie Card graded PRISTINE 10 by BGS	$204,000.00	2/12/2021	3/15/2021	12/18/2020	$23.00	10,000	$230,000
#95TOPSUN	2/23/2021	1995 Sealed Topsun Pokémon Booster Box, 1st Edition Box A	$50,000.00	3/2/2021	3/15/2021	1/8/2021	$6.00	10,000	$60,000

Series / Series Name	Qualification Date	Underlying Asset	Purchase Price	Opening Date	Closing Date	Date Underlying Asset Acquired	Offering Price per Interest	Membership Interests	Offering Size	Sale Price	Dividend Amount Per Interest
#OPEECHEE	1/8/2021	1979-80 O-Pee-Chee Wax Box Reviewed and Factory Sealed by BBCE	$252,000.00	2/19/2021	3/16/2021	12/18/2020	$30.00	10,000	$300,000
#59BOND	12/21/2020	1959 First Edition Dedication copy of Goldfinger by Ian Fleming	$68,220.94	2/24/2021	3/16/2021	11/30/2020	$8.00	10,250	$82,000
#09TROUT2	2/23/2021	2009 Bowman Chrome Mike Trout Xfractor graded BGS 9.5	$50,000.00	2/28/2021	3/16/2021	1/14/2021	$5.00	11,200	$56,000
#ROCKETBOX	2/23/2021	2000 Pokémon Team Rocket 1st Edition Factory Sealed Booster Box	$25,100.00	3/10/2021	3/22/2021	12/30/2020	$6.00	4,750	$28,500
#94JORDAN	1/8/2021	1994 Michael Jordan Game Worn, Signed and Photo-Matched Air Jordan Baseball Cleats	$73,200.00	2/16/2021	3/22/2021	12/18/2020	$8.50	10,000	$85,000
#85MJPROMO	2/23/2021	1985 Nike Promo Michael Jordan Bulls RC Rookie graded PSA 10	$22,500.00	3/7/2021	4/6/2021	1/14/2021	$8.00	3,500	$28,000
#17MAHOMES	2/23/2021	2017 National Treasures Black #161 Patrick Mahomes II Rookie Patch Autograph Card graded BGS NM-MT 8	$215,000.00	2/27/2021	4/6/2021	1/8/2021	$12.00	25,000	$300,000
#76PAYTON	2/23/2021	1976 Topps #148 Walter Payton Rookie Card Graded PSA GEM MT 10	$53,500.00	3/9/2021	4/6/2021	1/18/2021	$6.50	10,000	$65,000
#11BELAIR	9/24/2020	One case of twelve (12) bottles of 2011 Vosne-Romanée Aux Reignots, Domaine du Comte Liger-Belair	$18,995.00	3/10/2021	4/6/2021	10/9/2020	$11.00	2,000	$22,000
#16KOBE	10/28/2020	Four Signed Hardwood Panels from the Staples Center Basketball Court used during Kobe Bryant’s Farewell Game	$631,200.00	3/5/2021	4/6/2021	10/28/2020	$8.00	100,000	$800,000
#FANFOUR5	2/23/2021	1962 Marvel Fantastic Four #5 comic book graded CGC NM 9.2	$72,000.00	3/3/2021	4/6/2021	1/22/2021	$8.00	10,000	$80,000

Series / Series Name	Qualification Date	Underlying Asset	Purchase Price	Opening Date	Closing Date	Date Underlying Asset Acquired	Offering Price per Interest	Membership Interests	Offering Size	Sale Price	Dividend Amount Per Interest
#86DK3	2/23/2021	1986 Donkey Kong 3 Sealed [Hangtab, 2 Code, Mid-Production], NES Nintendo graded Wata 9.2 A+	$38,400.00	3/1/2021	4/6/2021	1/22/2021	$10.00	4,350	$43,500
#18LUKA	2/23/2021	2018 Panini Prizm Signatures Black Label Luka Doncic Rookie card #3 Graded BGS PRISTINE 10	$22,322.22	3/14/2021	4/6/2021	1/20/2021	$5.00	5,300	$26,500
#MARADONA	2/23/2021	1979 Panini Calciatori Soccer Diego Maradona Rookie RC #312 graded PSA 9 MINT	$11,211.00	3/16/2021	4/9/2021	12/27/2020	$7.00	2,000	$14,000
#68RYAN	2/23/2021	1968 Topps #177 Nolan Ryan Rookie Card Graded PSA MINT 9	$60,000.00	3/17/2021	4/9/2021	1/30/2021	$7.00	10,000	$70,000
#99CHARZRD	2/23/2021	1999 Pokémon Charizard #4 First Edition Base Set Hologram Trading Card published by Wizards of the Coast graded PSA GEM MT 10	$300,000.00	3/20/2021	4/9/2021	1/22/2021	$10.00	35,000	$350,000
#96KOBE	2/23/2021	1996 Finest Refractors (With Coating) #269 Gold Kobe Bryant Rookie Card Graded BGS GEM MINT 9.5	$67,200.00	3/24/2021	4/9/2021	2/5/2021	$11.00	7,000	$77,000
#POKEYELOW	2/23/2021	1999 Nintendo Game Boy Pokémon Yellow [Pixel ESRB, Early Production] Graded Wata 9.6 A++	$46,500.00	3/23/2021	4/13/2021	1/22/2021	$5.00	11,000	$55,000
#POKELUGIA	2/23/2021	2000 Neo Genesis 1st Edition Holo Lugia #9 Graded PSA GEM MINT 10	$95,000.00	3/15/2021	4/13/2021	1/26/2021	$11.00	10,000	$110,000
#48JACKIE	1/8/2021	1948 Leaf Jackie Robinson #79 Rookie Card graded NM-MT 8 by PSA	$340,000.00	1/29/2021	4/15/2021	12/18/2020	$20.00	18,750	$375,000
#VANHALEN	1/8/2021	2008 Eddie Van Halen Concert Played and Signed Charvel EVH Art Series One-of-a-Kind Guitar	$54,000.00	2/2/2021	4/15/2021	12/18/2020	$12.40	5,000	$62,000

Series / Series Name	Qualification Date	Underlying Asset	Purchase Price	Opening Date	Closing Date	Date Underlying Asset Acquired	Offering Price per Interest	Membership Interests	Offering Size	Sale Price	Dividend Amount Per Interest
#XMEN1	12/21/2020	1963 X-Men #1 CGC NM 9.4 comic book	$215,000.00	3/13/2021	4/15/2021	11/13/2020	$20.00	12,000	$240,000	$325,000	$25.21
Total 1/1/2021 – 6/30/2021		67 Series	$6,894,862.27	-	-	-	-	-	-	-	-
Total 1/1/2020 – 6/30/2020		29 Series	$1,364,5000	-	-	-	-	-	-	-	-

Operating Results for the Current Period and the Prior Period

Changes in operating results are impacted significantly by any increase in the number of Underlying Assets that the Company, through the Asset Manager, operates and manages. During the Current Period the Company engaged in acquiring Underlying Assets, entering into Purchase and Purchase Option Agreements, launching Offerings, Closing Offerings, qualifying but not yet launching Offerings and selling Underlying Assets. Additional information can be found below in the Asset Acquisitions, Purchase Options and Asset Sales subsection and the Trend Information subsection or above in the Master Series Table.

Revenues

Revenues are generated at the Company or the Series level. No revenue models have been developed at the Company or Series level and we do not expect either the Company or any of its Series to generate any revenues for some time. We will update the appropriate disclosure at such time as revenue models have been developed.

Operating Expenses

The Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses of our accompanying Notes to the Consolidated Financial Statements) incurred prior to the Closing of an Offering related to any of the Underlying Assets are being paid by the Manager and recognized by the Company as capital contributions and will not be reimbursed by the Series. Each Series of the Company will be responsible for its own Operating Expenses beginning on the Closing date of the Offering for such Series Interests. However, the Manager has agreed to pay and not be reimbursed for certain but not all expenses such as post-closing Operating Expenses incurred and recorded by Series’ of the Company through the Current Period and Prior Period. These are accounted for as capital contributions by each respective Series.

Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses of our accompanying Notes to the Consolidated Financial Statements) for the Company and all of the Series are summarized by category for the Current Period and the Prior Period are as follows:

Total Operating Expense
	6/30/2021	6/30/2020	Difference	% Change	Note
Storage	$ 17,701	$ 4,771	$ 12,930	271%	The increase is due to an increase of the number of assets
Transportation	1,247	402	846	210%	The increase is due to an increase of the number of assets
Insurance	82,886	15,779	67,107	425%	The increase is due to an increase of the number of assets
Professional Fees	91,704	14,412	77,293	536%	The increase is due to an increase of the number of assets
Marketing Expense	40,226	2,586	37,640	1456%	The increase is due to an increase of the number of assets
Total Operating Expense	$ 233,764	$ 37,950	$ 195,814	2899%

The following table represents Operating Expenses by Series for the Current and Prior Period:

Operating Expenses
Applicable Series	6/30/2021	6/30/2020
#52MANTLE	$1,209	$1,459
#71MAYS	858	964
#RLEXPEPSI	679	715
#10COBB	776	840
#POTTER	662	786
#TWOCITIES	615	635
#FROST	613	630
#BIRKINBLU	863	979
#SMURF	739	803
#70RLEX	937	723
#EINSTEIN	679	632
#HONUS	2,947	4,035
#75ALI	819	1,018
#71ALI	-	210
#APROAK	961	1,191
#88JORDAN	694	686
#BIRKINBOR	841	853
#33RUTH	959	1,048
#SPIDER1	622	460
#BATMAN3	672	648
#ULYSSES	624	407
#ROOSEVELT	619	399
#56MANTLE	654	445
#AGHOWL	618	393
#98JORDAN	-	374
#18ZION	675	340
#SNOOPY	713	354
#APOLLO11	753	318
#24RUTHBAT	1,798	2,328
#YOKO	615	177
#86JORDAN	-	205
#HULK1	682	316
#RUTHBALL1 (1)	739	272
#HIMALAYA	1,335	1,204
#38DIMAGGIO	706	198
#55CLEMENTE	781	285
#LOTR	629	137
#CATCHER	614	97
#BOND1	637	164
#SUPER21	610	58
#BATMAN1	666	192
#BIRKINTAN	723	62
#GMTBLACK1	727	166
#61JFK	619
#POKEMON1	1,166
#50JACKIE	-
#LINCOLN	662
#STARWARS1	613
#68MAYS	762
#56TEDWILL	988
#TMNT1	569
#CAPTAIN3	636
#51MANTLE	750
#CHURCHILL	610
#SHKSPR4	699
#03KOBE	902
#03LEBRON	813
#03JORDAN	851

Operating Expenses (Continued)
Applicable Series	6/30/2021	6/30/2020
#39TEDWILL	742
#94JETER	795
#2020TOPPS	1,072
#FANFOUR1	622
#85MARIO	1,274
#TOS39	712
#DAREDEV1	613
#05LATOUR	618
#16SCREAG	679
#14DRC	713
#86RICE	706
#57MANTLE	650
#FAUBOURG	1,265
#SOBLACK	960
#GATSBY	771
#93DAYTONA	634
#09TROUT	1,668
#57STARR	650
#AF15	666
#03KOBE2	794
#JOBSMAC	766
#16PETRUS	694
#ALICE	612
#SPIDER10	620
#62MANTLE	1,232
#BATMAN6	625
#CLEMENTE2	894
#SUPER14	712
#79STELLA	1,304
#TKAM	630
#DIMAGGIO2	683
#13BEAUX	654
#88MARIO	-
#ANMLFARM	612
#NASA1	1,786
#00BRADY	777
#85NES	724
#JUSTICE1	775
#69KAREEM	805
#59JFK	640
#04LEBRON	902
#85JORDAN	1,860
#GOLDENEYE	709
#MOONSHOE	1,328
#03LEBRON2	1,119
#GRAPES	632
#34GEHRIG	751
#98KANGA	1,316
#06BRM	639
#DUNE	613
#86FLEER	1,383
#WILDGUN	714
#58PELE2	794
#18LAMAR	-
#13GIANNIS	747
#AVENGERS1	774
#04MESSI	571
#AVENGE57	580
#03TACHE	722
#99TMB2	809

Operating Expenses (Continued)
Applicable Series	6/30/2021	6/30/2020
#PUNCHOUT	947
#BULLSRING	1,733
#70AARON	649
#96CHARZRD	843
#01TIGER	645
#ICECLIMB	891
#09COBB	682
#51HOWE	738
#96JORDAN2	952
#JUNGLEBOX	683
#59FLASH	578
#FOSSILBOX	617
#THOR	527
#POKEBLUE	611
#98GTA	579
#PICNIC	747
#DOMINOS	556
#58PELE	1,885
#09CURRY	695
#84JORDAN	2,055
#09BEAUX	556
#KEROUAC	541
#96JORDAN	807
#FEDERAL	591
#62BOND	550
#71TOPPS	766
#DEATON	2,102
#98ZELDA	577
#03JORDAN2	602
#WOLVERINE	467
#91JORDAN	864
#79GRETZKY	3,794
#17DUJAC	413
#FAUBOURG2	502
#MOSASAUR	1,281
#92JORDAN	614
#14KOBE	776
#03LEBRON3	1,396
#95TOPSUN	586
#09TROUT2	571
#59BOND	419
#OPEECHEE	1,541
#ROCKETBOX	456
#94JORDAN	766
#18LUKA	465
#86DK3	451
#FANFOUR5	344
#16KOBE	3,250
#11BELAIR	290
#76PAYTON	514
#17MAHOMES	1,264
#85MJPROMO	469
#96KOBE	625
#99CHARZRD	1,584
#68RYAN	516
#MARADONA	333
#POKEYELOW	458
#POKELUGIA	645
#XMEN1	383
#VANHALEN	308
#48JACKIE	1,849
RSE Archive	88,046	9,744
Total Operating Expenses	$233,764	$37,950

(1)Restated, see Note J to the Consolidated Financial Statements

During the six-month period ended June 30, 2020, the Company recognized an impairment loss on the Series #RUTHBALL1’s underlying asset of $27,006 due to an authenticity issue as the underlying asset was likely forged when it was acquired in April 2020. See Note J of the Consolidated Financial Statements for additional information.

Asset Acquisitions, Purchase Options and Asset Sales

Details of the Underlying Assets acquired or for which we entered into purchase option agreements or purchase agreements during the Current Period, and the Prior Period, are listed in the Master Series Table and summarized in the table below. We typically acquire Underlying Assets through the following methods.

•Upfront purchase – we acquire the Underlying Asset outright prior to launch of the Offering, financed through loans made by affiliates of the Manager, third-party lenders or through non-interest-bearing payments from the Asset Manager.

•Purchase option agreement – we enter into a purchase option which gives us the right, but not the obligation, to purchase a specific Underlying Asset, typically through the proceeds of the Offering for the Series related to the Underlying Asset.

•Purchase agreement – we enter into a purchase agreement, which obligates us to acquire the Underlying Asset, but typically with a significant payment delay, with the goal of raising the capital through the Offering of the Series related to the Underlying Asset.

In addition to acquiring Underlying Assets, from time to time the Company receives take-over offers for certain Underlying Assets. Per the terms of the Company’s Second Amended and Restated Limited Liability Company Agreement (the “Operating Agreement”), the Company, together with the Manager’s Advisory Board evaluates the offers and determines if it is in the interest of the Investors to sell the Underlying Asset. In certain instances, the Company may decide to sell an Underlying Asset that is on the books of the Company but not yet transferred to a particular Series, because no Offering has yet occurred. In these instances, the anticipated Offering related to such Underlying Assets will be cancelled.

Details on the Underlying Assets acquired or for which we entered into purchase option agreements or purchase agreements, or which have subsequently been sold, are listed in the Master Series Table and summarized in the table below.

	# of Assets Sold	Total Value of Assets Sold ($)	# of Assets Acquired	Total Value Assets Acquired ($)	# of Purchase Option Agreements	Total Value of Purchase Option Agreements ($)	# of Purchase Agreements	Total Value of Purchase Agreements ($)	Grand Total #	Grand Total Value ($)
1/1/2021- 6/30/2021	(7)	($688,800)	66	$8,229,361	0	$0	36	$4,475,750	95	$12,016,311
1/1/2020 – 6/30/2020	(3)	($185,500)	9	$281,400	12	$1,003,700	29	$1,464,352	47	$2,563,952

Note: Table represents agreements signed within the respective periods and value of Underlying Assets represented by the agreements.

The following table shows the assets that were sold during the Current Period:

Series	Underlying Asset	Date of Sale Agreement	Total Sale Price	Initial Purchase Price	Carrying Value	Gain on Sale / (Loss)	Corporate Level Taxes on Gain on Sale	Total Initial Offering Price / Per Interest	Total Distribution to Investors / Per Interest
#58PELE2	1958 Editora Aquarela Pelé Card graded PSA NM 7	2/26/2021	$62,000	$22,800	$22,800	$39,200	$8,102	$26,500 / $5.00	$54,630 / $10.30
#AF15	1962 Amazing Fantasy #15 CGC VF 8.0 comic book	6/7/2021	$240,000	$189,000	$189,000	$51,000	$10,518	$200,000 / $25.00	$229,840 / $28.73
#TMNT1	1984 Teenage Mutant Ninja Turtles #1 CGC VF/NM 9.8 comic book	6/7/2021	$100,000	$59,000	$59,000	$41,000	$8,405	$65,000 / $65.00	$91,990 / $91.99

Series	Underlying Asset	Date of Sale Agreement	Total Sale Price	Initial Purchase Price	Carrying Value	Gain on Sale / (Loss)	Corporate Level Taxes on Gain on Sale	Total Initial Offering Price / Per Interest	Total Distribution to Investors / Per Interest
#FANFOUR1	1961 Fantastic Four #1 CGC VF+ 8.5 comic book	6/14/2021	$126,000	$100,000	$100,063	$25,937	$5,216	$105,000 / $52.50	$121,260 / $60.63
#XMEN1	1963 X-Men #1 CGC NM 9.4 comic book	6/21/2021	$325,000	$215,000	$215,000	$110,000	$23,070	$240,000 / $20.00	$302,520 / $25.21
#APROAK	Audemars Piguet Royal Oak Jumbo A-Series Ref.5402	6/28/2021	$110,000	$72,500	$72,500	$37,500	$7,264	$75,000 / $75.00	$103,970 / $103.97
1962 Amazing Fantasy #15 CGC VG+ 4.5 (1)		3/10/2021	$26,100	$30,500	$26,100			Initial Purchase Price: $30,500

(1): At the time of the sale the Underlying Asset was still owned by RSE Archive, LLC and not by any Series.

The following table shows the assets that were sold during the Prior Period:

Series	Underlying Asset	Date of Sale Agreement	Total Sale Price	Initial Purchase Price	Carrying Value	Gain on Sale / (Loss)	Corporate Level Taxes on Gain on Sale	Total Initial Offering Price / Per Interest	Total Distribution to Investors / Per Interest
#71ALI	1971 “Fight of the Century” Contract	2/7/2020	$40,000	$27,500	$27,500	$8,950	$3,005	$31,000 / $15.50	$38,595 / $19.29
#98JORDAN	1998 Michael Jordan Jersey	5/11/2020	$165,000	$120,000	$120,000	$44,935	$9,408	$128,000 / $64.00	$157,328 / $78.65
#86JORDAN	1986 Fleer #57 Michael Jordan Card	6/1/2020	$80,000	$38,000	$38,000	$41,948	$8,816	$40,000 / $40.00	$71,649 / $71.64

For all series for which assets were sold during the Current Period and the Prior Period, the average distribution to investors per Interest per Series was $53.47 and $56.52, respectively.

The Series designated in the table below have sold their primary operating asset during the Current Period and Prior Period. As a result, the Company has recorded a provision for income taxes using an effective tax rate as shown below:

Provision for income taxes in Current Period
Series #	#58PELE2	#TMNT1	#AF15	#FANFOUR1	#XMEN1	#APROAK
Income before provision for income taxes	$ 38,406	$ 40,431	$ 50,334	$ 25,314	$ 109,617	$ 36,539
Applicable federal and state statutory rates (1)	21%	21%	21%	21%	21%	21%
	8,116	8,540	10,621	5,366	23,070	7,723
Reversal of prior year valuation allowance	(14)	(135)	(103)	(150)	-	(459)
Provision for income taxes	$ 8,102	$ 8,405	$ 10,518	$ 5,216	$ 23,070	$ 7,264

Provision for income taxes in Prior Period
Series #	#71ALI	#98JORDAN	#86JORDAN
Income before provision for income taxes	$ 8,741	$ 44,561	$ 41,948
Applicable federal and state statutory rates (1)	35%	21%	21%
	3,017	9,408	8,816
Reversal of prior year valuation allowance	(12)	-	-
Provision for income taxes	$ 3,005	$ 9,408	$ 8,816

(1)State tax rate is only included when an asset is sold in New York state.

See “Note C - Related Party Transactions”, “Note D - Debt”, “Note A – Description of Organization and Business Operations - Asset Dispositions” and “Note J – Restatement” of our accompanying Notes to Consolidated Financial Statements for additional information on asset acquisitions.

Liquidity and Capital Resources

From inception, the Company and each Series have financed their business activities through capital contributions to the Company and individual Series from the Manager (or its affiliates). Until such time as the Series’ have the capacity to generate cash flows from operations, the Manager may cover any deficits through additional capital contributions or the issuance of additional Interests in any individual Series. In addition, parts of the proceeds of future Offerings for individual Series may be used to create reserves for future Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses of our accompanying Notes to the Consolidated Financial Statements) for such individual Series at the sole discretion of the Manager.

The Company has experienced recurring net losses and negative operating cash flows since inception and neither the Company nor any of the Series has generated revenues or profits in the Current Period or Prior Period, except for certain Underlying Assets that were sold for gains (see Note A – Description of Organization and Business Operations – Asset Dispositions of our accompanying Notes to the Consolidated Financial Statements).

On a total consolidated basis, the Company generated the following: Income / (Loss), Net Working Capital, and Accumulated Deficits. Additionally, each listed Series for which an Underlying Asset was owned as of the end of the Current Period and the end of the Prior Period has incurred net losses since their respective dates of acquisition and have an accumulated deficit at the end of the Current Period and at the end of the Prior Period.

Period	Income / (Loss)	Net Working Capital	Accumulated Deficit
1/1/2021 – 6/30/2021	($336,986)	($13,608,697)	($757,059) (1)
1/1/2020 – 6/30/2020	$9,588 (1)	($1,708,323)	($72,213) (1)

(1): Restated, see Note J to the Consolidated Financial Statements.

All of the liabilities on the balance sheet as of the end of the Current Period are obligations to third parties or the Manager. All of these liabilities, other than ones for which the Manager does not seek reimbursement, will be covered through the proceeds of future Offerings for the various Series of Interests. RSE Markets, Inc. has agreed to provide the Company and each Series the financial support sufficient to meet the Company’s and each Series’ financial needs for the twelve months following the date of this filing.

Cash and Cash Equivalent Balances

As of the end of the Current Period and Prior Year, the Company and the Series for which Closings had occurred, had cash or cash equivalents balances as follows:

Cash Balance
Applicable Series	6/30/2021	12/31/2020
#52MANTLE	$1,450	$1,450
#71MAYS	1,600	1,600
#RLEXPEPSI	300	300
#10COBB	1,545	1,545
#POTTER	1,095	1,095
#TWOCITIES	1,495	1,495
#FROST	1,695	1,695
#BIRKINBLU	1,250	1,250
#SMURF	1,250	1,250
#70RLEX	1,172	1,200
#EINSTEIN	1,750	1,750
#HONUS	5,300	5,300
#75ALI	938	1,003
#71ALI	6,555	6,555
#APROAK	1,250	1,250
#88JORDAN	1,003	1,003
#BIRKINBOR	1,203	1,203
#33RUTH	1,003	1,003
#SPIDER1	1,003	1,003
#BATMAN3	1,003	1,003
#ULYSSES	1,950	1,950
#ROOSEVELT	400	400
#56MANTLE	1,050	1,050
#AGHOWL	1,703	1,703
#98JORDAN	9,408	9,408
#18ZION	605	650
#SNOOPY	800	800
#APOLLO11	1,050	1,050
#24RUTHBAT	997	1,003
#YOKO	1,750	1,750
#86JORDAN	8,851	8,851
#HULK1	294	300
#RUTHBALL1 (1)	694	700
#HIMALAYA	1,203	1,203
#38DIMAGGIO	594	600
#55CLEMENTE	594	600
#LOTR	563	563
#CATCHER	213	213
#BOND1	463	463
#SUPER21	277	300
#BATMAN1	457	534
#BIRKINTAN	456	700
#GMTBLACK1	604	634
#61JFK	334	334
#POKEMON1	534	534
#50JACKIE	833	833
#LINCOLN	634	634
#STARWARS1	269	269
#68MAYS	437	520
#56TEDWILL	520	520
#TMNT1	8,410	400
#CAPTAIN3	77	100
#51MANTLE	520	520
#CHURCHILL	220	220
#SHKSPR4	400	400
#03KOBE	460	460
#03LEBRON	520	520
#03JORDAN	520	520

Cash Balance (Continued)
Applicable Series	6/30/2021	12/31/2020
#39TEDWILL	600	600
#94JETER	460	460
#2020TOPPS	150	150
#FANFOUR1	5,211	471
#85MARIO	460	460
#TOS39	460	460
#DAREDEV1	320	320
#05LATOUR	430	430
#16SCREAG	430	430
#14DRC	430	430
#86RICE	460	460
#57MANTLE	400	400
#FAUBOURG	560	560
#SOBLACK	520	520
#GATSBY	520	520
#93DAYTONA	600	600
#09TROUT	400	400
#57STARR	400	400
#AF15	10,560	400
#03KOBE2	400	400
#JOBSMAC	400	400
#16PETRUS	430	430
#ALICE	520	520
#SPIDER10	400	400
#62MANTLE	460	460
#BATMAN6	320	320
#CLEMENTE2	400	400
#SUPER14	460	460
#79STELLA	572	600
#TKAM	534	534
#DIMAGGIO2	321	321
#13BEAUX	400	4,400
#88MARIO	7,364	60,400
#ANMLFARM	100	100
#NASA1	300	300
#00BRADY	339	339
#85NES	400	400
#JUSTICE1	400	400
#69KAREEM	339	339
#59JFK	400	400
#04LEBRON	400	400
#85JORDAN	600	600
#GOLDENEYE	326	326
#MOONSHOE	420	420
#03LEBRON2	320	320
#GRAPES	400	400
#34GEHRIG	339	339
#98KANGA	420	420
#06BRM	400	400
#DUNE	460	460
#86FLEER	805	805
#WILDGUN	400	400
#58PELE2	8,175	805
#18LAMAR	7,278	7,278
#13GIANNIS	320	-
#AVENGERS1	460	-
#04MESSI	805	-
#AVENGE57	400	-
#03TACHE	400	-
#99TMB2	340	-

Cash Balance (Continued)
Applicable Series	6/30/2021	12/31/2020
#PUNCHOUT	448	-
#BULLSRING	900	-
#70AARON	340	-
#96CHARZRD	348	-
#01TIGER	366	-
#ICECLIMB	400	-
#09COBB	367	-
#51HOWE	1,005	-
#96JORDAN2	300	-
#JUNGLEBOX	418	-
#59FLASH	367	-
#FOSSILBOX	355	-
#THOR	400	-
#POKEBLUE	448	-
#98GTA	355	-
#PICNIC	400	-
#DOMINOS	300	-
#58PELE	805	-
#09CURRY	300	-
#84JORDAN	300	-
#09BEAUX	426	-
#KEROUAC	400	-
#96JORDAN	448	-
#FEDERAL	420	-
#62BOND	711	-
#71TOPPS	500	-
#DEATON	400	-
#98ZELDA	600	-
#03JORDAN2	300	-
#WOLVERINE	367	-
#91JORDAN	359	-
#79GRETZKY	1,233	-
#17DUJAC	426	-
#FAUBOURG2	400	-
#MOSASAUR	400	-
#92JORDAN	448	-
#14KOBE	500	-
#03LEBRON3	500	-
#95TOPSUN	468	-
#09TROUT2	453	-
#59BOND	348	-
#OPEECHEE	500	-
#ROCKETBOX	325	-
#94JORDAN	391	-
#18LUKA	388	-
#86DK3	378	-
#FANFOUR5	378	-
#16KOBE	300	-
#11BELAIR	400	-
#76PAYTON	464	-
#17MAHOMES	468	-
#85MJPROMO	368	-
#96KOBE	378	-
#99CHARZRD	729	-
#68RYAN	378	-
#MARADONA	329	-
#POKEYELOW	468	-
#POKELUGIA	468	-
#XMEN1	22,880	-
#VANHALEN	300	-
#48JACKIE	400	-
Total Series Cash Balance	$195,351	$170,336
RSE Archive	158,287	31,545
Total Cash Balance	$353,639	$201,881

Note: Only includes Series for which an Offering has closed. RSE Archive cash balance represents loans or capital contributions to be used for future payment of Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses of our accompanying Notes to the Consolidated Financial Statements).

(1)Restated, see Note J to the Consolidated Financial Statements

Financial Obligations of the Company

On December 20, 2019 RSE Markets and Rally Holdings entered into a $2.25 million demand note (the “DN”) with Upper90 Fund, LP. The DN allowed RSE Markets to draw up to 100% of the value of the Underlying Assets for any asset held on the books of the Company. Interest on any amounts outstanding under the DN accrued at a fixed per annum rate of 15.00%. The Company was also jointly and severally liable for any amounts outstanding under this DN.

On November 24, 2020 RSE Markets and Rally Holdings entered into a $10.0 million credit facility (the “CF”) with Upper90 Capital Management, LP, which replaced the DN. While amounts borrowed under the CF can be used to make purchases of Collectible Assets to become Underlying Assets, neither the Company nor any Series is a borrower under the CF, neither is responsible for repayment of any amounts outstanding, and both are no longer jointly and severally liable under the CF. The CF has an interest rate of 15.00% per annum, maturity date of the earlier of (i) the two-year anniversary of the Credit Date therefor, and (ii) November 24, 2024 (or such earlier date on which the Loans become due and payable), and it contains customary covenants and indemnification obligations. For further information on the CF, please see the Amended and Restated Upper90 Secured Demand Promissory Note and the Upper90 Credit and Guaranty Agreement attached hereto as Exhibits 6.5 and 6.6, respectively.

From time to time the Asset Manager, affiliates of the Manager or third parties may make non-interest-bearing payments or loans to the Company to acquire an Underlying Asset prior to the Closing of an Offering for the respective Series. In such cases, the respective Series would repay any such non-interest-bearing payments or loans plus accrued interest, as the case may be, used to acquire its respective Underlying Asset with proceeds generated from the Closing of the Offering for Interests of such Series. No Series will have any obligation to repay a loan incurred by the Company to purchase an Underlying Asset for another Series.

See “Note A – Description of Organization and Business Operations – Liquidity and Capital Resources” and “Note D – Debt” of our accompanying Notes to the Consolidated Financial Statements for additional information.

Recent Developments

The following sets forth updated information with respect to events that have occurred since June 30, 2021.

Event	Description
Offerings Opened	12
Offerings Closed	37
Underlying Assets Purchased	1 Purchase Agreement signed 0 Purchase Option Agreements signed 0 Upfront Purchase Agreements signed
Underlying Assets Sold	6
Acquisition Expenses	$654

ITEM 3.  FINANCIAL STATEMENTS

CONTENTS

PAGE

RSE ARCHIVE, LLC AND VARIOUS SERIES:

Consolidated Balance Sheets

as of June 30, 2021 (unaudited, restated) and December 31, 2020 (restated)F-1

Consolidated Statements of Operations

for the six months ended June 30, 2021 (unaudited) and 2020 (unaudited, restated)F-47

Consolidated Statements of Members’ Equity / (Deficit)

for the six months ended June 30, 2021 (unaudited, restated) and 2020 (unaudited, restated)F-86

Consolidated Statements of Cash Flows

for the six months ended June 30, 2021 (unaudited) and 2020 (unaudited, restated)F-101

Notes to Consolidated Financial Statements F-140

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2021 (unaudited)

	Series #52MANTLE	Series #71MAYS	Series #RLEXPEPSI	Series #10COBB	Series #POTTER	Series #TWOCITIES
Assets
Current Assets
Cash and Cash Equivalents	$1,450	$1,600	$300	$1,545	$1,095	$1,495
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	1,220	513	164	694	1,418	270
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	2,670	2,113	464	2,239	2,513	1,765
Other Assets
Collectible Assets - Deposit	-	-	-	-	-	-
Collectible Assets - Owned	125,000	52,500	16,800	35,000	70,100	12,100
TOTAL ASSETS	$127,670	$54,613	$17,264	$37,239	$72,613	$13,865

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	-	-	-	-	-
Member's Equity
Membership Contributions	126,600	54,100	17,100	36,600	70,740	13,800
Capital Contribution for Operating Expense	5,627	3,529	2,476	3,335	3,757	2,282
Capital Contribution for loss at Offering close	-	-	-	-	510	-
Distribution to RSE Archive	-	-	-	(55)	(55)	(205)
Retained Earnings/(Accumulated Deficit)	(4,557)	(3,017)	(2,312)	(2,641)	(2,339)	(2,012)
Members' Equity	127,670	54,613	17,264	37,239	72,613	13,865
TOTAL LIABILITIES AND MEMBERS' EQUITY	$127,670	$54,613	$17,264	$37,239	$72,613	$13,865

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2021 (unaudited)

	Series #FROST	Series #BIRKINBLU	Series #SMURF	Series #70RLEX	Series #EINSTEIN	Series #HONUS
Assets
Current Assets
Cash and Cash Equivalents	$1,695	$1,250	$1,250	$1,172	$1,750	$5,300
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	225	537	288	175	247	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	1,920	1,787	1,538	1,347	1,997	5,300
Other Assets
Collectible Assets - Deposit	-	-	-	-	-	-
Collectible Assets - Owned	10,100	55,500	29,500	17,928	11,100	500,028
TOTAL ASSETS	$12,020	$57,287	$31,038	$19,275	$13,097	$505,328

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	-	-	-	-	-	3,752
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	-	-	-	-	3,752
Member's Equity
Membership Contributions	12,000	56,750	30,750	19,250	13,000	505,328
Capital Contribution for Operating Expense	2,224	3,498	2,920	2,637	2,249	7,527
Capital Contribution for loss at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(205)	-	-	(150)	(150)	-
Retained Earnings/(Accumulated Deficit)	(2,000)	(2,961)	(2,632)	(2,463)	(2,002)	(11,279)
Members' Equity	12,020	57,287	31,038	19,275	13,097	501,576
TOTAL LIABILITIES AND MEMBERS' EQUITY	$12,020	$57,287	$31,038	$19,275	$13,097	$505,328

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2021 (unaudited)

	Series #75ALI	Series #71ALI	Series #APROAK	Series #88JORDAN	Series #BIRKINBOR	Series #33RUTH
Assets
Current Assets
Cash and Cash Equivalents	$938	$6,555	$1,250	$1,003	$1,203	$1,003
Accounts Receivable	-	-	6,030	-	-	-
Pre-paid Insurance	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	938	6,555	7,280	1,003	1,203	1,003
Other Assets
Collectible Assets - Deposit	-	-	-	-	-	-
Collectible Assets - Owned	44,065	-	-	20,000	50,000	74,000
TOTAL ASSETS	$45,003	$6,555	$7,280	$21,003	$51,203	$75,003

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$3,550	$-	$-	$-	$-
Insurance Payable	534	-	-	243	608	883
Income Taxes Payable	-	3,005	7,264	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	534	6,555	7,264	243	608	883
Member's Equity
Membership Contributions	45,040	-	-	21,050	51,250	75,050
Capital Contribution for Operating Expense	2,189	-	-	1,847	1,981	2,128
Capital Contribution for loss at Offering close	10	-	-	-	-	-
Distribution to RSE Archive	-	-	-	(47)	(47)	(47)
Retained Earnings/(Accumulated Deficit)	(2,770)	-	16	(2,089)	(2,589)	(3,012)
Members' Equity	44,469	-	16	20,760	50,595	74,119
TOTAL LIABILITIES AND MEMBERS' EQUITY	$45,003	$6,555	$7,280	$21,003	$51,203	$75,003

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2021 (unaudited)

	Series #SPIDER1	Series #BATMAN3	Series #ULYSSES	Series #ROOSEVELT	Series #56MANTLE	Series #AGHOWL
Assets
Current Assets
Cash and Cash Equivalents	$1,003	$1,003	$1,950	$400	$1,050	$1,703
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	13	48	494	382	-	348
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	1,016	1,051	2,444	782	1,050	2,051
Other Assets
Collectible Assets - Deposit	-	-	-	-	-	-
Collectible Assets - Owned	20,000	75,000	22,100	17,200	9,000	15,600
TOTAL ASSETS	$21,016	$76,051	$24,544	$17,982	$10,050	$17,651

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	-	-	-	-	107	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	-	-	-	107	-
Member's Equity
Membership Contributions	21,050	76,050	24,050	17,797	9,400	17,500
Capital Contribution for Operating Expense	1,733	2,105	2,159	2,027	1,641	1,984
Capital Contribution for loss at Offering close	-	-	-	-	650	-
Distribution to RSE Archive	(47)	(47)	-	(197)	-	(197)
Retained Earnings/(Accumulated Deficit)	(1,720)	(2,057)	(1,665)	(1,645)	(1,748)	(1,636)
Members' Equity	21,016	76,051	24,544	17,982	9,943	17,651
TOTAL LIABILITIES AND MEMBERS' EQUITY	$21,016	$76,051	$24,544	$17,982	$10,050	$17,651

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2021 (unaudited)

	Series #98JORDAN	Series #18ZION	Series #SNOOPY	Series #APOLLO11	Series #24RUTHBAT	Series #YOKO
Assets
Current Assets
Cash and Cash Equivalents	$9,408	$605	$800	$1,050	$997	$1,750
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	132	234	293	-	281
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	9,408	737	1,034	1,343	997	2,031
Other Assets
Collectible Assets - Deposit	-	-	-	-	-	-
Collectible Assets - Owned	-	13,545	24,000	30,000	250,006	12,600
TOTAL ASSETS	$9,408	$14,282	$25,034	$31,343	$251,003	$14,631

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	-	-	-	-	3,124	-
Income Taxes Payable	9,408	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	9,408	-	-	-	3,124	-
Member's Equity
Membership Contributions	-	14,150	24,745	31,050	250,538	14,500
Capital Contribution for Operating Expense	-	1,828	2,032	2,132	3,121	1,693
Capital Contribution for loss at Offering close	-	-	55	-	513	-
Distribution to RSE Archive	-	-	-	-	(47)	(150)
Retained Earnings/(Accumulated Deficit)	-	(1,696)	(1,798)	(1,839)	(6,245)	(1,412)
Members' Equity	-	14,282	25,034	31,343	247,878	14,631
TOTAL LIABILITIES AND MEMBERS' EQUITY	$9,408	$14,282	$25,034	$31,343	$251,003	$14,631

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2021 (unaudited)

			(Restated)
	Series #86JORDAN	Series #HULK1	Series #RUTHBALL1	Series #HIMALAYA	Series #38DIMAGGIO	Series #55CLEMENTE
Assets
Current Assets
Cash and Cash Equivalents	$8,851	$294	$694	$1,203	$594	$594
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	197	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	8,851	491	694	1,203	594	594
Other Assets
Collectible Assets - Deposit	-	-	-	-	-	-
Collectible Assets - Owned	-	87,006	-	130,000	20,006	36,006
TOTAL ASSETS	$8,851	$87,497	$694	$131,203	$20,600	$36,600

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	144	-	237	1,581	176	316
Income Taxes Payable	8,816	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	8,960	-	237	1,581	176	316
Member's Equity
Membership Contributions	-	87,300	27,700	131,250	20,600	36,600
Capital Contribution for Operating Expense	-	1,923	1,523	2,382	1,438	1,546
Capital Contribution for loss at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	(47)	-	-
Retained Earnings/(Accumulated Deficit)	(109)	(1,727)	(28,766)	(3,963)	(1,614)	(1,863)
Members' Equity	(109)	87,497	457	129,621	20,424	36,284
TOTAL LIABILITIES AND MEMBERS' EQUITY	$8,851	$87,497	$694	$131,203	$20,600	$36,600

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2021 (unaudited)

	Series #LOTR	Series #CATCHER	Series #BOND1	Series #SUPER21	Series #BATMAN1	Series #BIRKINTAN
Assets
Current Assets
Cash and Cash Equivalents	$563	$213	$463	$277	$457	$456
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	52	21	67	20	155	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	615	234	531	297	612	456
Other Assets
Collectible Assets - Deposit	-	-	-	-	-	-
Collectible Assets - Owned	27,600	11,600	37,100	7,023	68,577	25,244
TOTAL ASSETS	$28,215	$11,834	$37,631	$7,320	$69,189	$25,700

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	-	-	-	-	-	126
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	-	-	-	-	126
Member's Equity
Membership Contributions	28,200	11,850	37,600	7,300	69,100	25,700
Capital Contribution for Operating Expense	1,460	1,351	1,524	1,301	1,715	1,399
Capital Contribution for loss at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(37)	(37)	(37)	-	(66)	-
Retained Earnings/(Accumulated Deficit)	(1,408)	(1,330)	(1,457)	(1,280)	(1,560)	(1,525)
Members' Equity	28,215	11,834	37,631	7,320	69,189	25,574
TOTAL LIABILITIES AND MEMBERS' EQUITY	$28,215	$11,834	$37,631	$7,320	$69,189	$25,700

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2021 (unaudited)

	Series #GMTBLACK1	Series #61JFK	Series #POKEMON1	Series #50JACKIE	Series #LINCOLN	Series #STARWARS1
Assets
Current Assets
Cash and Cash Equivalents	$604	$334	$534	$833	$634	$269
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	60	-	-	235	39
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	604	394	534	833	869	308
Other Assets
Collectible Assets - Deposit	-	-	-	-	-	-
Collectible Assets - Owned	25,030	16,350	118,000	-	64,925	10,000
TOTAL ASSETS	$25,634	$16,744	$118,534	$833	$65,794	$10,308

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	251	-	603	-	-	-
Income Taxes Payable	-	-	-	771	-	-
Due to the Manager or its Affiliates	-	-	-	-	925	-
Total Liabilities	251	-	603	771	925	-
Member's Equity
Membership Contributions	25,700	16,750	118,600	-	64,700	10,400
Capital Contribution for Operating Expense	1,390	1,297	1,991	-	1,613	1,232
Capital Contribution for loss at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(66)	(66)	(66)	-	(66)	(131)
Retained Earnings/(Accumulated Deficit)	(1,641)	(1,237)	(2,594)	61	(1,379)	(1,193)
Members' Equity	25,383	16,744	117,932	61	64,869	10,308
TOTAL LIABILITIES AND MEMBERS' EQUITY	$25,634	$16,744	$118,534	$833	$65,794	$10,308

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2021 (unaudited)

	Series #68MAYS	Series #56TEDWILL	Series #TMNT1	Series #CAPTAIN3	Series #51MANTLE	Series #CHURCHILL
Assets
Current Assets
Cash and Cash Equivalents	$437	$520	$8,410	$77	$520	$220
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	-	-	104	-	18
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	437	520	8,410	180	520	238
Other Assets
Collectible Assets - Deposit	-	-	-	-	-	-
Collectible Assets - Owned	32,083	80,000	-	35,523	29,500	6,600
TOTAL ASSETS	$32,520	$80,520	$8,410	$35,704	$30,020	$6,838

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	131	328	-	-	121	-
Income Taxes Payable	-	-	8,405	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	131.00	327.59	8,405	-	121	-
Member's Equity
Membership Contributions	32,600	80,600	-	35,666	30,100	6,900
Capital Contribution for Operating Expense	1,355	1,681	-	1,354	1,316	1,134
Capital Contribution for loss at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(80)	(80)	-	(66)	(80)	(80)
Retained Earnings/(Accumulated Deficit)	(1,486)	(2,008)	5	(1,250)	(1,436)	(1,116)
Members' Equity	32,389	80,193	5	35,704	29,899	6,838
TOTAL LIABILITIES AND MEMBERS' EQUITY	$32,520	$80,520	$8,410	$35,704	$30,020	$6,838

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2021 (unaudited)

	Series #SHKSPR4	Series #03KOBE	Series #03LEBRON	Series #03JORDAN	Series #39TEDWILL	Series #94JETER
Assets
Current Assets
Cash and Cash Equivalents	$400	$460	$520	$520	$600	$460
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	264	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	664	460	520	520	600	460
Other Assets
Collectible Assets - Deposit	-	-	-	-	-	-
Collectible Assets - Owned	105,100	44,000	25,000	33,000	27,750	39,000
TOTAL ASSETS	$105,764	$44,460	$25,520	$33,520	$28,350	$39,460

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	-	157	102	135	88	139
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	84	84	84	-	-
Total Liabilities	-	241	186.21	219	88	139
Member's Equity
Membership Contributions	105,705	44,600	25,600	33,600	27,220	39,600
Capital Contribution for Operating Expense	1,803	1,362	1,233	1,288	1,239	1,308
Capital Contribution for loss at Offering close	-	-	-	-	1,130	-
Distribution to RSE Archive	(205)	(140)	(80)	(80)	-	(140)
Retained Earnings/(Accumulated Deficit)	(1,539)	(1,603)	(1,420)	(1,507)	(1,327)	(1,448)
Members' Equity	105,764	44,219	25,334	33,301	28,262	39,321
TOTAL LIABILITIES AND MEMBERS' EQUITY	$105,764	$44,460	$25,520	$33,520	$28,350	$39,460

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2021 (unaudited)

	Series #2020TOPPS	Series #FANFOUR1	Series #85MARIO	Series #TOS39	Series #DAREDEV1	Series #05LATOUR
Assets
Current Assets
Cash and Cash Equivalents	$150	$5,211	$460	$460	$320	$430
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	-	-	535	37	4
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	150	5,211	460	996	357	434
Other Assets
Collectible Assets - Deposit	-	-	-	-	-	-
Collectible Assets - Owned	98,000	-	140,000	120,000	9,500	7,442
TOTAL ASSETS	$98,150	$5,211	$140,460	$120,996	$9,857	$7,876

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	248	-	514	-	-	-
Income Taxes Payable	-	5,216	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	248.17	5,216	514	-	-	-
Member's Equity
Membership Contributions	98,150	-	140,600	120,600	9,900	8,042
Capital Contribution for Operating Expense	1,701	-	1,922	1,774	1,024	1,004
Capital Contribution for loss at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	(140)	(140)	(80)	-
Retained Earnings/(Accumulated Deficit)	(1,949)	(5)	(2,436)	(1,239)	(986)	(1,169)
Members' Equity	97,902	(5)	139,946	120,996	9,857	7,876
TOTAL LIABILITIES AND MEMBERS' EQUITY	$98,150	$5,211	$140,460	$120,996	$9,857	$7,876

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2021 (unaudited)

	Series #16SCREAG	Series #14DRC	Series #86RICE	Series #57MANTLE	Series #FAUBOURG	Series #SOBLACK
Assets
Current Assets
Cash and Cash Equivalents	$430	$430	$460	$400	$560	$520
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	18	26	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	448	456	460	400	560	520
Other Assets
Collectible Assets - Deposit	-	-	-	-	-	-
Collectible Assets - Owned	31,944	45,980	20,000	8,000	115,000	50,253
TOTAL ASSETS	$32,392	$46,436	$20,460	$8,400	$115,560	$50,774

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	-	-	71	25	711	329
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	-	71	25	711	329
Member's Equity
Membership Contributions	32,544	46,580	20,600	7,420	115,700	50,853
Capital Contribution for Operating Expense	1,170	1,266	1,101	1,000	1,951	1,476
Capital Contribution for loss at Offering close	-	-	-	1,182	-	-
Distribution to RSE Archive	-	-	(140)	(202)	(140)	(80)
Retained Earnings/(Accumulated Deficit)	(1,322)	(1,409)	(1,173)	(1,025)	(2,662)	(1,805)
Members' Equity	32,392	46,436	20,389	8,375	114,849	50,445
TOTAL LIABILITIES AND MEMBERS' EQUITY	$32,392	$46,436	$20,460	$8,400	$115,560	$50,774

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2021 (unaudited)

	Series #GATSBY	Series #93DAYTONA	Series #09TROUT	Series #57STARR	Series #AF15	Series #03KOBE2
Assets
Current Assets
Cash and Cash Equivalents	$520	$600	$400	$400	$10,560	$400
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	697	49	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	1,218	649	400	400	10,560	400
Other Assets
Collectible Assets - Deposit	-	-	-	-	-	-
Collectible Assets - Owned	185,100	37,000	225,000	8,000	-	21,000
TOTAL ASSETS	$186,318	$37,649	$225,400	$8,400	$10,560	$21,400

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	-	-	548	25	-	28
Income Taxes Payable	-	-	-	-	10,518	-
Due to the Manager or its Affiliates	-	-	-	-	-	84
Total Liabilities	-	-	548	25	10,518	112
Member's Equity
Membership Contributions	185,700	37,600	221,063	7,420	-	21,629
Capital Contribution for Operating Expense	2,162	1,152	2,417	943	-	985
Capital Contribution for loss at Offering close	-	-	4,540	1,182	-	-
Distribution to RSE Archive	(80)	-	(202)	(202)	-	(229)
Retained Earnings/(Accumulated Deficit)	(1,465)	(1,103)	(2,965)	(968)	42	(1,097)
Members' Equity	186,318	37,649	224,852	8,375	42	21,288
TOTAL LIABILITIES AND MEMBERS' EQUITY	$186,318	$37,649	$225,400	$8,400	$10,560	$21,400

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2021 (unaudited)

	Series #JOBSMAC	Series #16PETRUS	Series #ALICE	Series #SPIDER10	Series #62MANTLE	Series #BATMAN6
Assets
Current Assets
Cash and Cash Equivalents	$400	$430	$520	$400	$460	$320
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	22	38	85	-	92
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	400	452	558	485	460	412
Other Assets
Collectible Assets - Deposit	-	-	-	-	-	-
Collectible Assets - Owned	35,000	38,236	9,300	18,000	132,000	23,500
TOTAL ASSETS	$35,400	$38,688	$9,858	$18,485	$132,460	$23,912

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	83	-	-	-	471	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	83	-	-	-	471	-
Member's Equity
Membership Contributions	35,832	38,836	9,900	18,602	132,600	23,900
Capital Contribution for Operating Expense	1,073	1,053	861	920	1,700	954
Capital Contribution for loss at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(432)	(170)	(80)	(202)	(140)	(80)
Retained Earnings/(Accumulated Deficit)	(1,156)	(1,031)	(823)	(835)	(2,171)	(862)
Members' Equity	35,317	38,688	9,858	18,485	131,989	23,912
TOTAL LIABILITIES AND MEMBERS' EQUITY	$35,400	$38,688	$9,858	$18,485	$132,460	$23,912

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2021 (unaudited)

	Series #CLEMENTE2	Series #SUPER14	Series #79STELLA	Series #TKAM	Series #DIMAGGIO2	Series #13BEAUX
Assets
Current Assets
Cash and Cash Equivalents	$400	$460	$572	$534	$321	$400
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	516	-	101	-	45
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	400	976	572	635	321	445
Other Assets
Collectible Assets - Deposit	-	-	-	-	-	-
Collectible Assets - Owned	60,000	120,000	61,528	28,600	17,704	21,877
TOTAL ASSETS	$60,400	$120,976	$62,100	$29,235	$18,025	$22,322

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	159	-	148	-	128	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	159	-	148	-	128	-
Member's Equity
Membership Contributions	60,602	120,600	62,100	29,200	18,254	22,621
Capital Contribution for Operating Expense	1,195	1,569	1,583	948	744	875
Capital Contribution for loss at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(202)	(140)	-	(66)	(229)	(344)
Retained Earnings/(Accumulated Deficit)	(1,354)	(1,054)	(1,731)	(847)	(872)	(830)
Members' Equity	60,241	120,976	61,952	29,235	17,897	22,322
TOTAL LIABILITIES AND MEMBERS' EQUITY	$60,400	$120,976	$62,100	$29,235	$18,025	$22,322

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2021 (unaudited)

	Series #88MARIO	Series #ANMLFARM	Series #NASA1	Series #00BRADY	Series #85NES	Series #JUSTICE1
Assets
Current Assets
Cash and Cash Equivalents	$7,364	$100	$300	$339	$400	$400
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	25	-	-	-	862
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	7,364	125	300	339	400	1,262
Other Assets
Collectible Assets - Deposit	-	-	-	-	-	-
Collectible Assets - Owned	-	8,800	254,457	35,184	26,000	190,000
TOTAL ASSETS	$7,364	$8,925	$254,757	$35,523	$26,400	$191,262

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	-	-	447	244	135	-
Income Taxes Payable	7,359	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	7,359	-	447	244	135	-
Member's Equity
Membership Contributions	-	8,966	254,987	35,752	26,859	190,602
Capital Contribution for Operating Expense	-	790	2,431	715	768	1,975
Capital Contribution for loss at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	(66)	(229)	(229)	(459)	(202)
Retained Earnings/(Accumulated Deficit)	5	(765)	(2,878)	(959)	(903)	(1,113)
Members' Equity	5	8,925	254,310	35,279	26,265	191,262
TOTAL LIABILITIES AND MEMBERS' EQUITY	$7,364	$8,925	$254,757	$35,523	$26,400	$191,262

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2021 (unaudited)

	Series #69KAREEM	Series #59JFK	Series #04LEBRON	Series #85JORDAN	Series #GOLDENEYE	Series #MOONSHOE
Assets
Current Assets
Cash and Cash Equivalents	$339	$400	$400	$600	$326	$420
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	107	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	339	507	400	600	326	420
Other Assets
Collectible Assets - Deposit	-	-	-	-	-	-
Collectible Assets - Owned	23,261	23,100	44,000	240,000	22,874	150,000
TOTAL ASSETS	$23,600	$23,607	$44,400	$240,600	$23,200	$150,420

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	161	-	40	1,694	169	1,040
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	84	-	84	84	-	-
Total Liabilities	245	-	123	1,777	169	1,040
Member's Equity
Membership Contributions	23,829	23,702	44,629	240,600	23,442	150,600
Capital Contribution for Operating Expense	693	856	991	730	660	682
Capital Contribution for loss at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(229)	(202)	(229)	-	(242)	(180)
Retained Earnings/(Accumulated Deficit)	(937)	(748)	(1,115)	(2,507)	(828)	(1,723)
Members' Equity	23,355	23,607	44,277	238,823	23,031	149,380
TOTAL LIABILITIES AND MEMBERS' EQUITY	$23,600	$23,607	$44,400	$240,600	$23,200	$150,420

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2021 (unaudited)

	Series #03LEBRON2	Series #GRAPES	Series #34GEHRIG	Series #98KANGA	Series #06BRM	Series #DUNE
Assets
Current Assets
Cash and Cash Equivalents	$320	$400	$339	$420	$400	$460
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	146	-	-	32	45
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	320	546	339	420	432	505
Other Assets
Collectible Assets - Deposit	-	-	-	-	-	-
Collectible Assets - Owned	90,227	31,100	29,737	150,000	15,720	10,600
TOTAL ASSETS	$90,548	$31,646	$30,076	$150,420	$16,152	$11,105

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	603	-	206	965	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	84	-	-	-	-	-
Total Liabilities	687	-	206	965	-	-
Member's Equity
Membership Contributions	90,728	31,702	30,305	150,600	16,464	11,200
Capital Contribution for Operating Expense	670	873	670	670	765	708
Capital Contribution for loss at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(180)	(202)	(229)	(180)	(344)	(140)
Retained Earnings/(Accumulated Deficit)	(1,357)	(727)	(876)	(1,635)	(733)	(662)
Members' Equity	89,860	31,646	29,870	149,456	16,152	11,105
TOTAL LIABILITIES AND MEMBERS' EQUITY	$90,548	$31,646	$30,076	$150,420	$16,152	$11,105

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2021 (unaudited)

	Series #86FLEER	Series #WILDGUN	Series #58PELE2	Series #18LAMAR	Series #13GIANNIS	Series #AVENGERS1
Assets
Current Assets
Cash and Cash Equivalents	$805	$400	$8,175	$7,278	$320	$460
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	-	-	-	-	1,472
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	805	400	8,175	7,278	320	1,933
Other Assets
Collectible Assets - Deposit	-	-	-	-	-	-
Collectible Assets - Owned	146,400	24,000	-	-	19,727	250,000
TOTAL ASSETS	$147,205	$24,400	$8,175	$7,278	$20,048	$251,933

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	894	20	66	-	92	-
Income Taxes Payable	-	-	8,102	7,278	-	-
Due to the Manager or its Affiliates	84	-	-	-	84	-
Total Liabilities	978	20	8,168	7,278	176	-
Member's Equity
Membership Contributions	147,447	24,629	-	-	20,228	250,600
Capital Contribution for Operating Expense	644	797	-	-	571	2,246
Capital Contribution for loss at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(242)	(229)	-	-	(180)	(140)
Retained Earnings/(Accumulated Deficit)	(1,622)	(816)	8	-	(747)	(774)
Members' Equity	146,227	24,380	8	-	19,872	251,933
TOTAL LIABILITIES AND MEMBERS' EQUITY	$147,205	$24,400	$8,175	$7,278	$20,048	$251,933

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2021 (unaudited)

	Series #04MESSI	Series #AVENGE57	Series #03TACHE	Series #99TMB2	Series #PUNCHOUT	Series #BULLSRING
Assets
Current Assets
Cash and Cash Equivalents	$805	$400	$400	$340	$448	$900
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	100	304	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	805	500	704	340	448	900
Other Assets
Collectible Assets - Deposit	-	-	-	-	-	-
Collectible Assets - Owned	39,600	17,000	70,192	50,380	80,027	249,600
TOTAL ASSETS	$40,405	$17,500	$70,896	$50,720	$80,475	$250,500

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	-	-	-	236	376	1,172
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	27	-
Total Liabilities	-	-	-	236	402	1,172
Member's Equity
Membership Contributions	40,647	17,602	70,936	50,900	80,600	250,742
Capital Contribution for Operating Expense	571	680	1,026	573	571	561
Capital Contribution for loss at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(242)	(202)	(344)	(180)	(152)	(242)
Retained Earnings/(Accumulated Deficit)	(571)	(580)	(722)	(809)	(947)	(1,733)
Members' Equity	40,405	17,500	70,896	50,484	80,073	249,328
TOTAL LIABILITIES AND MEMBERS' EQUITY	$40,405	$17,500	$70,896	$50,720	$80,475	$250,500

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2021 (unaudited)

	Series #70AARON	Series #96CHARZRD	Series #01TIGER	Series #ICECLIMB	Series #09COBB	Series #51HOWE
Assets
Current Assets
Cash and Cash Equivalents	$340	$348	$366	$400	$367	$1,005
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	340	348	366	400	367	1,005
Other Assets
Collectible Assets - Deposit	-	-	-	-	-	-
Collectible Assets - Owned	16,202	58,046	15,682	70,000	27,681	39,600
TOTAL ASSETS	$16,542	$58,395	$16,048	$70,400	$28,048	$40,605

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	76	272	73	329	130	186
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	76	272	73	329	130	186
Member's Equity
Membership Contributions	16,722	58,546	16,200	70,642	28,200	40,605
Capital Contribution for Operating Expense	573	571	571	563	552	552
Capital Contribution for loss at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(180)	(152)	(152)	(242)	(152)	-
Retained Earnings/(Accumulated Deficit)	(649)	(843)	(645)	(891)	(682)	(738)
Members' Equity	16,467	58,123	15,975	70,071	27,919	40,419
TOTAL LIABILITIES AND MEMBERS' EQUITY	$16,542	$58,395	$16,048	$70,400	$28,048	$40,605

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2021 (unaudited)

	Series #96JORDAN2	Series #JUNGLEBOX	Series #59FLASH	Series #FOSSILBOX	Series #THOR	Series #POKEBLUE
Assets
Current Assets
Cash and Cash Equivalents	$300	$418	$367	$355	$400	$448
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	300	418	367	355	400	448
Other Assets
Collectible Assets - Deposit	-	-	-	-	-	-
Collectible Assets - Owned	48,648	30,130	58,033	18,045	195,000	20,027
TOTAL ASSETS	$48,948	$30,548	$58,400	$18,400	$195,400	$20,475

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	225	141	52	85	-	94
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	84	-	-	-	-	27
Total Liabilities	309	141	52	85	-	121
Member's Equity
Membership Contributions	49,269	30,700	58,721	18,721	195,629	20,600
Capital Contribution for Operating Expense	644	542	526	533	527	517
Capital Contribution for loss at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(321)	(152)	(321)	(321)	(229)	(152)
Retained Earnings/(Accumulated Deficit)	(952)	(683)	(578)	(617)	(527)	(611)
Members' Equity	48,639	30,407	58,348	18,315	195,400	20,354
TOTAL LIABILITIES AND MEMBERS' EQUITY	$48,948	$30,548	$58,400	$18,400	$195,400	$20,475

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2021 (unaudited)

	Series #98GTA	Series #PICNIC	Series #DOMINOS	Series #58PELE	Series #09CURRY	Series #84JORDAN
Assets
Current Assets
Cash and Cash Equivalents	$355	$400	$300	$805	$300	$300
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	101	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	355	501	300	805	300	300
Other Assets
Collectible Assets - Deposit	-	-	-	-	-	-
Collectible Assets - Owned	13,245	48,000	8,600	288,000	23,106	317,986
TOTAL ASSETS	$13,600	$48,501	$8,900	$288,805	$23,406	$318,286

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	62	-	40	1,352	107	1,467
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	84	84
Total Liabilities	62	-	40	1,352	191	1,551
Member's Equity
Membership Contributions	13,921	48,602	9,221	289,047	23,726	318,606
Capital Contribution for Operating Expense	517	848	516	533	504	504
Capital Contribution for loss at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(321)	(202)	(321)	(242)	(321)	(321)
Retained Earnings/(Accumulated Deficit)	(579)	(747)	(556)	(1,885)	(695)	(2,055)
Members' Equity	13,538	48,501	8,860	287,453	23,215	316,735
TOTAL LIABILITIES AND MEMBERS' EQUITY	$13,600	$48,501	$8,900	$288,805	$23,406	$318,286

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2021 (unaudited)

	Series #09BEAUX	Series #KEROUAC	Series #96JORDAN	Series #FEDERAL	Series #62BOND	Series #71TOPPS
Assets
Current Assets
Cash and Cash Equivalents	$426	$400	$448	$420	$711	$500
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	128	501	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	553	901	448	420	711	500
Other Assets
Collectible Assets - Deposit	-	-	-	-	-	-
Collectible Assets - Owned	29,475	85,100	42,000	120,100	76,917	60,551
TOTAL ASSETS	$30,028	$86,001	$42,448	$120,520	$77,628	$61,051

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	-	-	197	108	69	282
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	84	-	-	-
Total Liabilities	-	-	281	108	69	282
Member's Equity
Membership Contributions	30,075	85,702	42,600	120,700	77,780	61,051
Capital Contribution for Operating Expense	683	1,041	526	483	481	484
Capital Contribution for loss at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(174)	(202)	(152)	(180)	(152)	-
Retained Earnings/(Accumulated Deficit)	(556)	(541)	(807)	(591)	(550)	(766)
Members' Equity	30,028	86,001	42,167	120,412	77,558	60,769
TOTAL LIABILITIES AND MEMBERS' EQUITY	$30,028	$86,001	$42,448	$120,520	$77,628	$61,051

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2021 (unaudited)

	Series #DEATON	Series #98ZELDA	Series #03JORDAN2	Series #WOLVERINE	Series #91JORDAN	Series #79GRETZKY
Assets
Current Assets
Cash and Cash Equivalents	$400	$600	$300	$367	$359	$1,233
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	400	600	300	367	359	1,233
Other Assets
Collectible Assets - Deposit	-	-	-	-	-	-
Collectible Assets - Owned	250,000	20,106	36,306	42,033	67,506	720,551
TOTAL ASSETS	$250,400	$20,706	$36,606	$42,400	$67,864	$721,784

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	552	94	169	38	315	3,380
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	106	-	-	84	-
Total Liabilities	552	199	169	38	399	3,380
Member's Equity
Membership Contributions	252,730	20,600	36,926	42,721	68,185	721,784
Capital Contribution for Operating Expense	1,550	483	433	429	465	414
Capital Contribution for loss at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(2,330)	-	(321)	(321)	(321)	-
Retained Earnings/(Accumulated Deficit)	(2,102)	(577)	(602)	(467)	(864)	(3,794)
Members' Equity	249,848	20,506	36,437	42,362	67,465	718,404
TOTAL LIABILITIES AND MEMBERS' EQUITY	$250,400	$20,706	$36,606	$42,400	$67,864	$721,784

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2021 (unaudited)

	Series #17DUJAC	Series #FAUBOURG2	Series #MOSASAUR	Series #92JORDAN	Series #14KOBE	Series #03LEBRON3
Assets
Current Assets
Cash and Cash Equivalents	$426	$400	$400	$448	$500	$500
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	101	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	527	400	400	448	500	500
Other Assets
Collectible Assets - Deposit	-	-	-	-	-	-
Collectible Assets - Owned	23,232	150,000	17,813	36,000	69,885	204,551
TOTAL ASSETS	$23,759	$150,400	$18,213	$36,448	$70,385	$205,051

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	-	-	39	169	325	958
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	84	84	84
Total Liabilities	-	-	39	253	409	1,041
Member's Equity
Membership Contributions	23,832	150,629	20,543	36,600	70,385	205,051
Capital Contribution for Operating Expense	514	502	1,242	361	367	355
Capital Contribution for loss at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(174)	(229)	(2,330)	(152)	-	-
Retained Earnings/(Accumulated Deficit)	(413)	(502)	(1,281)	(614)	(776)	(1,396)
Members' Equity	23,759	150,400	18,173	36,195	69,976	204,010
TOTAL LIABILITIES AND MEMBERS' EQUITY	$23,759	$150,400	$18,213	$36,448	$70,385	$205,051

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2021 (unaudited)

	Series #95TOPSUN	Series #09TROUT2	Series #59BOND	Series #OPEECHEE	Series #ROCKETBOX	Series #94JORDAN
Assets
Current Assets
Cash and Cash Equivalents	$468	$453	$348	$500	$325	$391
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	468	453	348	500	325	391
Other Assets
Collectible Assets - Deposit	-	-	-	-	-	-
Collectible Assets - Owned	50,000	50,015	68,684	252,551	25,175	73,506
TOTAL ASSETS	$50,468	$50,468	$69,032	$253,051	$25,500	$73,897

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	225	218	62	1,183	118	344
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	84
Total Liabilities	225	218	62	1,183	118	427
Member's Equity
Membership Contributions	50,600	50,600	69,184	253,051	25,821	74,217
Capital Contribution for Operating Expense	361	354	358	358	338	338
Capital Contribution for loss at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(132)	(132)	(152)	-	(321)	(321)
Retained Earnings/(Accumulated Deficit)	(586)	(571)	(419)	(1,541)	(456)	(766)
Members' Equity	50,242	50,250	68,970	251,868	25,382	73,469
TOTAL LIABILITIES AND MEMBERS' EQUITY	$50,468	$50,468	$69,032	$253,051	$25,500	$73,897

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2021 (unaudited)

	Series #18LUKA	Series #86DK3	Series #FANFOUR5	Series #16KOBE	Series #11BELAIR	Series #76PAYTON
Assets
Current Assets
Cash and Cash Equivalents	$388	$378	$378	$300	$400	$464
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	-	-	-	82	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	388	378	378	300	482	464
Other Assets
Collectible Assets - Deposit	-	-	-	-	-	-
Collectible Assets - Owned	22,402	38,600	72,200	637,450	18,995	53,504
TOTAL ASSETS	$22,790	$38,979	$72,579	$637,750	$19,477	$53,968

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	94	167	60	2,963	-	227
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	84	-	-	-	-	-
Total Liabilities	177	167	60	2,963	-	227
Member's Equity
Membership Contributions	22,922	39,100	72,700	638,071	19,739	54,100
Capital Contribution for Operating Expense	287	284	285	287	372	287
Capital Contribution for loss at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(132)	(122)	(122)	(321)	(344)	(132)
Retained Earnings/(Accumulated Deficit)	(465)	(451)	(344)	(3,250)	(290)	(514)
Members' Equity	22,613	38,812	72,519	634,787	19,477	53,741
TOTAL LIABILITIES AND MEMBERS' EQUITY	$22,790	$38,979	$72,579	$637,750	$19,477	$53,968

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2021 (unaudited)

	Series #17MAHOMES	Series #85MJPROMO	Series #96KOBE	Series #99CHARZRD	Series #68RYAN	Series #MARADONA
Assets
Current Assets
Cash and Cash Equivalents	$468	$368	$378	$729	$378	$329
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	468	368	378	729	378	329
Other Assets
Collectible Assets - Deposit	-	-	-	-	-	-
Collectible Assets - Owned	215,000	22,600	67,490	300,200	60,173	11,282
TOTAL ASSETS	$215,468	$22,968	$67,869	$300,929	$60,552	$11,611

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	981	98	261	1,305	236	53
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	84	84	-	-	-
Total Liabilities	981	182	344	1,305	236	53
Member's Equity
Membership Contributions	215,600	23,100	67,990	301,050	60,673	11,932
Capital Contribution for Operating Expense	283	287	281	279	281	281
Capital Contribution for loss at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(132)	(132)	(122)	(122)	(122)	(321)
Retained Earnings/(Accumulated Deficit)	(1,264)	(469)	(625)	(1,584)	(516)	(333)
Members' Equity	214,487	22,786	67,524	299,624	60,316	11,558
TOTAL LIABILITIES AND MEMBERS' EQUITY	$215,468	$22,968	$67,869	$300,929	$60,552	$11,611

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2021 (unaudited)

						(Restated)
	Series #POKEYELOW	Series #POKELUGIA	Series #XMEN1	Series #VANHALEN	Series #48JACKIE	Consolidated
Assets
Current Assets
Cash and Cash Equivalents	$468	$468	$22,880	$300	$400	$353,639
Accounts Receivable	-	-	-	-	-	6,030
Pre-paid Insurance	-	-	-	-	-	22,707
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	468	468	22,880	300	400	382,376
Other Assets
Collectible Assets - Deposit	-	-	-	-	-	-
Collectible Assets - Owned	46,500	95,000	-	54,306	340,000	26,298,711
TOTAL ASSETS	$46,968	$95,468	$22,880	$54,606	$340,400	$26,681,087

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$133,220
Insurance Payable	197	381	163	53	1,596	91,306
Income Taxes Payable	-	-	23,070	-	-	99,211
Due to the Manager or its Affiliates	-	-	-	-	-	13,667,336
Total Liabilities	197	381	23,232	53	1,596	13,991,073
Member's Equity
Membership Contributions	47,100	95,600	-	54,926	340,721	12,801,889
Capital Contribution for Operating Expense	261	264	-	255	253	635,414
Capital Contribution for loss at Offering close	-	-	-	-	-	9,770
Distribution to RSE Archive	(132)	(132)	-	(321)	(321)	-
Retained Earnings/(Accumulated Deficit)	(458)	(645)	(352)	(308)	(1,849)	(757,059)
Members' Equity	46,770	95,087	(352)	54,553	338,804	12,690,014
TOTAL LIABILITIES AND MEMBERS' EQUITY	$46,968	$95,468	$22,880	$54,606	$340,400	$26,681,087

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2020

	Series #52MANTLE	Series #71MAYS	Series #RLEXPEPSI	Series #10COBB	Series #POTTER	Series #TWOCITIES	Series #FROST
Assets
Current Assets
Cash and Cash Equivalents	$1,450	$1,600	$300	$1,545	$1,095	$1,495	$1,695
Pre-paid Insurance	958	402	129	268	1,077	199	166
Pre-paid Storage	-	-	-	-	-	-	-
Total Current Assets	2,408	2,002	429	1,813	2,172	1,694	1,861

Collectible Memorabilia - Deposit	-	-	-	-	-	-	-
Collectible Memorabilia - Owned	125,000	52,500	16,800	35,000	70,100	12,100	10,100
TOTAL ASSETS	$127,408	$54,502	$17,229	$36,813	$72,272	$13,794	$11,961

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-	$-
Insurance Payable	-	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-	-
Total Liabilities	-	-	-	-	-	-	-
Members' Equity
Membership Contributions	126,600	54,100	17,100	36,600	70,740	13,800	12,000
Capital Contribution for Operating Expense	4,156	2,561	1,761	2,133	2,755	1,596	1,553
Capital Contribution for loss at Offering close	-	-	-	-	510	-	-
Distribution to RSE Archive	-	-	-	(55)	(55)	(205)	(205)
Retained Earnings / (Accumulated Deficit)	(3,348)	(2,158)	(1,632)	(1,864)	(1,677)	(1,397)	(1,387)
Members' Equity	127,408	54,502	17,229	36,813	72,272	13,794	11,961
TOTAL LIABILITIES AND MEMBERS' EQUITY	$127,408	$54,502	$17,229	$36,813	$72,272	$13,794	$11,961

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2020

	Series #BIRKINBLU	Series #SMURF	Series #70RLEX	Series #EINSTEIN	Series #HONUS	Series #75ALI	Series #71ALI
Assets
Current Assets
Cash and Cash Equivalents	$1,250	$1,250	$1,200	$1,750	$5,300	$1,003	$6,555
Pre-paid Insurance	422	226	137	182	-	-	-
Pre-paid Storage	-	-	-	-	-	-	-
Total Current Assets	1,672	1,476	1,337	1,932	5,300	1,003	6,555

Collectible Memorabilia - Deposit	-	-	-	-	-	-	-
Collectible Memorabilia - Owned	55,500	29,500	17,928	11,100	500,028	44,065	-
TOTAL ASSETS	$57,172	$30,976	$19,265	$13,032	$505,328	$45,068	$6,555

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-	$3,550
Insurance Payable	-	-	-	-	4,800	626	-
Income Taxes Payable	-	-	-	-	-	-	3,005
Due to the Manager or its Affiliates	-	-	28	-	-	65	-
Total Liabilities	-	-	28	-	4,800	691	6,555
Members' Equity
Membership Contributions	56,750	30,750	19,250	13,000	505,328	45,040	-
Capital Contribution for Operating Expense	2,520	2,119	1,663	1,506	3,531	1,278	3,550
Capital Contribution for loss at Offering close	-	-	-	-	-	10	-
Distribution to RSE Archive	-	-	(150)	(150)	-	-	-
Retained Earnings / (Accumulated Deficit)	(2,098)	(1,893)	(1,526)	(1,323)	(8,331)	(1,952)	(3,550)
Members' Equity	57,172	30,976	19,237	13,032	500,528	44,377	-
TOTAL LIABILITIES AND MEMBERS' EQUITY	$57,172	$30,976	$19,265	$13,032	$505,328	$45,068	$6,555

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2020

	Series #APROAK	Series #88JORDAN	Series #BIRKINBOR	Series #33RUTH	Series #SPIDER1	Series #BATMAN3	Series #ULYSSES
Assets
Current Assets
Cash and Cash Equivalents	$1,250	$1,003	$1,203	$1,003	$1,003	$1,003	$1,950
Pre-paid Insurance	556	-	-	-	-	-	365
Pre-paid Storage	-	-	-	-	-	-	-
Total Current Assets	1,806	1,003	1,203	1,003	1,003	1,003	2,315

Collectible Memorabilia - Deposit	-	-	-	-	-	-	-
Collectible Memorabilia - Owned	72,500	20,000	50,000	74,000	20,000	75,000	22,100
TOTAL ASSETS	$74,306	$21,003	$51,203	$75,003	$21,003	$76,003	$24,415

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-	$-
Insurance Payable	-	285	713	1,039	105	393	-
Income Taxes Payable	-	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-	-
Total Liabilities	-	285	713	1,039	105	393	-
Members' Equity
Membership Contributions	73,688	21,050	51,250	75,050	21,050	76,050	24,050
Capital Contribution for Operating Expense	2,743	1,111	1,036	1,014	993	992	1,406
Capital Contribution for loss at Offering close	63	-	-	-	-	-	-
Distribution to RSE Archive	-	(47)	(47)	(47)	(47)	(47)	-
Retained Earnings / (Accumulated Deficit)	(2,187)	(1,395)	(1,749)	(2,052)	(1,098)	(1,385)	(1,041)
Members' Equity	74,306	20,718	50,490	73,964	20,898	75,609	24,415
TOTAL LIABILITIES AND MEMBERS' EQUITY	$74,306	$21,003	$51,203	$75,003	$21,003	$76,003	$24,415

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2020

	Series #ROOSEVELT	Series #56MANTLE	Series #AGHOWL	Series #98JORDAN	Series #18ZION	Series #SNOOPY	Series #APOLLO11
Assets
Current Assets
Cash and Cash Equivalents	$400	$1,050	$1,703	$9,408	$650	$800	$1,050
Pre-paid Insurance	282	-	257	-	104	184	230
Pre-paid Storage	-	-	-	-	-	-	-
Total Current Assets	682	1,050	1,960	9,408	754	984	1,280

Collectible Memorabilia - Deposit	-	-	-	-	-	-	-
Collectible Memorabilia - Owned	17,200	9,000	15,600	-	13,545	24,000	30,000
TOTAL ASSETS	$17,882	$10,050	$17,560	$9,408	$14,299	$24,984	$31,280

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-	$-
Insurance Payable	-	126	-	-	-	-	-
Income Taxes Payable	-	-	-	9,408	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	45	-	-
Total Liabilities	-	126	-	9,408	45	-	-
Members' Equity
Membership Contributions	17,797	9,400	17,500	-	14,150	24,745	31,050
Capital Contribution for Operating Expense	1,308	968	1,275	136	1,125	1,269	1,316
Capital Contribution for loss at Offering close	-	650	-	-	-	55	-
Distribution to RSE Archive	(197)	-	(197)	-	-	-	-
Retained Earnings / (Accumulated Deficit)	(1,026)	(1,094)	(1,018)	(136)	(1,021)	(1,085)	(1,086)
Members' Equity	17,882	9,924	17,560	-	14,254	24,984	31,280
TOTAL LIABILITIES AND MEMBERS' EQUITY	$17,882	$10,050	$17,560	$9,408	$14,299	$24,984	$31,280

(Restated)

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2020

	Series #24RUTHBAT	Series #YOKO	Series #86JORDAN	Series #HULK1	Series #RUTHBALL1	Series #HIMALAYA	Series #38DIMAGGIO
Assets
Current Assets
Cash and Cash Equivalents	$1,003	$1,750	$8,851	$300	$700	$1,203	$600
Pre-paid Insurance	-	207	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-	-
Total Current Assets	1,003	1,957	8,851	300	700	1,203	600

Collectible Memorabilia - Deposit	-	-	-	-	-	-	-
Collectible Memorabilia - Owned	250,006	12,600	-	87,006	-	130,000	20,006
TOTAL ASSETS	$251,009	$14,557	$8,851	$87,306	$700	$131,203	$20,606

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-	$-
Insurance Payable	3,648	-	144	316	294	1,854	218
Income Taxes Payable	-	-	8,816	-	-	-	-
Due to the Manager or its Affiliates	6	-	-	6	6	-	6
Total Liabilities	3,654	-	8,960	322	300	1,854	224
Members' Equity
Membership Contributions	250,538	14,500	-	87,300	27,700	131,250	20,600
Capital Contribution for Operating Expense	799	1,004	-	728	728	774	690
Capital Contribution for loss at Offering close	513	-	-	-	-	-	-
Distribution to RSE Archive	(47)	(150)	-	-	-	(47)	-
Retained Earnings / (Accumulated Deficit)	(4,447)	(797)	(109)	(1,044)	(28,028)	(2,628)	(908)
Members' Equity	247,354	14,557	(109)	86,984	400	129,349	20,382
TOTAL LIABILITIES AND MEMBERS' EQUITY	$251,009	$14,557	$8,851	$87,306	$700	$131,203	$20,606

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2020

	Series #55CLEMENTE	Series #LOTR	Series #CATCHER	Series #BOND1	Series #SUPER21	Series #BATMAN1	Series #BIRKINTAN
Assets
Current Assets
Cash and Cash Equivalents	$600	$563	$213	$463	$300	$534	$700
Pre-paid Insurance	-	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-	-
Total Current Assets	600	563	213	463	300	534	700

Collectible Memorabilia - Deposit	-	-	-	-	-	-	-
Collectible Memorabilia - Owned	36,006	27,600	11,600	37,100	7,023	68,577	25,244
TOTAL ASSETS	$36,606	$28,163	$11,813	$37,563	$7,323	$69,111	$25,944

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-	$-
Insurance Payable	392	110	47	151	21	249	178
Income Taxes Payable	-	-	-	-	-	-	-
Due to the Manager or its Affiliates	6	-	-	-	23	77	244
Total Liabilities	398	110	47	151	44	325	422
Members' Equity
Membership Contributions	36,600	28,200	11,850	37,600	7,300	69,100	25,700
Capital Contribution for Operating Expense	690	669	669	669	649	646	623
Capital Contribution for loss at Offering close	-	-	-	-	-	-	-
Distribution to RSE Archive	-	(37)	(37)	(37)	-	(66)	-
Retained Earnings / (Accumulated Deficit)	(1,082)	(779)	(715)	(819)	(670)	(894)	(802)
Members' Equity	36,208	28,053	11,767	37,413	7,279	68,786	25,522
TOTAL LIABILITIES AND MEMBERS' EQUITY	$36,606	$28,163	$11,813	$37,563	$7,323	$69,111	$25,944

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2020

	Series #GMTBLACK1	Series #61JFK	Series #POKEMON1	Series #50JACKIE	Series #LINCOLN	Series #STARWARS1	Series #68MAYS
Assets
Current Assets
Cash and Cash Equivalents	$634	$334	$534	$833	$634	$269	$520
Pre-paid Insurance	-	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-	-
Total Current Assets	634	334	534	833	634	269	520

Collectible Memorabilia - Deposit	-	-	-	-	-	-	-
Collectible Memorabilia - Owned	25,030	16,350	118,000	-	64,925	10,000	32,083
TOTAL ASSETS	$25,665	$16,684	$118,534	$833	$65,559	$10,269	$32,603

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-	$-
Insurance Payable	294	36	850	-	142	20	198
Income Taxes Payable	-	-	-	771	-	-	-
Due to the Manager or its Affiliates	30	-	-	-	925	-	83
Total Liabilities	324	36	850	771	1,067	20	281
Members' Equity
Membership Contributions	25,700	16,750	118,600	-	64,700	10,400	32,600
Capital Contribution for Operating Expense	620	583	578	-	575	560	526
Capital Contribution for loss at Offering close	-	-	-	-	-	-	-
Distribution to RSE Archive	(66)	(66)	(66)	(66)	(66)	(131)	(80)
Retained Earnings / (Accumulated Deficit)	(914)	(619)	(1,428)	128	(717)	(580)	(724)
Members' Equity	25,340	16,648	117,684	61	64,492	10,249	32,322
TOTAL LIABILITIES AND MEMBERS' EQUITY	$25,665	$16,684	$118,534	$833	$65,559	$10,269	$32,603

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2020

	Series #56TEDWILL	Series #TMNT1	Series #CAPTAIN3	Series #51MANTLE	Series #CHURCHILL	Series #SHKSPR4	Series #03KOBE
Assets
Current Assets
Cash and Cash Equivalents	$520	$400	$100	$520	$220	$400	$460
Pre-paid Insurance	-	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-	-
Total Current Assets	520	400	100	520	220	400	460

Collectible Memorabilia - Deposit	-	-	-	-	-	-	-
Collectible Memorabilia - Owned	80,000	59,000	35,523	29,500	6,600	105,100	44,000
TOTAL ASSETS	$80,520	$59,400	$35,623	$30,020	$6,820	$105,500	$44,460

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-	$-
Insurance Payable	495	135	106	183	20	354	249
Income Taxes Payable	-	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	23	-	-	-	-
Total Liabilities	495	135	129	183	20	354	249
Members' Equity
Membership Contributions	80,600	60,130	35,666	30,100	6,900	105,705	44,600
Capital Contribution for Operating Expense	526	509	509	503	486	486	452
Capital Contribution for loss at Offering close	-	-	-	-	-	-	-
Distribution to RSE Archive	(80)	(730)	(66)	(80)	(80)	(205)	(140)
Retained Earnings / (Accumulated Deficit)	(1,021)	(643)	(614)	(686)	(506)	(840)	(701)
Members' Equity	80,025	59,265	35,494	29,838	6,800	105,146	44,211
TOTAL LIABILITIES AND MEMBERS' EQUITY	$80,520	$59,400	$35,623	$30,020	$6,820	$105,500	$44,460

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2020

	Series #03LEBRON	Series #03JORDAN	Series #39TEDWILL	Series #94JETER	Series #2020TOPPS	Series #FANFOUR1	Series #85MARIO
Assets
Current Assets
Cash and Cash Equivalents	$520	$520	$600	$460	$150	$471	$460
Pre-paid Insurance	-	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-	-
Total Current Assets	520	520	600	460	150	471	460

Collectible Memorabilia - Deposit	-	-	-	-	-	-	-
Collectible Memorabilia - Owned	25,000	33,000	27,750	39,000	98,000	100,063	140,000
TOTAL ASSETS	$25,520	$33,520	$28,350	$39,460	$98,150	$100,534	$140,460

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-	$-
Insurance Payable	155	204	146	221	454	317	808
Income Taxes Payable	-	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-	-
Total Liabilities	155	204	146	221	454	317	808
Members' Equity
Membership Contributions	25,600	33,600	27,220	39,600	98,150	100,600	140,600
Capital Contribution for Operating Expense	452	452	439	432	423	399	354
Capital Contribution for loss at Offering close	-	-	1,130	-	-	-	-
Distribution to RSE Archive	(80)	(80)	-	(140)	-	(66)	(140)
Retained Earnings / (Accumulated Deficit)	(606)	(656)	(585)	(653)	(877)	(716)	(1,162)
Members' Equity	25,365	33,316	28,204	39,239	97,696	100,217	139,653
TOTAL LIABILITIES AND MEMBERS' EQUITY	$25,520	$33,520	$28,350	$39,460	$98,150	$100,534	$140,460

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2020

	Series #TOS39	Series #DAREDEV1	Series #05LATOUR	Series #16SCREAG	Series #14DRC	Series #86RICE	Series #57MANTLE
Assets
Current Assets
Cash and Cash Equivalents	$460	$320	$430	$430	$430	$460	$400
Pre-paid Insurance	-	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-	-
Total Current Assets	460	320	430	430	430	460	400

Collectible Memorabilia - Deposit	-	-	-	-	-	-	-
Collectible Memorabilia - Owned	120,000	9,500	7,442	31,944	45,980	20,000	8,000
TOTAL ASSETS	$120,460	$9,820	$7,872	$32,374	$46,410	$20,460	$8,400

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-	$-
Insurance Payable	171	19	28	120	173	113	42
Income Taxes Payable	-	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-	-
Total Liabilities	171	19	28	120	173	113	42
Members' Equity
Membership Contributions	120,600	9,900	8,042	32,544	46,580	20,600	7,420
Capital Contribution for Operating Expense	355	355	353	353	353	353	333
Capital Contribution for loss at Offering close	-	-	-	-	-	-	1,182
Distribution to RSE Archive	(140)	(80)	-	-	-	(140)	(202)
Retained Earnings / (Accumulated Deficit)	(526)	(374)	(551)	(643)	(696)	(467)	(375)
Members' Equity	120,289	9,801	7,844	32,254	46,237	20,347	8,358
TOTAL LIABILITIES AND MEMBERS' EQUITY	$120,460	$9,820	$7,872	$32,374	$46,410	$20,460	$8,400

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2020

	Series #FAUBOURG	Series #SOBLACK	Series #GATSBY	Series #93DAYTONA	Series #09TROUT	Series #57STARR	Series #AF15
Assets
Current Assets
Cash and Cash Equivalents	$560	$520	$520	$600	$400	$400	$400
Pre-paid Insurance	-	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-	-
Total Current Assets	560	520	520	600	400	400	400

Collectible Memorabilia - Deposit	-	-	-	-	-	-	-
Collectible Memorabilia - Owned	115,000	50,253	185,100	37,000	225,000	8,000	189,000
TOTAL ASSETS	$115,560	$50,774	$185,620	$37,600	$225,400	$8,400	$189,400

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-	$-
Insurance Payable	952	434	392	169	1,020	42	245
Income Taxes Payable	-	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-	-
Total Liabilities	952	434	392	169	1,020	42	245
Members' Equity
Membership Contributions	115,700	50,853	185,700	37,600	221,063	7,420	189,602
Capital Contribution for Operating Expense	445	412	302	300	277	277	244
Capital Contribution for loss at Offering close	-	-	-	-	4,540	1,182	-
Distribution to RSE Archive	(140)	(80)	(80)	-	(202)	(202)	(202)
Retained Earnings / (Accumulated Deficit)	(1,397)	(846)	(694)	(469)	(1,297)	(319)	(488)
Members' Equity	114,608	50,340	185,228	37,431	224,380	8,358	189,155
TOTAL LIABILITIES AND MEMBERS' EQUITY	$115,560	$50,774	$185,620	$37,600	$225,400	$8,400	$189,400

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2020

	Series #03KOBE2	Series #JOBSMAC	Series #16PETRUS	Series #ALICE	Series #SPIDER10	Series #62MANTLE	Series #BATMAN6
Assets
Current Assets
Cash and Cash Equivalents	$400	$400	$430	$520	$400	$460	$320
Pre-paid Insurance	-	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-	-
Total Current Assets	400	400	430	520	400	460	320

Collectible Memorabilia - Deposit	-	-	-	-	-	-	-
Collectible Memorabilia - Owned	21,000	35,000	38,236	9,300	18,000	132,000	23,500
TOTAL ASSETS	$21,400	$35,400	$38,666	$9,820	$18,400	$132,460	$23,820

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-	$-
Insurance Payable	73	156	144	16	21	748	47
Income Taxes Payable	-	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-	-
Total Liabilities	73	156	144	16	21	748	47
Members' Equity
Membership Contributions	21,629	35,832	38,836	9,900	18,602	132,600	23,900
Capital Contribution for Operating Expense	230	234	193	195	194	192	191
Capital Contribution for loss at Offering close	-	-	-	-	-	-	-
Distribution to RSE Archive	(229)	(432)	(170)	(80)	(202)	(140)	(80)
Retained Earnings / (Accumulated Deficit)	(303)	(390)	(337)	(211)	(215)	(940)	(237)
Members' Equity	21,327	35,244	38,522	9,804	18,379	131,712	23,774
TOTAL LIABILITIES AND MEMBERS' EQUITY	$21,400	$35,400	$38,666	$9,820	$18,400	$132,460	$23,820

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2020

	Series #CLEMENTE2	Series #SUPER14	Series #79STELLA	Series #TKAM	Series #DIMAGGIO2	Series #13BEAUX	Series #88MARIO
Assets
Current Assets
Cash and Cash Equivalents	$400	$460	$600	$534	$321	$4,400	$60,400
Pre-paid Insurance	-	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-	-
Total Current Assets	400	460	600	534	321	4,400	60,400

Collectible Memorabilia - Deposit	-	-	-	-	-	-	-
Collectible Memorabilia - Owned	60,000	120,000	61,528	28,600	17,704	21,877	-
TOTAL ASSETS	$60,400	$120,460	$62,128	$29,134	$18,025	$26,277	$60,400

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-	$-
Insurance Payable	285	191	277	67	45	50	-
Income Taxes Payable	-	-	-	-	-	-	7,359
Due to the Manager or its Affiliates	-	-	28	-	-	4,000	53,036
Total Liabilities	285	191	304	67	45	4,050	60,395
Members' Equity
Membership Contributions	60,602	120,600	62,100	29,200	18,254	22,621	-
Capital Contribution for Operating Expense	175	151	150	151	143	127	68
Capital Contribution for loss at Offering close	-	-	-	-	-	-	-
Distribution to RSE Archive	(202)	(140)	-	(66)	(229)	(344)	(229)
Retained Earnings / (Accumulated Deficit)	(460)	(342)	(427)	(217)	(189)	(177)	165
Members' Equity	60,115	120,269	61,823	29,068	17,980	22,227	5
TOTAL LIABILITIES AND MEMBERS' EQUITY	$60,400	$120,460	$62,128	$29,134	$18,025	$26,277	$60,400

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2020

	Series #ANMLFARM	Series #NASA1	Series #00BRADY	Series #85NES	Series #JUSTICE1	Series #69KAREEM	Series #59JFK
Assets
Current Assets
Cash and Cash Equivalents	$100	$300	$339	$400	$400	$339	$400
Pre-paid Insurance	-	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-	-
Total Current Assets	100	300	339	400	400	339	400

Collectible Memorabilia - Deposit	-	-	-	-	-	-	-
Collectible Memorabilia - Owned	8,800	254,457	35,184	26,000	190,000	23,261	23,100
TOTAL ASSETS	$8,900	$254,757	$35,523	$26,400	$190,400	$23,600	$23,500

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-	$-
Insurance Payable	26	971	79	76	257	52	28
Income Taxes Payable	-	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-	-
Total Liabilities	26	971	79	76	257	52	28
Members' Equity
Membership Contributions	8,966	254,987	35,752	26,859	190,602	23,829	23,702
Capital Contribution for Operating Expense	127	122	103	104	81	81	81
Capital Contribution for loss at Offering close	-	-	-	-	-	-	-
Distribution to RSE Archive	(66)	(229)	(229)	(459)	(202)	(229)	(202)
Retained Earnings / (Accumulated Deficit)	(154)	(1,092)	(182)	(179)	(338)	(133)	(109)
Members' Equity	8,874	253,786	35,444	26,324	190,143	23,548	23,472
TOTAL LIABILITIES AND MEMBERS' EQUITY	$8,900	$254,757	$35,523	$26,400	$190,400	$23,600	$23,500

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2020

	Series #04LEBRON	Series #85JORDAN	Series #GOLDENEYE	Series #MOONSHOE	Series #03LEBRON2	Series #GRAPES	Series #34GEHRIG
Assets
Current Assets
Cash and Cash Equivalents	$400	$600	$326	$420	$320	$400	$339
Pre-paid Insurance	-	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-	-
Total Current Assets	400	600	326	420	320	400	339

Collectible Memorabilia - Deposit	-	-	-	-	-	-	-
Collectible Memorabilia - Owned	44,000	240,000	22,874	150,000	90,227	31,100	29,737
TOTAL ASSETS	$44,400	$240,600	$23,200	$150,420	$90,548	$31,500	$30,076

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-	$-
Insurance Payable	132	567	62	336	180	37	67
Income Taxes Payable	-	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-	-
Total Liabilities	132	567	62	336	180	37	67
Members' Equity
Membership Contributions	44,629	240,600	23,442	150,600	90,728	31,702	30,305
Capital Contribution for Operating Expense	81	81	58	58	58	58	58
Capital Contribution for loss at Offering close	-	-	-	-	-	-	-
Distribution to RSE Archive	(229)	-	(242)	(180)	(180)	(202)	(229)
Retained Earnings / (Accumulated Deficit)	(212)	(648)	(120)	(394)	(239)	(95)	(125)
Members' Equity	44,268	240,033	23,138	150,084	90,367	31,463	30,009
TOTAL LIABILITIES AND MEMBERS' EQUITY	$44,400	$240,600	$23,200	$150,420	$90,548	$31,500	$30,076

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2020

								(Restated)
	Series #98KANGA	Series #06BRM	Series #DUNE	Series #86FLEER	Series #WILDGUN	Series #58PELE2	Series #18LAMAR	Consolidated
Assets
Current Assets
Cash and Cash Equivalents	$420	$400	$460	$805	$400	$805	$7,278	$201,881
Pre-paid Insurance	-	-	-	-	-	-	-	6,566
Pre-paid Storage	-	-	-	-	-	-	-	-
Total Current Assets	420	400	460	805	400	805	7,278	208,447

Collectible Memorabilia - Deposit	-	-	-	-	-	-	-	300,000
Collectible Memorabilia - Owned	150,000	15,720	10,600	146,400	24,000	22,800	-	14,453,625
TOTAL ASSETS	$150,420	$16,120	$11,060	$147,205	$24,400	$23,605	$7,278	$14,692,072

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-	$-	$5,819
Insurance Payable	260	36	17	207	70	32	-	41,535
Income Taxes Payable	-	-	-	-	-	-	7,278	36,637
Due to the Manager or its Affiliates	-	-	-	-	-	-	-	8,417,248
Total Liabilities	260	36	17	207	70	32	7,278	8,501,239
Members' Equity
Membership Contributions	150,600	16,464	11,200	147,447	24,629	23,847	-	6,503,133
Capital Contribution for Operating Expense	58	58	32	32	32	32	72	136,974
Capital Contribution for loss at Offering close	-	-	-	-	-	-	-	9,833
Distribution to RSE Archive	(180)	(344)	(140)	(242)	(229)	(242)	(242)	-
Retained Earnings / (Accumulated Deficit)	(318)	(94)	(49)	(239)	(102)	(65)	170	(189,108)
Members' Equity	150,160	16,084	11,044	146,998	24,330	23,573	-	6,460,832
TOTAL LIABILITIES AND MEMBERS' EQUITY	$150,420	$16,120	$11,060	$147,205	$24,400	$23,605	$7,278	$14,692,072

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2021 (unaudited)

	Series #52MANTLE	Series #71MAYS	Series #RLEXPEPSI	Series #10COBB	Series #POTTER	Series #TWOCITIES
Operating Expenses
Storage	$22	$12	$-	$12	$3	$4
Transportation	-	-	-	-	-	-
Insurance	587	246	79	164	59	11
Professional Fees	600	600	600	600	600	600
Marketing Expense	-	-	-	-	-	-
Total Operating Expenses	1,209	858	679	776	662	615
Operating Loss	(1,209)	(858)	(679)	(776)	(662)	(615)
Other Expenses
Interest Expense and Financing Fees	-	-	-	-	-	-
Other Income / (Loss)
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,209)	(858)	(679)	(776)	(662)	(615)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(1,209)	$(858)	$(679)	$(776)	$(662)	$(615)

Basic and Diluted (Loss) per Membership Interest	$(1.21)	$(0.43)	$(0.34)	$(0.78)	$(0.22)	$(3.07)
Weighted Average Membership Interests	1,000	2,000	2,000	1,000	3,000	200

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2021 (unaudited)

	Series #FROST	Series #BIRKINBLU	Series #SMURF	Series #70RLEX	Series #EINSTEIN	Series #HONUS
Operating Expenses
Storage	$4	$5	$-	$54	$69	$-
Transportation	-	-	-	199	-	-
Insurance	9	258	138	84	10	2,347
Professional Fees	600	600	600	600	600	600
Marketing Expense	-	-	-	-	-	-
Total Operating Expenses	613	863	739	937	679	2,947
Operating Loss	(613)	(863)	(739)	(937)	(679)	(2,947)
Other Expenses
Interest Expense and Financing Fees	-	-	-	-	-	-
Other Income / (Loss)
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(613)	(863)	(739)	(937)	(679)	(2,947)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(613)	$(863)	$(739)	$(937)	$(679)	$(2,947)

Basic and Diluted (Loss) per Membership Interest	$(3.07)	$(0.86)	$(0.37)	$(0.94)	$(0.34)	$(0.29)
Weighted Average Membership Interests	200	1,000	2,000	1,000	2,000	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2021 (unaudited)

	Series #75ALI	Series #71ALI	Series #APROAK	Series #88JORDAN	Series #BIRKINBOR	Series #33RUTH
Operating Expenses
Storage	$12	$-	$-	$-	$6	$12
Transportation	-	-	31	-	-	-
Insurance	207	-	340	94	235	347
Professional Fees	600	-	590	600	600	600
Marketing Expense	-	-	-	-	-	-
Total Operating Expenses	819	-	961	694	841	959
Operating Loss	(819)	-	(961)	(694)	(841)	(959)
Other Expenses
Interest Expense and Financing Fees	-	-	-	-	-	-
Other Income / (Loss)
Gain on Sale	-	-	37,500	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(819)	-	36,539	(694)	(841)	(959)
Provision for Income Taxes	-	-	7,264	-	-	-
Net Income / (Loss)	$(819)	$-	$29,275	$(694)	$(841)	$(959)

Basic and Diluted (Loss) per Membership Interest	$(0.82)	$-	$29.27	$(0.35)	$(0.42)	$(0.48)
Weighted Average Membership Interests	1,000	-	1,000	2,000	2,000	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2021 (unaudited)

	Series #SPIDER1	Series #BATMAN3	Series #ULYSSES	Series #ROOSEVELT	Series #56MANTLE	Series #AGHOWL
Operating Expenses
Storage	$4	$4	$4	$4	$12	$4
Transportation	-	-	-	-	-	-
Insurance	18	68	20	15	42	14
Professional Fees	600	600	600	600	600	600
Marketing Expense	-	-	-	-	-	-
Total Operating Expenses	622	672	624	619	654	618
Operating Loss	(622)	(672)	(624)	(619)	(654)	(618)
Other Expenses
Interest Expense and Financing Fees	-	-	-	-	-	-
Other Income / (Loss)
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(622)	(672)	(624)	(619)	(654)	(618)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(622)	$(672)	$(624)	$(619)	$(654)	$(618)

Basic and Diluted (Loss) per Membership Interest	$(0.62)	$(0.67)	$(1.25)	$(0.62)	$(0.07)	$(1.24)
Weighted Average Membership Interests	1,000	1,000	500	1,000	10,000	500

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2021 (unaudited)

	Series #98JORDAN	Series #18ZION	Series #SNOOPY	Series #APOLLO11	Series #24RUTHBAT	Series #YOKO
Operating Expenses
Storage	$-	$12	$-	$12	$24	$4
Transportation	-	-	-	-	-	-
Insurance	-	63	113	141	1,174	11
Professional Fees	-	600	600	600	600	600
Marketing Expense	-	-	-	-	-	-
Total Operating Expenses	-	675	713	753	1,798	615
Operating Loss	-	(675)	(713)	(753)	(1,798)	(615)
Other Expenses
Interest Expense and Financing Fees	-	-	-	-	-	-
Other Income / (Loss)
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	-	(675)	(713)	(753)	(1,798)	(615)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$-	$(675)	$(713)	$(753)	$(1,798)	$(615)

Basic and Diluted (Loss) per Membership Interest	$-	$(1.35)	$(0.36)	$(0.75)	$(0.60)	$(3.08)
Weighted Average Membership Interests	-	500	2,000	1,000	3,000	200

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2021 (unaudited)

	Series #86JORDAN	Series #HULK1	Series #RUTHBALL1	Series #HIMALAYA	Series #38DIMAGGIO	Series #55CLEMENTE
Operating Expenses
Storage	$-	$4	$12	$1	$12	$12
Transportation	-	-	-	124	-	-
Insurance	-	78	127	610	94	169
Professional Fees	-	600	600	600	600	600
Marketing Expense	-	-	-	-	-	-
Total Operating Expenses	-	682	739	1,335	706	781
Operating Loss	-	(682)	(739)	(1,335)	(706)	(781)
Other Expenses
Interest Expense and Financing Fees	-	-	-	-	-	-
Other Income / (Loss)
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	-	(682)	(739)	(1,335)	(706)	(781)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$-	$(682)	$(739)	$(1,335)	$(706)	$(781)

Basic and Diluted (Loss) per Membership Interest	$-	$(0.34)	$(0.37)	$(0.67)	$(0.71)	$(0.78)
Weighted Average Membership Interests	-	2,000	2,000	2,000	1,000	1,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2021 (unaudited)

	Series #LOTR	Series #CATCHER	Series #BOND1	Series #SUPER21	Series #BATMAN1	Series #BIRKINTAN
Operating Expenses
Storage	$4	$4	$4	$4	$4	$6
Transportation	-	-	-	-	-	-
Insurance	25	10	33	6	62	117
Professional Fees	600	600	600	600	600	600
Marketing Expense	-	-	-	-	-	-
Total Operating Expenses	629	614	637	610	666	723
Operating Loss	(629)	(614)	(637)	(610)	(666)	(723)
Other Expenses
Interest Expense and Financing Fees	-	-	-	-	-	-
Other Income / (Loss)
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(629)	(614)	(637)	(610)	(666)	(723)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(629)	$(614)	$(637)	$(610)	$(666)	$(723)

Basic and Diluted (Loss) per Membership Interest	$(0.63)	$(1.23)	$(0.64)	$(0.07)	$(0.67)	$(0.72)
Weighted Average Membership Interests	1,000	500	1,000	8,500	1,000	1,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2021 (unaudited)

	Series #GMTBLACK1	Series #61JFK	Series #POKEMON1	Series #50JACKIE	Series #LINCOLN	Series #STARWARS1
Operating Expenses
Storage	$-	$4	$12	$-	$4	$4
Transportation	-	-	-	-	-	-
Insurance	127	15	554	-	58	9
Professional Fees	600	600	600	-	600	600
Marketing Expense	-	-	-	-	-	-
Total Operating Expenses	727	619	1,166	-	662	613
Operating Loss	(727)	(619)	(1,166)	-	(662)	(613)
Other Expenses
Interest Expense and Financing Fees	-	-	-	-	-	-
Other Income / (Loss)
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(727)	(619)	(1,166)	-	(662)	(613)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(727)	$(619)	$(1,166)	$-	$(662)	$(613)

Basic and Diluted (Loss) per Membership Interest	$(0.73)	$(0.31)	$(0.23)	$-	$(0.17)	$(0.05)
Weighted Average Membership Interests	1,000	2,000	5,000	-	4,000	12,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2021 (unaudited)

	Series #68MAYS	Series #56TEDWILL	Series #TMNT1	Series #CAPTAIN3	Series #51MANTLE	Series #CHURCHILL
Operating Expenses
Storage	$12	$12	$5	$4	$12	$4
Transportation	-	-	-	-	-	-
Insurance	150	376	45	32	138	6
Professional Fees	600	600	520	600	600	600
Marketing Expense	-	-	-	-	-	-
Total Operating Expenses	762	988	569	636	750	610
Operating Loss	(762)	(988)	(569)	(636)	(750)	(610)
Other Expenses
Interest Expense and Financing Fees	-	-	-	-	-	-
Other Income / (Loss)
Gain on Sale	-	-	41,000	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(762)	(988)	40,431	(636)	(750)	(610)
Provision for Income Taxes	-	-	8,405	-	-	-
Net Income / (Loss)	$(762)	$(988)	$32,025	$(636)	$(750)	$(610)

Basic and Diluted (Loss) per Membership Interest	$(0.38)	$(0.49)	$32.03	$(0.64)	$(0.38)	$(0.08)
Weighted Average Membership Interests	2,000	2,000	1,000	1,000	2,000	7,500

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2021 (unaudited)

	Series #SHKSPR4	Series #03KOBE	Series #03LEBRON	Series #03JORDAN	Series #39TEDWILL	Series #94JETER
Operating Expenses
Storage	$4	$12	$12	$12	$12	$12
Transportation	-	-	-	-	-	-
Insurance	95	207	117	155	130	183
Professional Fees	600	600	600	600	600	600
Marketing Expense	-	84	84	84	-	-
Total Operating Expenses	699	902	813	851	742	795
Operating Loss	(699)	(902)	(813)	(851)	(742)	(795)
Other Expenses
Interest Expense and Financing Fees	-	-	-	-	-	-
Other Income / (Loss)
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(699)	(902)	(813)	(851)	(742)	(795)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(699)	$(902)	$(813)	$(851)	$(742)	$(795)

Basic and Diluted (Loss) per Membership Interest	$(0.70)	$(0.14)	$(0.41)	$(0.43)	$(0.13)	$(0.80)
Weighted Average Membership Interests	1,000	6,250	2,000	2,000	5,600	1,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2021 (unaudited)

	Series #2020TOPPS	Series #FANFOUR1	Series #85MARIO	Series #TOS39	Series #DAREDEV1	Series #05LATOUR
Operating Expenses
Storage	$12	$3	$17	$4	$4	$-
Transportation	-	-	-	-	-	-
Insurance	460	76	657	108	9	18
Professional Fees	600	543	600	600	600	600
Marketing Expense	-	-	-	-	-	-
Total Operating Expenses	1,072	622	1,274	712	613	618
Operating Loss	(1,072)	(622)	(1,274)	(712)	(613)	(618)
Other Expenses
Interest Expense and Financing Fees	-	-	-	-	-	-
Other Income / (Loss)
Gain on Sale	-	25,937	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,072)	25,314	(1,274)	(712)	(613)	(618)
Provision for Income Taxes	-	5,216	-	-	-	-
Net Income / (Loss)	$(1,072)	$20,099	$(1,274)	$(712)	$(613)	$(618)

Basic and Diluted (Loss) per Membership Interest	$(0.11)	$10.05	$(0.42)	$(0.24)	$(0.05)	$(0.62)
Weighted Average Membership Interests	10,000	2,000	3,000	3,000	11,500	1,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2021 (unaudited)

	Series #16SCREAG	Series #14DRC	Series #86RICE	Series #57MANTLE	Series #FAUBOURG	Series #SOBLACK
Operating Expenses
Storage	$-	$-	$12	$12	$1	$1
Transportation	-	-	-	-	124	124
Insurance	79	113	94	38	540	235
Professional Fees	600	600	600	600	600	600
Marketing Expense	-	-	-	-	-	-
Total Operating Expenses	679	713	706	650	1,265	960
Operating Loss	(679)	(713)	(706)	(650)	(1,265)	(960)
Other Expenses
Interest Expense and Financing Fees	-	-	-	-	-	-
Other Income / (Loss)
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(679)	(713)	(706)	(650)	(1,265)	(960)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(679)	$(713)	$(706)	$(650)	$(1,265)	$(960)

Basic and Diluted (Loss) per Membership Interest	$(0.68)	$(0.71)	$(0.03)	$(0.08)	$(0.63)	$(0.96)
Weighted Average Membership Interests	1,000	1,000	23,000	8,000	2,000	1,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2021 (unaudited)

	Series #GATSBY	Series #93DAYTONA	Series #09TROUT	Series #57STARR	Series #AF15	Series #03KOBE2
Operating Expenses
Storage	$4	$-	$12	$12	$3	$12
Transportation	-	-	-	-	-	-
Insurance	167	33	1,056	38	143	99
Professional Fees	600	600	600	600	520	600
Marketing Expense	-	-	-	-	-	84
Total Operating Expenses	771	634	1,668	650	666	794
Operating Loss	(771)	(634)	(1,668)	(650)	(666)	(794)
Other Expenses
Interest Expense and Financing Fees	-	-	-	-	-	-
Other Income / (Loss)
Gain on Sale	-	-	-	-	51,000	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(771)	(634)	(1,668)	(650)	50,334	(794)
Provision for Income Taxes	-	-	-	-	10,518	-
Net Income / (Loss)	$(771)	$(634)	$(1,668)	$(650)	$39,816	$(794)

Basic and Diluted (Loss) per Membership Interest	$(0.19)	$(0.32)	$(0.15)	$(0.08)	$4.98	$(0.14)
Weighted Average Membership Interests	4,000	2,000	11,250	8,000	8,000	5,750

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2021 (unaudited)

	Series #JOBSMAC	Series #16PETRUS	Series #ALICE	Series #SPIDER10	Series #62MANTLE	Series #BATMAN6
Operating Expenses
Storage	$2	$-	$4	$4	$12	$4
Transportation	-	-	-	-	-	-
Insurance	164	94	8	16	620	21
Professional Fees	600	600	600	600	600	600
Marketing Expense	-	-	-	-	-	-
Total Operating Expenses	766	694	612	620	1,232	625
Operating Loss	(766)	(694)	(612)	(620)	(1,232)	(625)
Other Expenses
Interest Expense and Financing Fees	-	-	-	-	-	-
Other Income / (Loss)
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(766)	(694)	(612)	(620)	(1,232)	(625)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(766)	$(694)	$(612)	$(620)	$(1,232)	$(625)

Basic and Diluted (Loss) per Membership Interest	$(0.15)	$(0.08)	$(0.05)	$(0.15)	$(0.21)	$(0.31)
Weighted Average Membership Interests	5,000	9,000	12,000	4,200	6,000	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2021 (unaudited)

	Series #CLEMENTE2	Series #SUPER14	Series #79STELLA	Series #TKAM	Series #DIMAGGIO2	Series #13BEAUX
Operating Expenses
Storage	$12	$4	$37	$4	$0	$-
Transportation	-	-	378	-	-	-
Insurance	282	108	289	26	83	54
Professional Fees	600	600	600	600	600	600
Marketing Expense	-	-	-	-	-	-
Total Operating Expenses	894	712	1,304	630	683	654
Operating Loss	(894)	(712)	(1,304)	(630)	(683)	(654)
Other Expenses
Interest Expense and Financing Fees	-	-	-	-	-	-
Other Income / (Loss)
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(894)	(712)	(1,304)	(630)	(683)	(654)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(894)	$(712)	$(1,304)	$(630)	$(683)	$(654)

Basic and Diluted (Loss) per Membership Interest	$(0.45)	$(0.14)	$(0.09)	$(0.31)	$(0.34)	$(0.13)
Weighted Average Membership Interests	2,000	5,200	13,800	2,000	2,000	5,100

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2021 (unaudited)

	Series #88MARIO	Series #ANMLFARM	Series #NASA1	Series #00BRADY	Series #85NES	Series #JUSTICE1
Operating Expenses
Storage	$-	$4	$12	$12	$2	$4
Transportation	-	-	-	-	-	-
Insurance	-	8	1,174	165	122	171
Professional Fees	-	600	600	600	600	600
Marketing Expense	-	-	-	-	-	-
Total Operating Expenses	-	612	1,786	777	724	775
Operating Loss	-	(612)	(1,786)	(777)	(724)	(775)
Other Expenses
Interest Expense and Financing Fees	-	-	-	-	-	-
Other Income / (Loss)
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	-	(612)	(1,786)	(777)	(724)	(775)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$-	$(612)	$(1,786)	$(777)	$(724)	$(775)

Basic and Diluted (Loss) per Membership Interest	$-	$(0.61)	$(0.18)	$(0.21)	$(0.09)	$(0.16)
Weighted Average Membership Interests	-	1,000	10,000	3,750	8,000	5,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2021 (unaudited)

	Series #69KAREEM	Series #59JFK	Series #04LEBRON	Series #85JORDAN	Series #GOLDENEYE	Series #MOONSHOE
Operating Expenses
Storage	$12	$19	$12	$49	$2	$24
Transportation	-	-	-	-	-	-
Insurance	109	21	207	1,127	107	704
Professional Fees	600	600	600	600	600	600
Marketing Expense	84	-	84	84	-	-
Total Operating Expenses	805	640	902	1,860	709	1,328
Operating Loss	(805)	(640)	(902)	(1,860)	(709)	(1,328)
Other Expenses
Interest Expense and Financing Fees	-	-	-	-	-	-
Other Income / (Loss)
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(805)	(640)	(902)	(1,860)	(709)	(1,328)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(805)	$(640)	$(902)	$(1,860)	$(709)	$(1,328)

Basic and Diluted (Loss) per Membership Interest	$(0.32)	$(0.32)	$(0.18)	$(0.19)	$(0.14)	$(0.07)
Weighted Average Membership Interests	2,500	2,000	5,000	10,000	5,000	18,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2021 (unaudited)

	Series #03LEBRON2	Series #GRAPES	Series #34GEHRIG	Series #98KANGA	Series #06BRM	Series #DUNE
Operating Expenses
Storage	$12	$4	$12	$12	$-	$4
Transportation	-	-	-	-	-	-
Insurance	423	28	139	704	39	9
Professional Fees	600	600	600	600	600	600
Marketing Expense	84	-	-	-	-	-
Total Operating Expenses	1,119	632	751	1,316	639	613
Operating Loss	(1,119)	(632)	(751)	(1,316)	(639)	(613)
Other Expenses
Interest Expense and Financing Fees	-	-	-	-	-	-
Other Income / (Loss)
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,119)	(632)	(751)	(1,316)	(639)	(613)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(1,119)	$(632)	$(751)	$(1,316)	$(639)	$(613)

Basic and Diluted (Loss) per Membership Interest	$(0.22)	$(0.32)	$(0.15)	$(0.06)	$(0.35)	$(0.61)
Weighted Average Membership Interests	5,000	2,000	5,000	21,250	1,850	1,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2021 (unaudited)

	Series #86FLEER	Series #WILDGUN	Series #58PELE2	Series #18LAMAR	Series #13GIANNIS	Series #AVENGERS1
Operating Expenses
Storage	$12	$2	$160	$-	$10	$3
Transportation	-	-	-	-	-	-
Insurance	687	113	33	-	92	209
Professional Fees	600	600	600	-	561	561
Marketing Expense	84	-	-	-	84	-
Total Operating Expenses	1,383	714	794	-	747	774
Operating Loss	(1,383)	(714)	(794)	-	(747)	(774)
Other Expenses
Interest Expense and Financing Fees	-	-	-	-	-	-
Other Income / (Loss)
Gain on Sale	-	-	39,200	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,383)	(714)	38,406	-	(747)	(774)
Provision for Income Taxes	-	-	8,102	-	-	-
Net Income / (Loss)	$(1,383)	$(714)	$30,305	$-	$(747)	$(774)

Basic and Diluted (Loss) per Membership Interest	$(0.08)	$(0.18)	$5.72	$-	$(0.15)	$(0.15)
Weighted Average Membership Interests	16,500	4,000	5,300	-	5,000	5,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2021 (unaudited)

	Series #04MESSI	Series #AVENGE57	Series #03TACHE	Series #99TMB2	Series #PUNCHOUT	Series #BULLSRING
Operating Expenses
Storage	$10	$4	$-	$12	$10	$-
Transportation	-	-	-	-	-	-
Insurance	-	14	161	236	376	1,172
Professional Fees	561	561	561	561	561	561
Marketing Expense	-	-	-	-	-	-
Total Operating Expenses	571	580	722	809	947	1,733
Operating Loss	(571)	(580)	(722)	(809)	(947)	(1,733)
Other Expenses
Interest Expense and Financing Fees	-	-	-	-	-	-
Other Income / (Loss)
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(571)	(580)	(722)	(809)	(947)	(1,733)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(571)	$(580)	$(722)	$(809)	$(947)	$(1,733)

Basic and Diluted (Loss) per Membership Interest	$(0.06)	$(0.03)	$(0.05)	$(0.08)	$(0.09)	$(0.06)
Weighted Average Membership Interests	9,000	20,000	15,600	10,000	10,000	30,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2021 (unaudited)

	Series #70AARON	Series #96CHARZRD	Series #01TIGER	Series #ICECLIMB	Series #09COBB	Series #51HOWE
Operating Expenses
Storage	$12	$10	$10	$1	$10	$10
Transportation	-	-	-	-	-	-
Insurance	76	272	73	329	130	186
Professional Fees	561	561	561	561	542	542
Marketing Expense	-	-	-	-	-	-
Total Operating Expenses	649	843	645	891	682	738
Operating Loss	(649)	(843)	(645)	(891)	(682)	(738)
Other Expenses
Interest Expense and Financing Fees	-	-	-	-	-	-
Other Income / (Loss)
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(649)	(843)	(645)	(891)	(682)	(738)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(649)	$(843)	$(645)	$(891)	$(682)	$(738)

Basic and Diluted (Loss) per Membership Interest	$(0.11)	$(0.13)	$(0.35)	$(0.09)	$(0.09)	$(0.15)
Weighted Average Membership Interests	6,000	6,500	1,850	10,000	8,000	5,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2021 (unaudited)

	Series #96JORDAN2	Series #JUNGLEBOX	Series #59FLASH	Series #FOSSILBOX	Series #THOR	Series #POKEBLUE
Operating Expenses
Storage	$102	$-	$3	$10	$4	$1
Transportation	-	-	-	-	-	-
Insurance	225	141	52	85	-	94
Professional Fees	542	542	523	523	523	516
Marketing Expense	84	-	-	-	-	-
Total Operating Expenses	952	683	578	617	527	611
Operating Loss	(952)	(683)	(578)	(617)	(527)	(611)
Other Expenses
Interest Expense and Financing Fees	-	-	-	-	-	-
Other Income / (Loss)
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(952)	(683)	(578)	(617)	(527)	(611)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(952)	$(683)	$(578)	$(617)	$(527)	$(611)

Basic and Diluted (Loss) per Membership Interest	$(0.09)	$(0.10)	$(0.06)	$(0.15)	$(0.05)	$(0.25)
Weighted Average Membership Interests	10,800	6,900	10,000	4,200	10,750	2,400

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2021 (unaudited)

	Series #98GTA	Series #PICNIC	Series #DOMINOS	Series #58PELE	Series #09CURRY	Series #84JORDAN
Operating Expenses
Storage	$1	$6	$-	$20	$8	$8
Transportation	-	-	-	-	-	-
Insurance	62	225	40	1,352	107	1,467
Professional Fees	516	516	516	513	496	496
Marketing Expense	-	-	-	-	84	84
Total Operating Expenses	579	747	556	1,885	695	2,055
Operating Loss	(579)	(747)	(556)	(1,885)	(695)	(2,055)
Other Expenses
Interest Expense and Financing Fees	-	-	-	-	-	-
Other Income / (Loss)
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(579)	(747)	(556)	(1,885)	(695)	(2,055)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(579)	$(747)	$(556)	$(1,885)	$(695)	$(2,055)

Basic and Diluted (Loss) per Membership Interest	$(0.18)	$(0.37)	$(0.28)	$(0.06)	$(0.28)	$(0.14)
Weighted Average Membership Interests	3,150	2,000	2,000	31,500	2,500	15,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2021 (unaudited)

	Series #09BEAUX	Series #KEROUAC	Series #96JORDAN	Series #FEDERAL	Series #62BOND	Series #71TOPPS
Operating Expenses
Storage	$-	$3	$47	$4	$3	$41
Transportation	-	-	-	-	-	-
Insurance	59	60	197	108	69	282
Professional Fees	496	479	479	479	479	443
Marketing Expense	-	-	84	-	-	-
Total Operating Expenses	556	541	807	591	550	766
Operating Loss	(556)	(541)	(807)	(591)	(550)	(766)
Other Expenses
Interest Expense and Financing Fees	-	-	-	-	-	-
Other Income / (Loss)
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(556)	(541)	(807)	(591)	(550)	(766)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(556)	$(541)	$(807)	$(591)	$(550)	$(766)

Basic and Diluted (Loss) per Membership Interest	$(0.08)	$(0.11)	$(0.07)	$(0.06)	$(0.04)	$(0.05)
Weighted Average Membership Interests	6,800	4,900	12,000	10,000	15,500	17,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2021 (unaudited)

	Series #DEATON	Series #98ZELDA	Series #03JORDAN2	Series #WOLVERINE	Series #91JORDAN	Series #79GRETZKY
Operating Expenses
Storage	$1,107	$40	$8	$4	$47	$-
Transportation	-	-	-	-	-	-
Insurance	552	94	169	38	315	3,380
Professional Fees	443	443	425	425	418	414
Marketing Expense	-	-	-	-	84	-
Total Operating Expenses	2,102	577	602	467	864	3,794
Operating Loss	(2,102)	(577)	(602)	(467)	(864)	(3,794)
Other Expenses
Interest Expense and Financing Fees	-	-	-	-	-	-
Other Income / (Loss)
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(2,102)	(577)	(602)	(467)	(864)	(3,794)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(2,102)	$(577)	$(602)	$(467)	$(864)	$(3,794)

Basic and Diluted (Loss) per Membership Interest	$(0.18)	$(0.12)	$(0.06)	$(0.09)	$(0.09)	$(0.19)
Weighted Average Membership Interests	11,400	5,000	10,000	5,000	10,000	20,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2021 (unaudited)

	Series #17DUJAC	Series #FAUBOURG2	Series #MOSASAUR	Series #92JORDAN	Series #14KOBE	Series #03LEBRON3
Operating Expenses
Storage	$-	$1	$887	$6	$12	$-
Transportation	-	124	-	-	-	-
Insurance	36	-	39	169	325	958
Professional Fees	377	377	355	355	355	355
Marketing Expense	-	-	-	84	84	84
Total Operating Expenses	413	502	1,281	614	776	1,396
Operating Loss	(413)	(502)	(1,281)	(614)	(776)	(1,396)
Other Expenses
Interest Expense and Financing Fees	-	-	-	-	-	-
Other Income / (Loss)
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(413)	(502)	(1,281)	(614)	(776)	(1,396)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(413)	$(502)	$(1,281)	$(614)	$(776)	$(1,396)

Basic and Diluted (Loss) per Membership Interest	$(0.13)	$(0.05)	$(0.21)	$(0.09)	$(0.08)	$(0.14)
Weighted Average Membership Interests	3,250	11,000	6,000	7,000	9,750	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2021 (unaudited)

	Series #95TOPSUN	Series #09TROUT2	Series #59BOND	Series #OPEECHEE	Series #ROCKETBOX	Series #94JORDAN
Operating Expenses
Storage	$6	$2	$6	$6	$6	$6
Transportation	-	-	-	-	-	-
Insurance	225	218	62	1,183	118	344
Professional Fees	355	352	352	352	332	332
Marketing Expense	-	-	-	-	-	84
Total Operating Expenses	586	571	419	1,541	456	766
Operating Loss	(586)	(571)	(419)	(1,541)	(456)	(766)
Other Expenses
Interest Expense and Financing Fees	-	-	-	-	-	-
Other Income / (Loss)
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(586)	(571)	(419)	(1,541)	(456)	(766)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(586)	$(571)	$(419)	$(1,541)	$(456)	$(766)

Basic and Diluted (Loss) per Membership Interest	$(0.06)	$(0.05)	$(0.04)	$(0.15)	$(0.10)	$(0.08)
Weighted Average Membership Interests	10,000	11,200	10,250	10,000	4,750	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2021 (unaudited)

	Series #18LUKA	Series #86DK3	Series #FANFOUR5	Series #16KOBE	Series #11BELAIR	Series #76PAYTON
Operating Expenses
Storage	$4	$1	$1	$4	$-	$4
Transportation	-	-	-	-	-	-
Insurance	94	167	60	2,963	7	227
Professional Fees	283	283	283	283	283	283
Marketing Expense	84	-	-	-	-	-
Total Operating Expenses	465	451	344	3,250	290	514
Operating Loss	(465)	(451)	(344)	(3,250)	(290)	(514)
Other Expenses
Interest Expense and Financing Fees	-	-	-	-	-	-
Other Income / (Loss)
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(465)	(451)	(344)	(3,250)	(290)	(514)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(465)	$(451)	$(344)	$(3,250)	$(290)	$(514)

Basic and Diluted (Loss) per Membership Interest	$(0.09)	$(0.10)	$(0.03)	$(0.03)	$(0.15)	$(0.05)
Weighted Average Membership Interests	5,300	4,350	10,000	100,000	2,000	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2021 (unaudited)

	Series #17MAHOMES	Series #85MJPROMO	Series #96KOBE	Series #99CHARZRD	Series #68RYAN	Series #MARADONA
Operating Expenses
Storage	$-	$4	$4	$2	$4	$4
Transportation	-	-	-	-	-	-
Insurance	981	98	261	1,305	236	53
Professional Fees	283	283	277	277	277	277
Marketing Expense	-	84	84	-	-	-
Total Operating Expenses	1,264	469	625	1,584	516	333
Operating Loss	(1,264)	(469)	(625)	(1,584)	(516)	(333)
Other Expenses
Interest Expense and Financing Fees	-	-	-	-	-	-
Other Income / (Loss)
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,264)	(469)	(625)	(1,584)	(516)	(333)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(1,264)	$(469)	$(625)	$(1,584)	$(516)	$(333)

Basic and Diluted (Loss) per Membership Interest	$(0.05)	$(0.13)	$(0.09)	$(0.05)	$(0.05)	$(0.17)
Weighted Average Membership Interests	25,000	3,500	7,000	35,000	10,000	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2021 (unaudited)

	Series #POKEYELOW	Series #POKELUGIA	Series #XMEN1	Series #VANHALEN	Series #48JACKIE	Consolidated
Operating Expenses
Storage	$1	$4	$-	$2	$-	$17,701
Transportation	-	-	-	-	-	1,247
Insurance	197	381	163	53	1,596	82,886
Professional Fees	260	260	220	253	253	91,704
Marketing Expense	-	-	-	-	-	40,226
Total Operating Expenses	458	645	383	308	1,849	233,764
Operating Loss	(458)	(645)	(383)	(308)	(1,849)	(233,764)
Other Expenses
Interest Expense and Financing Fees	-	-	-	-	-	159
Other Income / (Loss)
Gain on Sale	-	-	110,000	-	-	304,637
Loss on Sale	-	-	-	-	-	(6)
Loss on Impairment	-	-	-	-	-	(345,120)
Income / (Loss) Before Income Taxes	(458)	(645)	109,617	(308)	(1,849)	(274,412)
Provision for Income Taxes	-	-	23,070	-	-	62,574
Net Income / (Loss)	$(458)	$(645)	$86,548	$(308)	$(1,849)	$(336,986)

Basic and Diluted (Loss) per Membership Interest	$(0.04)	$(0.06)	$7.21	$(0.06)	$(0.10)
Weighted Average Membership Interests	11,000	10,000	12,000	5,000	18,750

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations
Six Months Ended June 30, 2020 (unaudited)

	Series #52MANTLE	Series #71MAYS	Series #RLEXPEPSI	Series #10COBB	Series #POTTER
Operating Expenses
Storage	$-	$3	$-	$-	$1
Transportation	-	-	-	-	-
Insurance	859	361	115	240	185
Professional Fees	600	600	600	600	600
Marketing Expense	-	-	-	-	-
Total Operating Expenses	1,459	964	715	840	786
Operating Loss	(1,459)	(964)	(715)	(840)	(786)
Other Expenses
Interest Expense and Financing Fees	-	-	-	-	-
Purchase Option Expense	-	-	-	-	-
Other Income/(Loss)
Gain (Loss) on Sale	-	-	-	-	-
Loss on Impairment	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,459)	(964)	(715)	(840)	(786)
Provision for Income Taxes	-	-	-	-	-
Net income/(loss)	$(1,459)	$(964)	$(715)	$(840)	$(786)

Basic and Diluted (Loss) per Membership Interest	$(1.46)	$(0.48)	$(0.36)	$(0.84)	$(0.26)
Weighted Average Membership Interests	1,000	2,000	2,000	1,000	3,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations
Six Months Ended June 30, 2020 (unaudited)

	Series #TWOCITIES	Series #FROST	Series #BIRKINBLU	Series #SMURF	Series #70RLEX
Operating Expenses
Storage	$1	$1	$1	$-	$-
Transportation	-	-	-	-	-
Insurance	34	29	378	203	123
Professional Fees	600	600	600	600	600
Marketing Expense	-	-	-	-	-
Total Operating Expenses	635	630	979	803	723
Operating Loss	(635)	(630)	(979)	(803)	(723)
Other Expenses
Interest Expense and Financing Fees	-	-	-	-	-
Purchase Option Expense	-	-	-	-	-
Other Income/(Loss)
Gain (Loss) on Sale	-	-	-	-	-
Loss on Impairment	-	-	-	-	-
Income / (Loss) Before Income Taxes	(635)	(630)	(979)	(803)	(723)
Provision for Income Taxes	-	-	-	-	-
Net income/(loss)	$(635)	$(630)	$(979)	$(803)	$(723)

Basic and Diluted (Loss) per Membership Interest	$(3.18)	$(3.15)	$(0.98)	$(0.40)	$(0.72)
Weighted Average Membership Interests	200	200	1,000	2,000	1,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations
Six Months Ended June 30, 2020 (unaudited)

	Series #EINSTEIN	Series #HONUS	Series #75ALI	Series #71ALI	Series #APROAK
Operating Expenses
Storage	$1	$-	$4	$1	$-
Transportation	-	-	65	-	-
Insurance	31	3,435	302	41	597
Professional Fees	600	600	600	121	594
Marketing Expense	-	-	47	47	-
Total Operating Expenses	632	4,035	1,018	210	1,191
Operating Loss	(632)	(4,035)	(1,018)	(210)	(1,191)
Other Expenses
Interest Expense and Financing Fees	-	-	-	-	-
Purchase Option Expense	-	-	-	-	-
Other Income/(Loss)
Gain (Loss) on Sale	-	-	-	(8,950)	-
Loss on Impairment	-	-	-	-	-
Income / (Loss) Before Income Taxes	(632)	(4,035)	(1,018)	8,740	(1,191)
Provision for Income Taxes	-	-	-	3,005	-
Net income/(loss)	$(632)	$(4,035)	$(1,018)	$5,735	$(1,191)

Basic and Diluted (Loss) per Membership Interest	$(0.32)	$(0.40)	$(0.51)	$2.87	$(1.19)
Weighted Average Membership Interests	2,000	10,000	2,000	2,000	1,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations
Six Months Ended June 30, 2020 (unaudited)

	Series #88JORDAN	Series #BIRKINBOR	Series #33RUTH	Series #SPIDER1	Series #BATMAN3
Operating Expenses
Storage	$1	$-	$-	$1	$-
Transportation	-	-	-	-	-
Insurance	175	418	634	69	258
Professional Fees	510	435	414	390	390
Marketing Expense	-	-	-	-	-
Total Operating Expenses	686	853	1,048	460	648
Operating Loss	(686)	(853)	(1,048)	(460)	(648)
Other Expenses
Interest Expense and Financing Fees	-	-	-	-	-
Purchase Option Expense	-	-	-	-	-
Other Income/(Loss)
Gain (Loss) on Sale	-	-	-	-	-
Loss on Impairment	-	-	-	-	-
Income / (Loss) Before Income Taxes	(686)	(853)	(1,048)	(460)	(648)
Provision for Income Taxes	-	-	-	-	-
Net income/(loss)	$(686)	$(853)	$(1,048)	$(460)	$(648)

Basic and Diluted (Loss) per Membership Interest	$(0.34)	$(0.43)	$(0.52)	$(0.46)	$(0.65)
Weighted Average Membership Interests	2,000	2,000	2,000	1,000	1,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations
Six Months Ended June 30, 2020 (unaudited)

	Series #ULYSSES	Series #ROOSEVELT	Series #56MANTLE	Series #AGHOWL	Series #98JORDAN
Operating Expenses
Storage	$-	$1	$-	$-	$-
Transportation	-	-	-	-	-
Insurance	36	27	77	25	209
Professional Fees	371	371	368	368	165
Marketing Expense	-	-	-	-	-
Total Operating Expenses	407	399	445	393	374
Operating Loss	(407)	(399)	(445)	(393)	(374)
Other Expenses
Interest Expense and Financing Fees	-	-	-	-	-
Purchase Option Expense	-	-	-	-	-
Other Income/(Loss)
Gain (Loss) on Sale	-	-	-	-	(44,935)
Loss on Impairment	-	-	-	-	-
Income / (Loss) Before Income Taxes	(407)	(399)	(445)	(393)	44,561
Provision for Income Taxes	-	-	-	-	9,408
Net income/(loss)	$(407)	$(399)	$(445)	$(393)	$35,153

Basic and Diluted (Loss) per Membership Interest	$(0.81)	$(0.40)	$(0.04)	$(0.79)	$17.58
Weighted Average Membership Interests	500	1,000	10,000	500	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations
Six Months Ended June 30, 2020 (unaudited)

	Series #18ZION	Series #SNOOPY	Series #APOLLO11	Series #24RUTHBAT	Series #YOKO
Operating Expenses
Storage	$-	$-	$-	$-	$-
Transportation	-	-	-	-	-
Insurance	43	74	78	2,134	9
Professional Fees	297	280	240	194	168
Marketing Expense	-	-	-	-	-
Total Operating Expenses	340	354	318	2,328	177
Operating Loss	(340)	(354)	(318)	(2,328)	(177)
Other Expenses
Interest Expense and Financing Fees	-	-	-	-	-
Purchase Option Expense	-	-	-	-	-
Other Income/(Loss)
Gain (Loss) on Sale	-	-	-	-	-
Loss on Impairment	-	-	-	-	-
Income / (Loss) Before Income Taxes	(340)	(354)	(318)	(2,328)	(177)
Provision for Income Taxes	-	-	-	-	-
Net income/(loss)	$(340)	$(354)	$(318)	$(2,328)	$(177)

Basic and Diluted (Loss) per Membership Interest	$(0.68)	$(0.18)	$(0.32)	$(0.78)	$(0.88)
Weighted Average Membership Interests	500	2,000	1,000	3,000	200

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations
Six Months Ended June 30, 2020 (unaudited)

			(Restated)
	Series #86JORDAN	Series #HULK1	Series #RUTHBALL1	Series #HIMALAYA	Series #38DIMAGGIO
Operating Expenses
Storage	$-	$-	$-	$-	$-
Transportation	-	-	-	-	-
Insurance	144	190	146	1,088	108
Professional Fees	61	126	126	116	90
Marketing Expense	-	-	-	-	-
Total Operating Expenses	205	316	272	1,204	198
Operating Loss	(205)	(316)	(272)	(1,204)	(198)
Other Expenses
Interest Expense and Financing Fees	-	-	-	-	-
Purchase Option Expense	-	-	-	-	-
Other Income/(Loss)
Gain (Loss) on Sale	(41,948)	-	-	-	-
Loss on Impairment	-	-	(27,006)	-	-
Income / (Loss) Before Income Taxes	41,743	(316)	(27,278)	(1,204)	(198)
Provision for Income Taxes	8,816	-	-	-	-
Net income/(loss)	$32,927	$(316)	$(27,278)	$(1,204)	$(198)

Basic and Diluted (Loss) per Membership Interest	$32.93	$(0.16)	$(13.64)	$(0.60)	$(0.20)
Weighted Average Membership Interests	1,000	2,000	2,000	2,000	1,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations
Six Months Ended June 30, 2020 (unaudited)

	Series #55CLEMENTE	Series #LOTR	Series #CATCHER	Series #BOND1	Series #SUPER21
Operating Expenses
Storage	$-	$-	$-	$-	$-
Transportation	-	-	-	-	-
Insurance	195	70	30	97	11
Professional Fees	90	67	67	67	47
Marketing Expense	-	-	-	-	-
Total Operating Expenses	285	137	97	164	58
Operating Loss	(285)	(137)	(97)	(164)	(58)
Other Expenses
Interest Expense and Financing Fees	-	-	-	-	-
Purchase Option Expense	-	-	-	-	-
Other Income/(Loss)
Gain (Loss) on Sale	-	-	-	-	-
Loss on Impairment	-	-	-	-	-
Income / (Loss) Before Income Taxes	(285)	(137)	(97)	(164)	(58)
Provision for Income Taxes	-	-	-	-	-
Net income/(loss)	$(285)	$(137)	$(97)	$(164)	$(58)

Basic and Diluted (Loss) per Membership Interest	$(0.29)	$(0.14)	$(0.19)	$(0.16)	$(0.01)
Weighted Average Membership Interests	1,000	1,000	500	1,000	8,500

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Operations
Six Months Ended June 30, 2020 (unaudited)

				(Restated)
	Series #BATMAN1	Series #BIRKINTAN	Series #GMTBLACK1	Consolidated
Operating Expenses
Storage	$-	$-	$-	$4,771
Transportation	-	-	-	402
Insurance	149	42	146	15,779
Professional Fees	43	20	20	14,412
Marketing Expense	-	-	-	2,586
Total Operating Expenses	192	62	166	37,950
Operating Loss	(192)	(62)	(166)	(37,950)
Other Expenses
Interest Expense and Financing Fees	-	-	-	60
Purchase Option Expense	-	-	-	-
Other Income/(Loss)
Gain (Loss) on Sale	-	-	-	95,833
Loss on Impairment	-	-	-	(27,006)
Income / (Loss) Before Income Taxes	(192)	(62)	(166)	30,817
Provision for Income Taxes	-	-	-	21,229
Net income/(loss)	$(192)	$(62)	$(166)	$9,588

Basic and Diluted (Loss) per Membership Interest	$(0.19)	$(0.06)	$(0.17)
Weighted Average Membership Interests	1,000	1,000	1,000

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2021 (unaudited)

	Series #52MANTLE	Series #71MAYS	Series #RLEXPEPSI	Series #10COBB	Series #POTTER	Series #TWOCITIES
Balance January 1, 2021	$127,408	$54,502	$17,229	$36,813	$72,272	$13,794
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	1,471	969	715	1,202	1,003	685
Capital Contribution for loss at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net income / (Loss)	(1,209)	(858)	(679)	(776)	(662)	(615)
Balance June 30, 2021	$127,670	$54,613	$17,264	$37,239	$72,613	$13,865

	Series #FROST	Series #BIRKINBLU	Series #SMURF	Series #70RLEX	Series #EINSTEIN	Series #HONUS
Balance January 1, 2021	$11,961	$57,172	$30,976	$19,237	$13,032	$500,528
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	672	978	801	974	744	3,995
Capital Contribution for loss at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net income / (Loss)	(613)	(863)	(739)	(937)	(679)	(2,947)
Balance June 30, 2021	$12,020	$57,287	$31,038	$19,275	$13,097	$501,576

	Series #75ALI	Series #71ALI	Series #APROAK	Series #88JORDAN	Series #BIRKINBOR	Series #33RUTH
Balance January 1, 2021	$44,377	$-	$74,306	$20,718	$50,490	$73,964
Distribution	-	-	(103,970)	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	911	-	406	736	946	1,114
Capital Contribution for loss at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net income / (Loss)	(819)	-	29,275	(694)	(841)	(959)
Balance June 30, 2021	$44,469	$-	$16	$20,760	$50,595	$74,119

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2021 (unaudited)

	Series #SPIDER1	Series #BATMAN3	Series #ULYSSES	Series #ROOSEVELT	Series #56MANTLE	Series #AGHOWL
Balance January 1, 2021	$20,898	$75,609	$24,415	$17,882	$9,924	$17,560
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	740	1,113	753	719	673	709
Capital Contribution for loss at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net income / (Loss)	(622)	(672)	(624)	(619)	(654)	(618)
Balance June 30, 2021	$21,016	$76,051	$24,544	$17,982	$9,943	$17,651

	Series #98JORDAN	Series #18ZION	Series #SNOOPY	Series #APOLLO11	Series #24RUTHBAT	Series #YOKO
Balance January 1, 2021	$-	$14,254	$24,984	$31,280	$247,354	$14,557
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	-	704	763	816	2,322	689
Capital Contribution for loss at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net income / (Loss)	-	(675)	(713)	(753)	(1,798)	(615)
Balance June 30, 2021	$-	$14,282	$25,034	$31,343	$247,878	$14,631
			(Restated)
	Series #86JORDAN	Series #HULK1	Series #RUTHBALL1	Series #HIMALAYA	Series #38DIMAGGIO	Series #55CLEMENTE
Balance January 1, 2021	$(109)	$86,984	$400	$129,349	$20,382	$36,208
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	-	1,195	795	1,608	748	856
Capital Contribution for loss at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net income / (Loss)	-	(682)	(739)	(1,335)	(706)	(781)
Balance June 30, 2021	$(109)	$87,497	$457	$129,621	$20,424	$36,284

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2021 (unaudited)

	Series #LOTR	Series #CATCHER	Series #BOND1	Series #SUPER21	Series #BATMAN1	Series #BIRKINTAN
Balance January 1, 2021	$28,053	$11,767	$37,413	$7,279	$68,786	$25,522
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	791	682	855	652	1,069	776
Capital Contribution for loss at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net income / (Loss)	(629)	(614)	(637)	(610)	(666)	(723)
Balance June 30, 2021	$28,215	$11,834	$37,631	$7,320	$69,189	$25,574
	Series #GMTBLACK1	Series #61JFK	Series #POKEMON1	Series #50JACKIE	Series #LINCOLN	Series #STARWARS1
Balance January 1, 2021	$25,340	$16,648	$117,684	$61	$64,492	$10,249
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	770	714	1,413	-	1,039	672
Capital Contribution for loss at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net income / (Loss)	(727)	(619)	(1,166)	-	(662)	(613)
Balance June 30, 2021	$25,383	$16,744	$117,932	$61	$64,869	$10,308

	Series #68MAYS	Series #56TEDWILL	Series #TMNT1	Series #CAPTAIN3	Series #51MANTLE	Series #CHURCHILL
Balance January 1, 2021	$32,322	$80,025	$59,265	$35,494	$29,838	$6,800
Distribution	-	-	(91,990)	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	829	1,155	704	845	812	648
Capital Contribution for loss at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net income / (Loss)	(762)	(988)	32,025	(636)	(750)	(610)
Balance June 30, 2021	$32,389	$80,193	$5	$35,704	$29,899	$6,838

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2021 (unaudited)

	Series #SHKSPR4	Series #03KOBE	Series #03LEBRON	Series #03JORDAN	Series #39TEDWILL	Series #94JETER
Balance January 1, 2021	$105,146	$44,211	$25,365	$33,316	$28,204	$39,239
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	1,317	911	782	836	800	877
Capital Contribution for loss at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net income / (Loss)	(699)	(902)	(813)	(851)	(742)	(795)
Balance June 30, 2021	$105,764	$44,219	$25,334	$33,301	$28,262	$39,321

	Series #2020TOPPS	Series #FANFOUR1	Series #85MARIO	Series #TOS39	Series #DAREDEV1	Series #05LATOUR
Balance January 1, 2021	$97,696	$100,217	$139,653	$120,289	$9,801	$7,844
Distribution	-	(121,260)	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	1,277	940	1,568	1,419	668	651
Capital Contribution for loss at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net income / (Loss)	(1,072)	20,099	(1,274)	(712)	(613)	(618)
Balance June 30, 2021	$97,902	$(5)	$139,946	$120,996	$9,857	$7,876

	Series #16SCREAG	Series #14DRC	Series #86RICE	Series #57MANTLE	Series #FAUBOURG	Series #SOBLACK
Balance January 1, 2021	$32,254	$46,237	$20,347	$8,358	$114,608	$50,340
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	817	912	748	666	1,506	1,064
Capital Contribution for loss at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net income / (Loss)	(679)	(713)	(706)	(650)	(1,265)	(960)
Balance June 30, 2021	$32,392	$46,436	$20,389	$8,375	$114,849	$50,445

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2021 (unaudited)

	Series #GATSBY	Series #93DAYTONA	Series #09TROUT	Series #57STARR	Series #AF15	Series #03KOBE2
Balance January 1, 2021	$185,228	$37,431	$224,380	$8,358	$189,155	$21,327
Distribution	-	-	-	-	(229,840)	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	1,860	852	2,140	666	911	755
Capital Contribution for loss at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net income / (Loss)	(771)	(634)	(1,668)	(650)	39,816	(794)
Balance June 30, 2021	$186,318	$37,649	$224,852	$8,375	$42	$21,288

	Series #JOBSMAC	Series #16PETRUS	Series #ALICE	Series #SPIDER10	Series #62MANTLE	Series #BATMAN6
Balance January 1, 2021	$35,244	$38,522	$9,804	$18,379	$131,712	$23,774
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	839	860	666	726	1,508	764
Capital Contribution for loss at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net income / (Loss)	(766)	(694)	(612)	(620)	(1,232)	(625)
Balance June 30, 2021	$35,317	$38,688	$9,858	$18,485	$131,989	$23,912
	Series #CLEMENTE2	Series #SUPER14	Series #79STELLA	Series #TKAM	Series #DIMAGGIO2	Series #13BEAUX
Balance January 1, 2021	$60,115	$120,269	$61,823	$29,068	$17,980	$22,227
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	1,019	1,419	1,433	798	600	749
Capital Contribution for loss at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net income / (Loss)	(894)	(712)	(1,304)	(630)	(683)	(654)
Balance June 30, 2021	$60,241	$120,976	$61,952	$29,235	$17,897	$22,322

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2021 (unaudited)

	Series #88MARIO	Series #ANMLFARM	Series #NASA1	Series #00BRADY	Series #85NES	Series #JUSTICE1
Balance January 1, 2021	$5	$8,874	$253,786	$35,444	$26,324	$190,143
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	-	663	2,310	612	664	1,894
Capital Contribution for loss at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net income / (Loss)	-	(612)	(1,786)	(777)	(724)	(775)
Balance June 30, 2021	$5	$8,925	$254,310	$35,279	$26,265	$191,262
	Series #69KAREEM	Series #59JFK	Series #04LEBRON	Series #85JORDAN	Series #GOLDENEYE	Series #MOONSHOE
Balance January 1, 2021	$23,548	$23,472	$44,268	$240,033	$23,138	$150,084
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	612	775	911	649	602	624
Capital Contribution for loss at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net income / (Loss)	(805)	(640)	(902)	(1,860)	(709)	(1,328)
Balance June 30, 2021	$23,355	$23,607	$44,277	$238,823	$23,031	$149,380
	Series #03LEBRON2	Series #GRAPES	Series #34GEHRIG	Series #98KANGA	Series #06BRM	Series #DUNE
Balance January 1, 2021	$90,367	$31,463	$30,009	$150,160	$16,084	$11,044
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	612	815	612	612	707	675
Capital Contribution for loss at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net income / (Loss)	(1,119)	(632)	(751)	(1,316)	(639)	(613)
Balance June 30, 2021	$89,860	$31,646	$29,870	$149,456	$16,152	$11,105

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2021 (unaudited)

	Series #86FLEER	Series #WILDGUN	Series #58PELE2	Series #18LAMAR	Series #13GIANNIS	Series #AVENGERS1
Balance January 1, 2021	$146,998	$24,330	$23,573	$-	$-	$-
Distribution	-	-	(54,630)	-	-	-
Membership Contributions	-	-	-	-	20,228	250,600
Capital Contribution	612	764	760	-	571	2,246
Capital Contribution for loss at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	(180)	(140)
Distribution to Series	-	-	-	-	-	-
Net income / (Loss)	(1,383)	(714)	30,305	-	(747)	(774)
Balance June 30, 2021	$146,227	$24,380	$7	$-	$19,872	$251,933

	Series #04MESSI	Series #AVENGE57	Series #03TACHE	Series #99TMB2	Series #PUNCHOUT	Series #BULLSRING
Balance January 1, 2021	$-	$-	$-	$-	$-	$-
Distribution	-	-	-	-	-	-
Membership Contributions	40,647	17,602	70,936	50,900	80,600	250,742
Capital Contribution	571	680	1,026	573	571	561
Capital Contribution for loss at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(242)	(202)	(344)	(180)	(152)	(242)
Distribution to Series	-	-	-	-	-	-
Net income / (Loss)	(571)	(580)	(722)	(809)	(947)	(1,733)
Balance June 30, 2021	$40,405	$17,500	$70,896	$50,484	$80,073	$249,328

	Series #70AARON	Series #96CHARZRD	Series #01TIGER	Series #ICECLIMB	Series #09COBB	Series #51HOWE
Balance January 1, 2021	$-	$-	$-	$-	$-	$-
Distribution	-	-	-	-	-	-
Membership Contributions	16,722	58,546	16,200	70,642	28,200	40,605
Capital Contribution	573	571	571	563	552	552
Capital Contribution for loss at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(180)	(152)	(152)	(242)	(152)	-
Distribution to Series	-	-	-	-	-	-
Net income / (Loss)	(649)	(843)	(645)	(891)	(682)	(738)
Balance June 30, 2021	$16,467	$58,123	$15,975	$70,071	$27,919	$40,419

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2021 (unaudited)

	Series #96JORDAN2	Series #JUNGLEBOX	Series #59FLASH	Series #FOSSILBOX	Series #THOR	Series #POKEBLUE
Balance January 1, 2021	$-	$-	$-	$-	$-	$-
Distribution	-	-	-	-	-	-
Membership Contributions	49,269	30,700	58,721	18,721	195,629	20,600
Capital Contribution	644	542	526	533	527	517
Capital Contribution for loss at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(321)	(152)	(321)	(321)	(229)	(152)
Distribution to Series	-	-	-	-	-	-
Net income / (Loss)	(952)	(683)	(578)	(617)	(527)	(611)
Balance June 30, 2021	$48,639	$30,407	$58,348	$18,315	$195,400	$20,354

	Series #98GTA	Series #PICNIC	Series #DOMINOS	Series #58PELE	Series #09CURRY	Series #84JORDAN
Balance January 1, 2021	$-	$-	$-	$-	$-	$-
Distribution	-	-	-	-	-	-
Membership Contributions	13,921	48,602	9,221	289,047	23,726	318,606
Capital Contribution	517	848	516	533	504	504
Capital Contribution for loss at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(321)	(202)	(321)	(242)	(321)	(321)
Distribution to Series	-	-	-	-	-	-
Net income / (Loss)	(579)	(747)	(556)	(1,885)	(695)	(2,055)
Balance June 30, 2021	$13,538	$48,501	$8,860	$287,453	$23,215	$316,735

	Series #09BEAUX	Series #KEROUAC	Series #96JORDAN	Series #FEDERAL	Series #62BOND	Series #71TOPPS
Balance January 1, 2021	$-	$-	$-	$-	$-	$-
Distribution	-	-	-	-	-	-
Membership Contributions	30,075	85,702	42,600	120,700	77,780	61,051
Capital Contribution	683	1,041	526	483	481	484
Capital Contribution for loss at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(174)	(202)	(152)	(180)	(152)	-
Distribution to Series	-	-	-	-	-	-
Net income / (Loss)	(556)	(541)	(807)	(591)	(550)	(766)
Balance June 30, 2021	$30,028	$86,001	$42,167	$120,412	$77,558	$60,769

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2021 (unaudited)

	Series #DEATON	Series #98ZELDA	Series #03JORDAN2	Series #WOLVERINE	Series #91JORDAN	Series #79GRETZKY
Balance January 1, 2021	$-	$-	$-	$-	$-	$-
Distribution	-	-	-	-	-	-
Membership Contributions	252,730	20,600	36,926	42,721	68,185	721,784
Capital Contribution	1,550	483	433	429	465	414
Capital Contribution for loss at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(2,330)	-	(321)	(321)	(321)	-
Distribution to Series	-	-	-	-	-	-
Net income / (Loss)	(2,102)	(577)	(602)	(467)	(864)	(3,794)
Balance June 30, 2021	$249,848	$20,506	$36,437	$42,362	$67,465	$718,404

	Series #17DUJAC	Series #FAUBOURG2	Series #MOSASAUR	Series #92JORDAN	Series #14KOBE	Series #03LEBRON3
Balance January 1, 2021	$-	$-	$-	$-	$-	$-
Distribution	-	-	-	-	-	-
Membership Contributions	23,832	150,629	20,543	36,600	70,385	205,051
Capital Contribution	514	502	1,242	361	367	355
Capital Contribution for loss at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(174)	(229)	(2,330)	(152)	-	-
Distribution to Series	-	-	-	-	-	-
Net income / (Loss)	(413)	(502)	(1,281)	(614)	(776)	(1,396)
Balance June 30, 2021	$23,759	$150,400	$18,173	$36,195	$69,976	$204,010
	Series #95TOPSUN	Series #09TROUT2	Series #59BOND	Series #OPEECHEE	Series #ROCKETBOX	Series #94JORDAN
Balance January 1, 2021	$-	$-	$-	$-	$-	$-
Distribution	-	-	-	-	-	-
Membership Contributions	50,600	50,600	69,184	253,051	25,821	74,217
Capital Contribution	361	354	358	358	338	338
Capital Contribution for loss at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(132)	(132)	(152)	-	(321)	(321)
Distribution to Series	-	-	-	-	-	-
Net income / (Loss)	(586)	(571)	(419)	(1,541)	(456)	(766)
Balance June 30, 2021	$50,242	$50,250	$68,970	$251,868	$25,382	$73,469

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2021 (unaudited)

	Series #18LUKA	Series #86DK3	Series #FANFOUR5	Series #16KOBE	Series #11BELAIR	Series #76PAYTON
Balance January 1, 2021	$-	$-	$-	$-	$-	$-
Distribution	-	-	-	-	-	-
Membership Contributions	22,922	39,100	72,700	638,071	19,739	54,100
Capital Contribution	287	284	285	287	372	287
Capital Contribution for loss at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(132)	(122)	(122)	(321)	(344)	(132)
Distribution to Series	-	-	-	-	-	-
Net income / (Loss)	(465)	(451)	(344)	(3,250)	(290)	(514)
Balance June 30, 2021	$22,613	$38,812	$72,519	$634,787	$19,477	$53,741

	Series #17MAHOMES	Series #85MJPROMO	Series #96KOBE	Series #99CHARZRD	Series #68RYAN	Series #MARADONA
Balance January 1, 2021	$-	$-	$-	$-	$-	$-
Distribution	-	-	-	-	-	-
Membership Contributions	215,600	23,100	67,990	301,050	60,673	11,932
Capital Contribution	283	287	281	279	281	281
Capital Contribution for loss at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(132)	(132)	(122)	(122)	(122)	(321)
Distribution to Series	-	-	-	-	-	-
Net income / (Loss)	(1,264)	(469)	(625)	(1,584)	(516)	(333)
Balance June 30, 2021	$214,487	$22,786	$67,524	$299,624	$60,316	$11,558
						(Restated)
	Series #POKEYELOW	Series #POKELUGIA	Series #XMEN1	Series #VANHALEN	Series #48JACKIE	Consolidated
Balance January 1, 2021	$-	$-	$-	$-	$-	$6,460,832
Distribution	-	-	(302,520)	-	-	(904,210)
Membership Contributions	47,100	95,600	215,721	54,926	340,721	6,962,342
Capital Contribution	261	264	220	255	253	508,036
Capital Contribution for loss at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(132)	(132)	(321)	(321)	(321)	-
Distribution to Series	-	-	-	-	-	-
Net income / (Loss)	(458)	(645)	86,548	(308)	(1,849)	(336,986)
Balance June 30, 2021	$46,770	$95,087	$(352)	$54,553	$338,804	$12,690,014

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / (Deficit)
Six-Months Ended June 30, 2020 (unaudited)

	Series #52MANTLE	Series #71MAYS	Series #RLEXPEPSI	Series #10COBB	Series #POTTER
Balance December 31, 2019	$126,213	$54,002	$17,055	$36,465	$71,130
Distribution	-	-	-	-	-
Membership Contributions	-	-	-	-	-
Capital Contribution	2,849	1,546	915	1,243	1,769
Capital Contribution for loss at Offering close	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Net Income / (Loss)	(1,459)	(964)	(715)	(840)	(786)
Balance June 30, 2020	$127,603	$54,584	$17,255	$36,868	$72,113

	Series #TWOCITIES	Series #FROST	Series #BIRKINBLU	Series #SMURF	Series #70RLEX
Balance December 31, 2019	$13,583	$11,785	$56,646	$30,531	$19,066
Distribution	-	-	-	-	-
Membership Contributions	-	-	-	-	-
Capital Contribution	816	781	1,590	1,294	922
Capital Contribution for loss at Offering close	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Net Income / (Loss)	(635)	(630)	(979)	(803)	(723)
Balance June 30, 2020	$13,764	$11,936	$57,257	$31,022	$19,265

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / (Deficit)
Six-Months Ended June 30, 2020 (unaudited)

	Series #EINSTEIN	Series #HONUS	Series #75ALI	Series #71ALI	Series #APROAK
Balance December 31, 2019	$12,839	$504,380	$44,968	$29,049	$-
Distribution	-	-	-	(38,595)	-
Membership Contributions	-	-	-	-	73,688
Capital Contribution	798	2,339	667	3,811	1,859
Capital Contribution for loss at Offering close	-	-	-	-	63
Distribution to RSE Archive	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Net Income / (Loss)	(632)	(4,035)	(1,018)	5,735	(1,191)
Balance June 30, 2020	$13,005	$502,684	$44,617	$-	$74,419

	Series #88JORDAN	Series #BIRKINBOR	Series #33RUTH	Series #SPIDER1	Series #BATMAN3
Balance December 31, 2019	$-	$-	$-	$-	$-
Distribution	-	-	-	-	-
Membership Contributions	21,050	51,250	75,050	21,050	76,050
Capital Contribution	511	435	414	391	390
Capital Contribution for loss at Offering close	-	-	-	-	-
Distribution to RSE Archive	(47)	(47)	(47)	(47)	(47)
Distribution to Series	-	-	-	-	-
Net Income / (Loss)	(686)	(853)	(1,048)	(460)	(648)
Balance June 30, 2020	$20,827	$50,785	$74,369	$20,934	$75,745

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / (Deficit)
Six-Months Ended June 30, 2020 (unaudited)

	Series #ULYSSES	Series #ROOSEVELT	Series #56MANTLE	Series #AGHOWL	Series #98JORDAN
Balance December 31, 2019	$-	$-	$-	$-	$-
Distribution	-	-	-	-	(157,328)
Membership Contributions	24,050	17,797	9,400	17,500	121,600
Capital Contribution	718	639	368	612	439
Capital Contribution for loss at Offering close	-	-	650	-	-
Distribution to RSE Archive	-	(197)	-	(197)	-
Distribution to Series	-	-	-	-	-
Net Income / (Loss)	(407)	(399)	(445)	(393)	35,153
Balance June 30, 2020	$24,361	$17,840	$9,973	$17,522	$(136)

	Series #18ZION	Series #SNOOPY	Series #APOLLO11	Series #24RUTHBAT	Series #YOKO
Balance December 31, 2019	$-	$-	$-	$-	$-
Distribution	-	-	-	-	-
Membership Contributions	14,150	24,745	31,050	250,538	14,500
Capital Contribution	465	575	595	194	353
Capital Contribution for loss at Offering close	-	55	-	512	-
Distribution to RSE Archive	-	-	-	(47)	(150)
Distribution to Series	-	-	-	-	-
Net Income / (Loss)	(340)	(354)	(318)	(2,328)	(177)
Balance June 30, 2020	$14,275	$25,021	$31,327	$248,869	$14,526

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / (Deficit)
Six-Months Ended June 30, 2020 (unaudited)

			(Restated)
	Series #86JORDAN	Series #HULK1	Series #RUTHBALL1	Series #HIMALAYA	Series #38DIMAGGIO
Balance December 31, 2019	$-	$-	$-	$-	$-
Distribution	(71,649)	-	-	-	-
Membership Contributions	38,500	87,300	27,700	131,250	20,600
Capital Contribution	222	126	126	116	90
Capital Contribution for loss at Offering close	-	-	-	-	-
Distribution to RSE Archive	-	-	-	(47)	-
Distribution to Series	-	-	-	-	-
Net Income / (Loss)	32,927	(316)	(27,278)	(1,204)	(198)
Balance June 30, 2020	$-	$87,110	$548	$130,115	$20,492

	Series #55CLEMENTE	Series #LOTR	Series #CATCHER	Series #BOND1	Series #SUPER21
Balance December 31, 2019	$-	$-	$-	$-	$-
Distribution	-	-	-	-	-
Membership Contributions	36,600	28,200	11,850	37,600	7,300
Capital Contribution	90	67	67	67	47
Capital Contribution for loss at Offering close	-	-	-	-	-
Distribution to RSE Archive	-	(37)	(37)	(37)	-
Distribution to Series	-	-	-	-	-
Net Income / (Loss)	(285)	(137)	(97)	(164)	(58)
Balance June 30, 2020	$36,405	$28,093	$11,783	$37,466	$7,289

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / (Deficit)
Six-Months Ended June 30, 2020 (unaudited)

				(Restated)
	Series #BATMAN1	Series #BIRKINTAN	Series #GMTBLACK1	Consolidated
Balance December 31, 2019	$-	$-	$-	$1,030,281
Distribution	-	-	-	(267,572)
Membership Contributions	69,100	25,700	25,700	1,390,867
Capital Contribution	43	20	20	37,907
Capital Contribution for loss at Offering close	-	-	-	1,280
Distribution to RSE Archive	(66)	-	(66)	-
Distribution to Series	-	-	-	-
Net Income / (Loss)	(192)	(62)	(166)	9,588
Balance June 30, 2020	$68,885	$25,658	$25,488	$2,202,352

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021 (unaudited)

	Series #52MANTLE	Series #71MAYS	Series #RLEXPEPSI	Series #10COBB	Series #POTTER	Series #TWOCITIES
Cash Flows from Operating Activities:
Net (Loss) / Income	$(1,209)	$(858)	$(679)	$(776)	$(662)	$(615)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	1,471	969	715	1,202	1,003	685
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on memorabilia	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(262)	(110)	(35)	(426)	(341)	(71)
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-	-
Investment in memorabilia	-	-	-	-	-	-
Proceeds from Sale of Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowing from Manager or its Affiliates, net of repayment	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Contribution by Manager for future operating expense	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on sale of assets to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	1,450	1,600	300	1,545	1,095	1,495
Cash end of period	$1,450	$1,600	$300	$1,545	$1,095	$1,495

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021 (unaudited)

	Series #FROST	Series #BIRKINBLU	Series #SMURF	Series #70RLEX	Series #EINSTEIN	Series #HONUS
Cash Flows from Operating Activities:
Net (Loss) / Income	$(613)	$(863)	$(739)	$(937)	$(679)	$(2,947)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	672	978	801	974	744	3,995
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on memorabilia	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(59)	(115)	(62)	(38)	(65)	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	(1,048)
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	(28)	-	-
Net cash (used in) / provided by operating activities	-	-	-	(28)	-	-

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-	-
Investment in memorabilia	-	-	-	-	-	-
Proceeds from Sale of Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowing from Manager or its Affiliates, net of repayment	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Contribution by Manager for future operating expense	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on sale of assets to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	(28)	-	-
Cash beginning of period	1,695	1,250	1,250	1,200	1,750	5,300
Cash end of period	$1,695	$1,250	$1,250	$1,172	$1,750	$5,300

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021 (unaudited)

	Series #75ALI	Series #71ALI	Series #APROAK	Series #88JORDAN	Series #BIRKINBOR	Series #33RUTH
Cash Flows from Operating Activities:
Net (Loss) / Income	$(819)	$-	$29,275	$(694)	$(841)	$(959)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	911	-	406	736	946	1,114
(Gain) / Loss on sale of Asset	-	-	(37,500)	-	-	-
Impairment loss on memorabilia	-	-	-	-	-	-
Accounts Receivable	-	-	(6,030)	-	-	-
Prepaid Insurance	-	-	556	-	-	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	(92)	-	-	(42)	(105)	(155)
Income Taxes Payable	-	-	7,264	-	-	-
Due to the Manager or its Affiliates	(65)	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	(6,030)	-	-	-

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-	-
Investment in memorabilia	-	-	-	-	-	-
Proceeds from Sale of Asset	-	-	110,000	-	-	-
Cash provided by / (used in) investing activities	-	-	110,000	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowing from Manager or its Affiliates, net of repayment	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Contribution by Manager for future operating expense	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on sale of assets to Shareholders	-	-	(103,970)	-	-	-
Cash provided by / (used in) financing activities	-	-	(103,970)	-	-	-

Net change in cash	(65)	-	-	-	-	-
Cash beginning of period	1,003	6,555	1,250	1,003	1,203	1,003
Cash end of period	$938	$6,555	$1,250	$1,003	$1,203	$1,003

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021 (unaudited)

	Series #SPIDER1	Series #BATMAN3	Series #ULYSSES	Series #ROOSEVELT	Series #56MANTLE	Series #AGHOWL
Cash Flows from Operating Activities:
Net (Loss) / Income	$(622)	$(672)	$(624)	$(619)	$(654)	$(618)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	740	1,113	753	719	673	709
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on memorabilia	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(13)	(48)	(130)	(100)	-	(91)
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	(105)	(393)	-	-	(19)	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-	-
Investment in memorabilia	-	-	-	-	-	-
Proceeds from Sale of Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowing from Manager or its Affiliates, net of repayment	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Contribution by Manager for future operating expense	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on sale of assets to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	1,003	1,003	1,950	400	1,050	1,703
Cash end of period	$1,003	$1,003	$1,950	$400	$1,050	$1,703

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021 (unaudited)

	Series #98JORDAN	Series #18ZION	Series #SNOOPY	Series #APOLLO11	Series #24RUTHBAT	Series #YOKO
Cash Flows from Operating Activities:
Net (Loss) / Income	$-	$(675)	$(713)	$(753)	$(1,798)	$(615)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	-	704	763	816	2,322	689
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on memorabilia	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	-	(28)	(50)	(63)	-	(74)
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	(524)	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	(45)	-	-	(6)	-
Net cash (used in) / provided by operating activities	-	(45)	-	-	(6)	-

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-	-
Investment in memorabilia	-	-	-	-	-	-
Proceeds from Sale of Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowing from Manager or its Affiliates, net of repayment	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Contribution by Manager for future operating expense	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on sale of assets to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	(45)	-	-	(6)	-
Cash beginning of period	9,408	650	800	1,050	1,003	1,750
Cash end of period	$9,408	$605	$800	$1,050	$997	$1,750

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021 (unaudited)

	Series #86JORDAN	Series #HULK1	Series #RUTHBALL1	Series #HIMALAYA	Series #38DIMAGGIO	Series #55CLEMENTE
Cash Flows from Operating Activities:
Net (Loss) / Income	$-	$(682)	$(739)	$(1,335)	$(706)	$(781)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	-	1,195	795	1,608	748	856
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on memorabilia	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	-	(197)	-	-	-	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	-	(316)	(57)	(272)	(42)	(75)
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	(6)	(6)	-	(6)	(6)
Net cash (used in) / provided by operating activities	-	(6)	(6)	-	(6)	(6)

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-	-
Investment in memorabilia	-	-	-	-	-	-
Proceeds from Sale of Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowing from Manager or its Affiliates, net of repayment	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Contribution by Manager for future operating expense	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on sale of assets to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	(6)	(6)	-	(6)	(6)
Cash beginning of period	8,851	300	700	1,203	600	600
Cash end of period	$8,851	$294	$694	$1,203	$594	$594

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021 (unaudited)

	Series #LOTR	Series #CATCHER	Series #BOND1	Series #SUPER21	Series #BATMAN1	Series #BIRKINTAN
Cash Flows from Operating Activities:
Net (Loss) / Income	$(629)	$(614)	$(637)	$(610)	$(666)	$(723)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	791	682	855	652	1,069	776
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on memorabilia	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(52)	(21)	(67)	(20)	(155)	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	(110)	(47)	(151)	(21)	(249)	(52)
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	(23)	(77)	(244)
Net cash (used in) / provided by operating activities	-	-	-	(23)	(77)	(244)

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-	-
Investment in memorabilia	-	-	-	-	-	-
Proceeds from Sale of Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowing from Manager or its Affiliates, net of repayment	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Contribution by Manager for future operating expense	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on sale of assets to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	563	213	463	300	534	700
Cash end of period	$563	$213	$463	$277	$457	$456

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021 (unaudited)

	Series #GMTBLACK1	Series #61JFK	Series #POKEMON1	Series #50JACKIE	Series #LINCOLN	Series #STARWARS1
Cash Flows from Operating Activities:
Net (Loss) / Income	$(727)	$(619)	$(1,166)	$-	$(662)	$(613)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	770	714	1,413	-	1,039	672
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on memorabilia	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	-	(60)	-	-	(235)	(39)
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	(43)	(36)	(247)	-	(142)	(20)
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	(30)	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-	-
Investment in memorabilia	-	-	-	-	-	-
Proceeds from Sale of Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowing from Manager or its Affiliates, net of repayment	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Contribution by Manager for future operating expense	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on sale of assets to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	(30)	-	-	-	-	-
Cash beginning of period	634	334	534	833	634	269
Cash end of period	$(727)	$(619)	$(1,166)	$-	$(662)	$(613)

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021 (unaudited)

	Series #68MAYS	Series #56TEDWILL	Series #TMNT1	Series #CAPTAIN3	Series #51MANTLE	Series #CHURCHILL
Cash Flows from Operating Activities:
Net (Loss) / Income	$(762)	$(988)	$32,025	$(636)	$(750)	$(610)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	829	1,155	704	845	812	648
(Gain) / Loss on sale of Asset	-	-	(41,000)	-	-	-
Impairment loss on memorabilia	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	-	-	-	(104)	-	(18)
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	(67)	(168)	(135)	(106)	(62)	(20)
Income Taxes Payable	-	-	8,405	-	-	-
Due to the Manager or its Affiliates	(83)	-	-	(23)	-	-
Net cash (used in) / provided by operating activities	(83)	-	-	(23)	-	-

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-	-
Investment in memorabilia	-	-	-	-	-	-
Proceeds from Sale of Asset	-	-	100,000	-	-	-
Cash provided by / (used in) investing activities	-	-	100,000	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowing from Manager or its Affiliates, net of repayment	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Contribution by Manager for future operating expense	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on sale of assets to Shareholders	-	-	(91,990)	-	-	-
Cash provided by / (used in) financing activities	-	-	(91,990)	-	-	-

Net change in cash	(83)	-	8,010	(23)	-	-
Cash beginning of period	520	520	400	100	520	220
Cash end of period	$437	$520	$8,410	$77	$520	$220

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021 (unaudited)

	Series #SHKSPR4	Series #03KOBE	Series #03LEBRON	Series #03JORDAN	Series #39TEDWILL	Series #94JETER
Cash Flows from Operating Activities:
Net (Loss) / Income	$(699)	$(902)	$(813)	$(851)	$(742)	$(795)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	1,317	911	782	836	800	877
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on memorabilia	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(264)	-	-	-	-	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	(354)	(92)	(52)	(69)	(58)	(82)
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	84	84	84	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-	-
Investment in memorabilia	-	-	-	-	-	-
Proceeds from Sale of Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowing from Manager or its Affiliates, net of repayment	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Contribution by Manager for future operating expense	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on sale of assets to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	400	460	520	520	600	460
Cash end of period	$400	$460	$520	$520	$600	$460

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021 (unaudited)

	Series #2020TOPPS	Series #FANFOUR1	Series #85MARIO	Series #TOS39	Series #DAREDEV1	Series #05LATOUR
Cash Flows from Operating Activities:
Net (Loss) / Income	$(1,072)	$20,099	$(1,274)	$(712)	$(613)	$(618)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	1,277	939	1,568	1,419	668	651
(Gain) / Loss on sale of Asset	-	(25,937)	-	-	-	-
Impairment loss on memorabilia	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	-	-	-	(535)	(37)	(4)
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	(205)	(317)	(293)	(171)	(19)	(28)
Income Taxes Payable	-	5,216	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-	-
Investment in memorabilia	-	-	-	-	-	-
Proceeds from Sale of Asset	-	126,000	-	-	-	-
Cash provided by / (used in) investing activities	-	126,000	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowing from Manager or its Affiliates, net of repayment	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Contribution by Manager for future operating expense	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on sale of assets to Shareholders	-	(121,260)	-	-	-	-
Cash provided by / (used in) financing activities	-	(121,260)	-	-	-	-

Net change in cash	-	4,740	-	-	-	-
Cash beginning of period	150	471	460	460	320	430
Cash end of period	$150	$5,211	$460	$460	$320	$430

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021 (unaudited)

	Series #16SCREAG	Series #14DRC	Series #86RICE	Series #57MANTLE	Series #FAUBOURG	Series #SOBLACK
Cash Flows from Operating Activities:
Net (Loss) / Income	$(679)	$(713)	$(706)	$(650)	$(1,265)	$(960)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	817	912	748	666	1,506	1,064
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on memorabilia	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(18)	(26)	-	-	-	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	(120)	(173)	(42)	(17)	(241)	(105)
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-	-
Investment in memorabilia	-	-	-	-	-	-
Proceeds from Sale of Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowing from Manager or its Affiliates, net of repayment	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Contribution by Manager for future operating expense	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on sale of assets to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	430	430	460	400	560	520
Cash end of period	$430	$430	$460	$400	$560	$520

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021 (unaudited)

	Series #GATSBY	Series #93DAYTONA	Series #09TROUT	Series #57STARR	Series #AF15	Series #03KOBE2
Cash Flows from Operating Activities:
Net (Loss) / Income	$(771)	$(634)	$(1,668)	$(650)	$39,816	$(794)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	1,860	852	2,140	666	911	755
(Gain) / Loss on sale of Asset	-	-	-	-	(51,000)	-
Impairment loss on memorabilia	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(697)	(49)	-	-	-	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	(392)	(169)	(472)	(17)	(245)	(44)
Income Taxes Payable	-	-	-	-	10,518	-
Due to the Manager or its Affiliates	-	-	-	-	-	84
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-	-
Investment in memorabilia	-	-	-	-	-	-
Proceeds from Sale of Asset	-	-	-	-	240,000	-
Cash provided by / (used in) investing activities	-	-	-	-	240,000	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowing from Manager or its Affiliates, net of repayment	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Contribution by Manager for future operating expense	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on sale of assets to Shareholders	-	-	-	-	(229,840)	-
Cash provided by / (used in) financing activities	-	-	-	-	(229,840)	-

Net change in cash	-	-	-	-	10,160	-
Cash beginning of period	520	600	400	400	400	400
Cash end of period	$520	$600	$400	$400	$10,560	$400

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021 (unaudited)

	Series #JOBSMAC	Series #16PETRUS	Series #ALICE	Series #SPIDER10	Series #62MANTLE	Series #BATMAN6
Cash Flows from Operating Activities:
Net (Loss) / Income	$(766)	$(694)	$(612)	$(620)	$(1,232)	$(625)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	839	860	666	726	1,508	764
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on memorabilia	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	-	(22)	(38)	(85)	-	(92)
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	(73)	(144)	(16)	(21)	(277)	(47)
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-	-
Investment in memorabilia	-	-	-	-	-	-
Proceeds from Sale of Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowing from Manager or its Affiliates, net of repayment	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Contribution by Manager for future operating expense	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on sale of assets to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	400	430	520	400	460	320
Cash end of period	$400	$430	$520	$400	$460	$320

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021 (unaudited)

	Series #CLEMENTE2	Series #SUPER14	Series #79STELLA	Series #TKAM	Series #DIMAGGIO2	Series #13BEAUX
Cash Flows from Operating Activities:
Net (Loss) / Income	$(894)	$(712)	$(1,304)	$(630)	$(683)	$(654)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	1,019	1,419	1,433	798	600	749
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on memorabilia	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	-	(516)	-	(101)	-	(45)
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	(126)	(191)	(129)	(67)	83	(50)
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	(28)	-	-	(4,000)
Net cash (used in) / provided by operating activities	-	-	(28)	-	-	(4,000)

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-	-
Investment in memorabilia	-	-	-	-	-	-
Proceeds from Sale of Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowing from Manager or its Affiliates, net of repayment	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Contribution by Manager for future operating expense	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on sale of assets to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	(28)	-	-	(4,000)
Cash beginning of period	400	460	600	534	321	4,400
Cash end of period	$400	$460	$572	$534	$321	$400

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021 (unaudited)

	Series #88MARIO	Series #ANMLFARM	Series #NASA1	Series #00BRADY	Series #85NES	Series #JUSTICE1
Cash Flows from Operating Activities:
Net (Loss) / Income	$-	$(612)	$(1,786)	$(777)	$(724)	$(775)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	-	663	2,310	612	664	1,894
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on memorabilia	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	-	(25)	-	-	-	(862)
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	-	(26)	(524)	165	60	(257)
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	(53,036)	-	-	-	-	-
Net cash (used in) / provided by operating activities	(53,036)	-	-	-	-	-

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-	-
Investment in memorabilia	-	-	-	-	-	-
Proceeds from Sale of Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowing from Manager or its Affiliates, net of repayment	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Contribution by Manager for future operating expense	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on sale of assets to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	(53,036)	-	-	-	-	-
Cash beginning of period	60,400	100	300	339	400	400
Cash end of period	$7,364	$100	$300	$339	$400	$400

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021 (unaudited)

	Series #69KAREEM	Series #59JFK	Series #04LEBRON	Series #85JORDAN	Series #GOLDENEYE	Series #MOONSHOE
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (805)	$ (640)	$ (902)	$ (1,860)	$ (709)	$ (1,328)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	612	775	911	649	602	624
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on memorabilia	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	-	(107)	-	-	-	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	109	(28)	(92)	1,127	107	704
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	84	-	84	84	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-	-
Investment in memorabilia	-	-	-	-	-	-
Proceeds from Sale of Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowing from Manager or its Affiliates, net of repayment	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Contribution by Manager for future operating expense	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on sale of assets to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	339	400	400	600	326	420
Cash end of period	$ 339	$ 400	$ 400	$ 600	$ 326	$ 420

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021 (unaudited)

	Series #03LEBRON2	Series #GRAPES	Series #34GEHRIG	Series #98KANGA	Series #06BRM	Series #DUNE
Cash Flows from Operating Activities:
Net (Loss) / Income	$(1,119)	$(632)	$(751)	$(1,316)	$(639)	$(613)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	612	815	612	612	707	675
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on memorabilia	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	-	(146)	-	-	(32)	(45)
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	423	(37)	139	704	(36)	(17)
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	84	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-	-
Investment in memorabilia	-	-	-	-	-	-
Proceeds from Sale of Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowing from Manager or its Affiliates, net of repayment	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Contribution by Manager for future operating expense	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on sale of assets to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	320	400	339	420	400	460
Cash end of period	$320	$400	$339	$420	$400	$460

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021 (unaudited)

	Series #86FLEER	Series #WILDGUN	Series #58PELE2	Series #18LAMAR	Series #13GIANNIS	Series #AVENGERS1
Cash Flows from Operating Activities:
Net (Loss) / Income	$(1,383)	$(714)	$30,305	$-	$(747)	$(774)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	612	764	760	-	571	2,246
(Gain) / Loss on sale of Asset	-	-	(39,200)	-	-	-
Impairment loss on memorabilia	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	-	-	-	-	-	(1,472)
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	687	(50)	33	-	92	-
Income Taxes Payable	-	-	8,102	-	-	-
Due to the Manager or its Affiliates	84	-	-	-	84	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-	-
Investment in memorabilia	-	-	-	-	(19,727)	(250,000)
Proceeds from Sale of Asset	-	-	62,000	-	-	-
Cash provided by / (used in) investing activities	-	-	62,000	-	(19,727)	(250,000)

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	20,228	250,600
Proceeds on borrowing from Manager or its Affiliates, net of repayment	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Contribution by Manager for future operating expense	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	(180)	(140)
Distribution of Gain on sale of assets to Shareholders	-	-	(54,630)	-	-	-
Cash provided by / (used in) financing activities	-	-	(54,630)	-	20,048	250,460

Net change in cash	-	-	7,370	-	320	460
Cash beginning of period	805	400	805	7,278	-	-
Cash end of period	$805	$400	$8,175	$7,278	$320	$460

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021 (unaudited)

	Series #04MESSI	Series #AVENGE57	Series #03TACHE	Series #99TMB2	Series #PUNCHOUT	Series #BULLSRING
Cash Flows from Operating Activities:
Net (Loss) / Income	$(571)	$(580)	$(722)	$(809)	$(947)	$(1,733)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	571	680	1,026	573	571	561
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on memorabilia	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	-	(100)	(304)	-	-	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	236	376	1,172
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	27	-
Net cash (used in) / provided by operating activities	-	-	-	-	27	-

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-	-
Investment in memorabilia	(39,600)	(17,000)	(70,192)	(50,380)	(80,027)	(249,600)
Proceeds from Sale of Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	(39,600)	(17,000)	(70,192)	(50,380)	(80,027)	(249,600)

Cash flow from financing activities:
Proceeds from sale of membership interests	40,647	17,602	70,936	50,900	80,600	250,742
Proceeds on borrowing from Manager or its Affiliates, net of repayment	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Contribution by Manager for future operating expense	-	-	-	-	-	-
Distribution to RSE Archive	(242)	(202)	(344)	(180)	(152)	(242)
Distribution of Gain on sale of assets to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	40,405	17,400	70,592	50,720	80,448	250,500

Net change in cash	805	400	400	340	448	900
Cash beginning of period	-	-	-	-	-	-
Cash end of period	$805	$400	$400	$340	$448	$900

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021 (unaudited)

	Series #70AARON	Series #96CHARZRD	Series #01TIGER	Series #ICECLIMB	Series #09COBB	Series #51HOWE
Cash Flows from Operating Activities:
Net (Loss) / Income	$(649)	$(843)	$(645)	$(891)	$(682)	$(738)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	573	571	571	563	552	552
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on memorabilia	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	-	-	-	-	-	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	76	272	73	329	130	186
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-	-
Investment in memorabilia	(16,202)	(58,046)	(15,682)	(70,000)	(27,681)	(39,600)
Proceeds from Sale of Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	(16,202)	(58,046)	(15,682)	(70,000)	(27,681)	(39,600)

Cash flow from financing activities:
Proceeds from sale of membership interests	16,722	58,546	16,200	70,642	28,200	40,605
Proceeds on borrowing from Manager or its Affiliates, net of repayment	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Contribution by Manager for future operating expense	-	-	-	-	-	-
Distribution to RSE Archive	(180)	(152)	(152)	(242)	(152)	-
Distribution of Gain on sale of assets to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	16,542	58,395	16,048	70,400	28,048	40,605

Net change in cash	340	348	366	400	367	1,005
Cash beginning of period	-	-	-	-	-	-
Cash end of period	$340	$348	$366	$400	$367	$1,005

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021 (unaudited)

	Series #96JORDAN2	Series #JUNGLEBOX	Series #59FLASH	Series #FOSSILBOX	Series #THOR	Series #POKEBLUE
Cash Flows from Operating Activities:
Net (Loss) / Income	$(952)	$(683)	$(578)	$(617)	$(527)	$(611)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	644	542	526	533	527	517
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on memorabilia	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	-	-	-	-	-	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	225	141	52	85	-	94
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	84	-	-	-	-	27
Net cash (used in) / provided by operating activities	-	-	-	-	-	27

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-	-
Investment in memorabilia	(48,648)	(30,130)	(58,033)	(18,045)	(195,000)	(20,027)
Proceeds from Sale of Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	(48,648)	(30,130)	(58,033)	(18,045)	(195,000)	(20,027)

Cash flow from financing activities:
Proceeds from sale of membership interests	49,269	30,700	58,721	18,721	195,629	20,600
Proceeds on borrowing from Manager or its Affiliates, net of repayment	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Contribution by Manager for future operating expense	-	-	-	-	-	-
Distribution to RSE Archive	(321)	(152)	(321)	(321)	(229)	(152)
Distribution of Gain on sale of assets to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	48,948	30,548	58,400	18,400	195,400	20,448

Net change in cash	300	418	367	355	400	448
Cash beginning of period	-	-	-	-	-	-
Cash end of period	$300	$418	$367	$355	$400	$448

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021 (unaudited)

	Series #98GTA	Series #PICNIC	Series #DOMINOS	Series #58PELE	Series #09CURRY	Series #84JORDAN
Cash Flows from Operating Activities:
Net (Loss) / Income	$(579)	$(747)	$(556)	$(1,885)	$(695)	$(2,055)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	517	848	516	533	504	504
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on memorabilia	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	-	(101)	-	-	-	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	62	-	40	1,352	107	1,467
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	84	84
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-	-
Investment in memorabilia	(13,245)	(48,000)	(8,600)	(288,000)	(23,106)	(317,986)
Proceeds from Sale of Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	(13,245)	(48,000)	(8,600)	(288,000)	(23,106)	(317,986)

Cash flow from financing activities:
Proceeds from sale of membership interests	13,921	48,602	9,221	289,047	23,726	318,606
Proceeds on borrowing from Manager or its Affiliates, net of repayment	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Contribution by Manager for future operating expense	-	-	-	-	-	-
Distribution to RSE Archive	(321)	(202)	(321)	(242)	(321)	(321)
Distribution of Gain on sale of assets to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	13,600	48,400	8,900	288,805	23,406	318,286

Net change in cash	355	400	300	805	300	300
Cash beginning of period	-	-	-	-	-	-
Cash end of period	$355	$400	$300	$805	$300	$300

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021 (unaudited)

	Series #09BEAUX	Series #KEROUAC	Series #96JORDAN	Series #FEDERAL	Series #62BOND	Series #71TOPPS
Cash Flows from Operating Activities:
Net (Loss) / Income	$(556)	$(541)	$(807)	$(591)	$(550)	$(766)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	683	1,041	526	483	481	484
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on memorabilia	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(128)	(501)	-	-	-	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	-	-	197	108	69	282
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	84	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-	-
Investment in memorabilia	(29,475)	(85,100)	(42,000)	(120,100)	(76,917)	(60,551)
Proceeds from Sale of Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	(29,475)	(85,100)	(42,000)	(120,100)	(76,917)	(60,551)

Cash flow from financing activities:
Proceeds from sale of membership interests	30,075	85,702	42,600	120,700	77,780	61,051
Proceeds on borrowing from Manager or its Affiliates, net of repayment	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Contribution by Manager for future operating expense	-	-	-	-	-	-
Distribution to RSE Archive	(174)	(202)	(152)	(180)	(152)	-
Distribution of Gain on sale of assets to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	29,901	85,500	42,448	120,520	77,628	61,051

Net change in cash	426	400	448	420	711	500
Cash beginning of period	-	-	-	-	-	-
Cash end of period	$426	$400	$448	$420	$711	$500

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021 (unaudited)

	Series #DEATON	Series #98ZELDA	Series #03JORDAN2	Series #WOLVERINE	Series #91JORDAN	Series #79GRETZKY
Cash Flows from Operating Activities:
Net (Loss) / Income	$(2,102)	$(577)	$(602)	$(467)	$(864)	$(3,794)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	1,550	483	433	429	465	414
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on memorabilia	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	-	-	-	-	-	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	552	94	169	38	315	3,380
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	106	-	-	84	-
Net cash (used in) / provided by operating activities	-	106	-	-	-	-

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-	-
Investment in memorabilia	(250,000)	(20,106)	(36,306)	(42,033)	(67,506)	(720,551)
Proceeds from Sale of Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	(250,000)	(20,106)	(36,306)	(42,033)	(67,506)	(720,551)

Cash flow from financing activities:
Proceeds from sale of membership interests	252,730	20,600	36,926	42,721	68,185	721,784
Proceeds on borrowing from Manager or its Affiliates, net of repayment	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Contribution by Manager for future operating expense	-	-	-	-	-	-
Distribution to RSE Archive	(2,330)	-	(321)	(321)	(321)	-
Distribution of Gain on sale of assets to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	250,400	20,600	36,606	42,400	67,864	721,784

Net change in cash	400	600	300	367	359	1,233
Cash beginning of period	-	-	-	-	-	-
Cash end of period	$400	$600	$300	$367	$359	$1,233

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021 (unaudited)

	Series #17DUJAC	Series #FAUBOURG2	Series #MOSASAUR	Series #92JORDAN	Series #14KOBE	Series #03LEBRON3
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (413)	$ (502)	$ (1,281)	$ (614)	$ (776)	$ (1,396)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	514	502	1,242	361	367	355
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on memorabilia	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(101)	-	-	-	-	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	-	-	39	169	325	958
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	84	84	84
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-	-
Investment in memorabilia	(23,232)	(150,000)	(17,813)	(36,000)	(69,885)	(204,551)
Proceeds from Sale of Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	(23,232)	(150,000)	(17,813)	(36,000)	(69,885)	(204,551)

Cash flow from financing activities:
Proceeds from sale of membership interests	23,832	150,629	20,543	36,600	70,385	205,051
Proceeds on borrowing from Manager or its Affiliates, net of repayment	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Contribution by Manager for future operating expense	-	-	-	-	-	-
Distribution to RSE Archive	(174)	(229)	(2,330)	(152)	-	-
Distribution of Gain on sale of assets to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	23,658	150,400	18,213	36,532	70,385	205,051

Net change in cash	426	400	400	448	500	500
Cash beginning of period	-	-	-	-	-	-
Cash end of period	$ 426	$ 400	$ 400	$ 448	$ 500	$ 500

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021 (unaudited)

	Series #95TOPSUN	Series #09TROUT2	Series #59BOND	Series #OPEECHEE	Series #ROCKETBOX	Series #94JORDAN
Cash Flows from Operating Activities:
Net (Loss) / Income	$(586)	$(571)	$(419)	$(1,541)	$(456)	$(766)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	361	354	358	358	338	338
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on memorabilia	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	-	-	-	-	-	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	225	218	62	1,183	118	344
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	84
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-	-
Investment in memorabilia	(50,000)	(50,015)	(68,684)	(252,551)	(25,175)	(73,506)
Proceeds from Sale of Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	(50,000)	(50,015)	(68,684)	(252,551)	(25,175)	(73,506)

Cash flow from financing activities:
Proceeds from sale of membership interests	50,600	50,600	69,184	253,051	25,821	74,217
Proceeds on borrowing from Manager or its Affiliates, net of repayment	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Contribution by Manager for future operating expense	-	-	-	-	-	-
Distribution to RSE Archive	(132)	(132)	(152)	-	(321)	(321)
Distribution of Gain on sale of assets to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	50,468	50,468	69,032	253,051	25,500	73,897

Net change in cash	468	453	348	500	325	391
Cash beginning of period	-	-	-	-	-	-
Cash end of period	$468	$453	$348	$500	$325	$391

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021 (unaudited)

	Series #18LUKA	Series #86DK3	Series #FANFOUR5	Series #16KOBE	Series #11BELAIR	Series #76PAYTON
Cash Flows from Operating Activities:
Net (Loss) / Income	$(465)	$(451)	$(344)	$(3,250)	$(290)	$(514)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	287	284	285	287	372	287
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on memorabilia	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	-	-	-	-	(82)	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	94	167	60	2,963	-	227
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	84	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-	-
Investment in memorabilia	(22,402)	(38,600)	(72,200)	(637,450)	(18,995)	(53,504)
Proceeds from Sale of Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	(22,402)	(38,600)	(72,200)	(637,450)	(18,995)	(53,504)

Cash flow from financing activities:
Proceeds from sale of membership interests	22,922	39,100	72,700	638,071	19,739	54,100
Proceeds on borrowing from Manager or its Affiliates, net of repayment	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Contribution by Manager for future operating expense	-	-	-	-	-	-
Distribution to RSE Archive	(132)	(122)	(122)	(321)	(344)	(132)
Distribution of Gain on sale of assets to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	22,790	38,979	72,579	637,750	19,395	53,968

Net change in cash	388	378	378	300	400	464
Cash beginning of period	-	-	-	-	-	-
Cash end of period	$388	$378	$378	$300	$400	$464

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021 (unaudited)

	Series #17MAHOMES	Series #85MJPROMO	Series #96KOBE	Series #99CHARZRD	Series #68RYAN	Series #MARADONA
Cash Flows from Operating Activities:
Net (Loss) / Income	$(1,264)	$(469)	$(625)	$(1,584)	$(516)	$(333)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	283	287	281	279	281	281
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on memorabilia	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	-	-	-	-	-	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	981	98	261	1,305	236	53
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	84	84	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-	-
Investment in memorabilia	(215,000)	(22,600)	(67,490)	(300,200)	(60,173)	(11,282)
Proceeds from Sale of Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	(215,000)	(22,600)	(67,490)	(300,200)	(60,173)	(11,282)

Cash flow from financing activities:
Proceeds from sale of membership interests	215,600	23,100	67,990	301,050	60,673	11,932
Proceeds on borrowing from Manager or its Affiliates, net of repayment	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Contribution by Manager for future operating expense	-	-	-	-	-	-
Distribution to RSE Archive	(132)	(132)	(122)	(122)	(122)	(321)
Distribution of Gain on sale of assets to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	215,468	22,968	67,869	300,929	60,552	11,611

Net change in cash	468	368	378	729	378	329
Cash beginning of period	-	-	-	-	-	-
Cash end of period	$468	$368	$378	$729	$378	$329

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021 (unaudited)

	Series #POKEYELOW	Series #POKELUGIA	Series #XMEN1	Series #VANHALEN	Series #48JACKIE	Consolidated
Cash Flows from Operating Activities:
Net (Loss) / Income	$(458)	$(645)	$86,548	$(308)	$(1,849)	$(336,986)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	261	264	220	255	253	162,916
(Gain) / Loss on sale of Asset	-	-	(110,000)	-	-	(304,631)
Impairment loss on memorabilia	-	-	-	-	-	345,120
Accounts Receivable	-	-	-	-	-	(6,030)
Prepaid Insurance	-	-	-	-	-	(16,141)
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	127,401
Insurance Payable	197	381	163	53	1,596	49,771
Income Taxes Payable	-	-	23,070	-	-	62,574
Due to the Manager or its Affiliates	-	-	-	-	-	(55,708)
Net cash (used in) / provided by operating activities	-	-	-	-	-	28,286

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-	-
Investment in memorabilia	(46,500)	(95,000)	(215,000)	(54,306)	(340,000)	(12,178,749)
Proceeds from Sale of Asset	-	-	325,000	-	-	989,100
Cash provided by / (used in) investing activities	(46,500)	(95,000)	110,000	(54,306)	(340,000)	(11,189,650)

Cash flow from financing activities:
Proceeds from sale of membership interests	47,100	95,600	215,721	54,926	340,721	6,962,342
Proceeds on borrowing from Manager or its Affiliates, net of repayment	-	-	-	-	-	5,254,990
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Contribution by Manager for future operating expense	-	-	-	-	-	-
Distribution to RSE Archive	(132)	(132)	(321)	(321)	(321)	-
Distribution of Gain on sale of assets to Shareholders	-	-	(302,520)	-	-	(904,210)
Cash provided by / (used in) financing activities	46,968	95,468	(87,120)	54,606	340,400	11,313,122

Net change in cash	468	468	22,880	300	400	151,758
Cash beginning of period	-	-	-	-	-	201,881
Cash end of period	$468	$468	$22,880	$300	$400	$353,639

Non-cash financing/investing:

    Forgiveness of amounts due to manager and Contributed to the Company/Series -------------------------------------------------------------------------------------------------------------------------------$345,120

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six Months Ended June 30, 2020 (unaudited)

	Series #52MANTLE	Series #71MAYS	Series #RLEXPEPSI	Series #10COBB	Series #POTTER
Cash Flows from Operating Activities:
Net (Loss) / Income	$(1,459)	$(964)	$(715)	$(840)	$(786)
Adjustments to Net cash used in operating activities
Expenses Paid by Manager and Contributed to the Company / Series	2,849	1,546	915	1,243	1,769
(Gain) / Loss on sale of Asset	-	-	-	-	-
Loss on Impairment	-	-	-	-	-
Prepaid Insurance	(1,153)	(484)	(155)	(323)	(918)
Prepaid Storage	-	2	-	-	1
Due to the Manager for Insurance	(237)	(100)	(32)	(67)	(66)
Income Tax Payable	-	-	-	-	-
Accounts Payable	-	-	(13)	(13)	-
Accrual of Interest	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-
Repayment of investments in memorabilia upon Offering close	-	-	-	-	-
Investment in memorabilia	-	-	-	-	-
Proceeds from Sale of Asset	-	-	-	-	-
Distribution of Gain on sale of assets to Shareholders	-	-	-	-	-
Net cash used in investing activities	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-
Due to the manager and other affiliates	-	-	-	-	-
Due from the manager	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-
Contribution by Manager for future operating expenses	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-
Proceeds from Loans	-	-	-	-	-
Repayment of Loans	-	-	-	-	-
Net cash used in financing activities	-	-	-	-	-

Net change in cash	-	-	-	-	-
Cash beginning of period	1,450	1,600	300	1,545	1,095
Cash end of period	$1,450	$1,600	$300	$1,545	$1,095

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six Months Ended June 30, 2020 (unaudited)

	Series #TWOCITIES	Series #FROST	Series #BIRKINBLU	Series #SMURF	Series #70RLEX
Cash Flows from Operating Activities:
Net (Loss) / Income	$(635)	$(630)	$(979)	$(803)	$(723)
Adjustments to Net cash used in operating activities
Expenses Paid by Manager and Contributed to the Company / Series	816	780	1,590	1,294	922
(Gain) / Loss on sale of Asset	-	-	-	-	-
Loss on Impairment	-	-	-	-	-
Prepaid Insurance	(169)	(141)	(507)	(272)	(165)
Prepaid Storage	-	1	1	-	-
Due to the Manager for Insurance	(12)	(10)	(105)	(56)	(34)
Income Tax Payable	-	-	-	-	-
Accounts Payable	-	-	-	(13)	-
Accrual of Interest	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	150	-

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-
Repayment of investments in memorabilia upon Offering close	-	-	-	-	-
Investment in memorabilia	-	-	-	-	-
Proceeds from Sale of Asset	-	-	-	-	-
Distribution of Gain on sale of assets to Shareholders	-	-	-	-	-
Net cash used in investing activities	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-
Due to the manager and other affiliates	-	-	-	-	-
Due from the manager	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-
Contribution by Manager for future operating expenses	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-
Proceeds from Loans	-	-	-	-	-
Repayment of Loans	-	-	-	-	-
Net cash used in financing activities	-	-	-	-	-

Net change in cash	-	-	-	150	-
Cash beginning of period	1,495	1,695	1,250	1,100	1,200
Cash end of period	$1,495	$1,695	$1,250	$1,250	$1,200

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six Months Ended June 30, 2020 (unaudited)

	Series #EINSTEIN	Series #HONUS	Series #75ALI	Series #71ALI	Series #APROAK
Cash Flows from Operating Activities:
Net (Loss) / Income	$(632)	$(4,035)	$(1,018)	$5,735	$(1,191)
Adjustments to Net cash used in operating activities
Expenses Paid by Manager and Contributed to the Company / Series	798	2,339	667	261	1,860
(Gain) / Loss on sale of Asset	-	-	-	(8,950)	-
Loss on Impairment	-	-	-	-	-
Prepaid Insurance	(155)	-	-	-	(669)
Prepaid Storage	1	-	2	1	-
Due to the Manager for Insurance	(12)	1,696	302	(52)	-
Income Tax Payable	-	-	-	3,005	-
Accounts Payable	-	-	-	3,550	-
Accrual of Interest	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	(47)	3,550	-

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-
Repayment of investments in memorabilia upon Offering close	-	-	-	-	-
Investment in memorabilia	-	-	(65)	-	(72,500)
Proceeds from Sale of Asset	-	-	-	40,000	-
Distribution of Gain on sale of assets to Shareholders	-	-	-	(38,595)	-
Net cash used in investing activities	-	-	(65)	1,405	(72,500)

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	73,688
Due to the manager and other affiliates	-	-	65	-	-
Due from the manager	-	-	-	(3,550)	-
Distribution to Series	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	63
Contribution by Manager for future operating expenses	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-
Proceeds from Loans	-	-	-	-	-
Repayment of Loans	-	-	-	-	-
Net cash used in financing activities	-	-	65	(3,550)	73,750

Net change in cash	-	-	(47)	1,405	1,250
Cash beginning of period	1,750	5,300	1,050	1,600	-
Cash end of period	$1,750	$5,300	$1,003	$3,005	$1,250

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six Months Ended June 30, 2020 (unaudited)

	Series #88JORDAN	Series #BIRKINBOR	Series #33RUTH	Series #SPIDER1	Series #BATMAN3
Cash Flows from Operating Activities:
Net (Loss) / Income	$(686)	$(853)	$(1,048)	$(460)	$(648)
Adjustments to Net cash used in operating activities
Expenses Paid by Manager and Contributed to the Company / Series	511	435	414	391	390
(Gain) / Loss on sale of Asset	-	-	-	-	-
Loss on Impairment	-	-	-	-	-
Prepaid Insurance	-	-	-	-	-
Prepaid Storage	-	-	-	-	-
Due to the Manager for Insurance	175	418	634	69	258
Income Tax Payable	-	-	-	-	-
Accounts Payable	-	-	-	-	-
Accrual of Interest	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-
Repayment of investments in memorabilia upon Offering close	-	-	-	-	-
Investment in memorabilia	(20,000)	(50,000)	(74,000)	(20,000)	(75,000)
Proceeds from Sale of Asset	-	-	-	-	-
Distribution of Gain on sale of assets to Shareholders	-	-	-	-	-
Net cash used in investing activities	(20,000)	(50,000)	(74,000)	(20,000)	(75,000)

Cash flow from financing activities:
Proceeds from sale of membership interests	21,050	51,250	75,050	21,050	76,050
Due to the manager and other affiliates	-	-	-	-	-
Due from the manager	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-
Contribution by Manager for future operating expenses	-	-	-	-	-
Distribution to RSE Archive	(47)	(47)	(47)	(47)	(47)
Proceeds from Loans	-	-	-	-	-
Repayment of Loans	-	-	-	-	-
Net cash used in financing activities	21,003	51,203	75,003	21,003	76,003

Net change in cash	1,003	1,203	1,003	1,003	1,003
Cash beginning of period	-	-	-	-	-
Cash end of period	$1,003	$1,203	$1,003	$1,003	$1,003

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six Months Ended June 30, 2020 (unaudited)

	Series #ULYSSES	Series #ROOSEVELT	Series #56MANTLE	Series #AGHOWL	Series #98JORDAN
Cash Flows from Operating Activities:
Net (Loss) / Income	$(407)	$(399)	$(445)	$(393)	$35,153
Adjustments to Net cash used in operating activities
Expenses Paid by Manager and Contributed to the Company / Series	718	639	368	612	374
(Gain) / Loss on sale of Asset	-	-	-	-	(44,935)
Loss on Impairment	-	-	-	-	-
Prepaid Insurance	(311)	(240)	-	(219)	-
Prepaid Storage	-	-	-	-	-
Due to the Manager for Insurance	-	-	77	-	-
Income Tax Payable	-	-	-	-	9,408
Accounts Payable	-	-	-	-	-
Accrual of Interest	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-
Repayment of investments in memorabilia upon Offering close	-	-	-	-	-
Investment in memorabilia	(22,100)	(17,200)	(9,000)	(15,600)	(120,065)
Proceeds from Sale of Asset	-	-	-	-	165,000
Distribution of Gain on sale of assets to Shareholders	-	-	-	-	(157,328)
Net cash used in investing activities	(22,100)	(17,200)	(9,000)	(15,600)	(112,393)

Cash flow from financing activities:
Proceeds from sale of membership interests	24,050	17,797	9,400	17,500	121,600
Due to the manager and other affiliates	-	-	-	-	65
Due from the manager	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	650	-	-
Contribution by Manager for future operating expenses	-	-	-	-	-
Distribution to RSE Archive	-	(197)	-	(197)	-
Proceeds from Loans	-	-	-	-	-
Repayment of Loans	-	-	-	-	-
Net cash used in financing activities	24,050	17,600	10,050	17,303	121,665

Net change in cash	1,950	400	1,050	1,703	9,272
Cash beginning of period	-	-	-	-	-
Cash end of period	$1,950	$400	$1,050	$1,703	$9,272

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six Months Ended June 30, 2020 (unaudited)

	Series #18ZION	Series #SNOOPY	Series #APOLLO11	Series #24RUTHBAT	Series #YOKO
Cash Flows from Operating Activities:
Net (Loss) / Income	$(340)	$(354)	$(318)	$(2,328)	$(177)
Adjustments to Net cash used in operating activities
Expenses Paid by Manager and Contributed to the Company / Series	465	575	595	194	353
(Gain) / Loss on sale of Asset	-	-	-	-	-
Loss on Impairment	-	-	-	-	-
Prepaid Insurance	(125)	(221)	(277)	-	(176)
Prepaid Storage	-	-	-	-	-
Due to the Manager for Insurance	-	-	-	2,134	-
Income Tax Payable	-	-	-	-	-
Accounts Payable	-	-	-	-	-
Accrual of Interest	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-
Repayment of investments in memorabilia upon Offering close	-	-	-	-	-
Investment in memorabilia	(13,545)	(24,000)	(30,000)	(250,006)	(12,600)
Proceeds from Sale of Asset	-	-	-	-	-
Distribution of Gain on sale of assets to Shareholders	-	-	-	-	-
Net cash used in investing activities	(13,545)	(24,000)	(30,000)	(250,006)	(12,600)

Cash flow from financing activities:
Proceeds from sale of membership interests	14,150	24,745	31,050	250,538	14,500
Due to the manager and other affiliates	45	-	-	6	-
Due from the manager	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	55	-	512	-
Contribution by Manager for future operating expenses	-	-	-	-	-
Distribution to RSE Archive	-	-	-	(47)	(150)
Proceeds from Loans	-	-	-	-	-
Repayment of Loans	-	-	-	-	-
Net cash used in financing activities	14,195	24,800	31,050	251,009	14,350

Net change in cash	650	800	1,050	1,003	1,750
Cash beginning of period	-	-	-	-	-
Cash end of period	$650	$800	$1,050	$1,003	$1,750

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six Months Ended June 30, 2020 (unaudited)

			(Restated)
	Series #86JORDAN	Series #HULK1	Series #RUTHBALL1	Series #HIMALAYA	Series #38DIMAGGIO
Cash Flows from Operating Activities:
Net (Loss) / Income	$32,927	$(316)	$(27,278)	$(1,204)	$(198)
Adjustments to Net cash used in operating activities
Expenses Paid by Manager and Contributed to the Company / Series	61	126	126	116	90
(Gain) / Loss on sale of Asset	(41,948)	-	-	-	-
Loss on Impairment	-	-	27,006	-	-
Prepaid Insurance	-	-	-	-	-
Prepaid Storage	-	-	-	-	-
Due to the Manager for Insurance	144	190	146	1,088	108
Income Tax Payable	8,816	-	-	-	-
Accounts Payable	-	-	-	-	-
Accrual of Interest	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-
Repayment of investments in memorabilia upon Offering close	-	-	-	-	-
Investment in memorabilia	(38,052)	(87,006)	(27,006)	(130,000)	(20,006)
Proceeds from Sale of Asset	80,000	-	-	-	-
Distribution of Gain on sale of assets to Shareholders	(71,649)	-	-	-	-
Net cash used in investing activities	(29,701)	(87,006)	(27,006)	(130,000)	(20,006)

Cash flow from financing activities:
Proceeds from sale of membership interests	38,500	87,300	27,700	131,250	20,600
Due to the manager and other affiliates	52	6	6	-	6
Due from the manager	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-
Contribution by Manager for future operating expenses	-	-	-	-	-
Distribution to RSE Archive	-	-	-	(47)	-
Proceeds from Loans	-	-	-	-	-
Repayment of Loans	-	-	-	-	-
Net cash used in financing activities	38,552	87,306	27,706	131,203	20,606

Net change in cash	8,851	300	700	1,203	600
Cash beginning of period	-	-	-	-	-
Cash end of period	$8,851	$300	$700	$1,203	$600

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six Months Ended June 30, 2020 (unaudited)

	Series #55CLEMENTE	Series #LOTR	Series #CATCHER	Series #BOND1	Series #SUPER21
Cash Flows from Operating Activities:
Net (Loss) / Income	$(285)	$(137)	$(97)	$(164)	$(58)
Adjustments to Net cash used in operating activities
Expenses Paid by Manager and Contributed to the Company / Series	90	67	67	67	47
(Gain) / Loss on sale of Asset	-	-	-	-	-
Loss on Impairment	-	-	-	-	-
Prepaid Insurance	-	-	-	-	-
Prepaid Storage	-	-	-	-	-
Due to the Manager for Insurance	195	70	30	97	11
Income Tax Payable	-	-	-	-	-
Accounts Payable	-	-	-	-	-
Accrual of Interest	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-
Repayment of investments in memorabilia upon Offering close	-	-	-	-	-
Investment in memorabilia	(36,006)	(27,600)	(11,600)	(37,100)	(7,023)
Proceeds from Sale of Asset	-	-	-	-	-
Distribution of Gain on sale of assets to Shareholders	-	-	-	-	-
Net cash used in investing activities	(36,006)	(27,600)	(11,600)	(37,100)	(7,023)

Cash flow from financing activities:
Proceeds from sale of membership interests	36,600	28,200	11,850	37,600	7,300
Due to the manager and other affiliates	6	-	-	-	23
Due from the manager	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-
Contribution by Manager for future operating expenses	-	-	-	-	-
Distribution to RSE Archive	-	(37)	(37)	(37)	-
Proceeds from Loans	-	-	-	-	-
Repayment of Loans	-	-	-	-	-
Net cash used in financing activities	36,606	28,163	11,813	37,563	7,323

Net change in cash	600	563	213	463	300
Cash beginning of period	-	-	-	-	-
Cash end of period	$600	$563	$213	$463	$300

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six Months Ended June 30, 2020 (unaudited)

(Restated)

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six Months Ended June 30, 2020 (unaudited)

	Series #BATMAN1	Series #BIRKINTAN	Series #GMTBLACK1	Consolidated
Cash Flows from Operating Activities:
Net (Loss) / Income	$(192)	$(62)	$(166)	$9,588
Adjustments to Net cash used in operating activities
Expenses Paid by Manager and Contributed to the Company / Series	43	20	20	33,996
(Gain) / Loss on sale of Asset	-	-	-	(95,833)
Loss on Impairment	-	-	-	27,006
Prepaid Insurance	-	-	-	(6,938)
Prepaid Storage	-	-	-	231
Due to the Manager for Insurance	149	42	146	8,107
Income Tax Payable	-	-	-	21,229
Accounts Payable	-	-	-	108,083
Accrual of Interest	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	105,469

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	104,089
Repayment of investments in memorabilia upon Offering close	-	-	-	-
Investment in memorabilia	(68,577)	(25,244)	(25,030)	(2,643,209)
Proceeds from Sale of Asset	-	-	-	285,000
Distribution of Gain on sale of assets to Shareholders	-	-	-	(267,572)
Net cash used in investing activities	(68,577)	(25,244)	(25,030)	(2,521,692)

Cash flow from financing activities:
Proceeds from sale of membership interests	69,100	25,700	25,700	1,390,867
Due to the manager and other affiliates	77	244	30	1,174,499
Due from the manager	-	-	-	(3,550)
Distribution to Series	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	1,280
Contribution by Manager for future operating expenses	-	-	-	-
Distribution to RSE Archive	(66)	-	(66)	-
Proceeds from Loans	-	-	-	-
Repayment of Loans	-	-	-	-
Net cash used in financing activities	69,111	25,944	25,664	2,563,096

Net change in cash	534	700	634	146,873
Cash beginning of period	-	-	-	24,459
Cash end of period	$534	$700	$634	$171,332

See accompanying notes, which are an integral part of these financial statements.

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE A - DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

RSE Archive, LLC (the “Company,” “RSE Archive,” “we,” “us,” or “our”) is a Delaware series limited liability company formed on January 3, 2019.  The Company’s core business is the identification, acquisition, marketing and management of memorabilia, collectible items, alcohol and digital assets, collectively referred to as “Memorabilia Assets” or the “Asset Class,” for the benefit of the investors. The Company is managed by its managing member, RSE Archive Manager, LLC, a Delaware limited liability company (the “Manager”). The Manager is a single-member Delaware limited liability company wholly owned by Rally Holdings LLC (“Rally Holdings” or the “Asset Manager”). Rally Holdings is a single-member Delaware limited liability company wholly owned by RSE Markets, Inc., a Delaware corporation (“RSE Markets”). RSE Markets was the manager of the Company and served as the asset manager until March 26, 2021, at which point RSE Archive Manager, LLC and Rally Holdings replaced RSE Markets as Manager and Asset Manager, respectively. The Asset Manager is a technology and marketing company that operates the Rally Rd.™ platform (the “Platform”) and manages the Company, through the Manager, and the assets owned by the Company in its role as the Asset Manager of each Series.

The Company issues membership interests (the “Interests”) in a number of separate individual series (each, a “Series”) of the Company (each, an “Offering”). There will be a separate closing with respect to each Offering (each, a “Closing”). Each Series will own a unique Collectible Asset (an “Underlying Asset”) and the assets and liabilities of each Series will be separate in accordance with Delaware law. A purchaser of Interests (an “Investor”) in any Series acquires a proportional share of assets, liabilities, profits, and losses as they pertain to a particular Series, and the sole assets and liabilities of any given Series at the time of an Offering related to that particular Series is a single Underlying Asset (plus any cash reserves for future Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses) as well as certain liabilities related to expenses pre-paid by the Asset Manager. Any individuals, dealers or auction company which owns an Underlying Asset prior to a purchase of an Underlying Asset by the Company in advance of a potential Offering or the Closing of an Offering from which proceeds are used to acquire the Underlying Asset are referred to as “Asset Sellers.” “Current Period” refers to the time period between January 1, 2021 and June 30, 2021. “Prior Period” refers to the time period between January 1, 2020 and June 30, 2020. “Prior Year” refers to the time period between January 1, 2020 and December 31, 2020. The Manager has assembled a network of advisors with experience in the Asset Class (an “Advisory Board”) to assist the Manager in identifying, acquiring and managing Underlying Assets, as well as other aspects of the Platform.

All voting rights, except as specified in the Operating Agreement or required by law, remain with the Manager (e.g., determining the type and quantity of general maintenance and other expenses required for the appropriate upkeep of each Underlying Asset, determining how to best commercialize the applicable Underlying Assets, evaluating potential sale offers and the liquidation of a Series). The Manager manages the ongoing operations of each Series in accordance with the Operating Agreement.

OPERATING AGREEMENT

General:

In accordance with the Operating Agreement, each Investor in a Series grants a power of attorney to the Manager. The Manager has the right to appoint officers of the Company and each Series.

Operating Expenses:

After the Closing of an Offering, each Series is responsible for its own Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses). Prior to the Closing, Operating Expenses are borne by the Manager or the Asset Manager and not reimbursed by the economic members of a particular Series. Should post-Closing Operating Expenses exceed revenues or cash reserves, the Manager or the Asset Manager may (a) pay such Operating Expenses and not seek reimbursement, (b) loan the amount of the Operating Expenses to the Series and be entitled to reimbursement of such amount from future revenues generated by the Series (the “Operating Expenses Reimbursement Obligation(s)”), on which the Manager or the Asset Manager may impose a rate of interest, and/or (c) cause additional Interests to be issued in order to cover such additional amounts, which Interests may be issued to existing or new Investors, and may include the Manager or its affiliates or the Asset Manager.

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE A - DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (CONTINUED)

Fees:

Sourcing Fee: The Manager expects to receive a fee, as determined by the Manager, at the Closing of each successful Offering for its services of sourcing the Underlying Assets (the “Sourcing Fee”), which may be waived by the Manager in its sole discretion.

Brokerage Fee:  For all Series qualified up to the date of this filing, the broker of record (the “BOR”) received a fee (the “Brokerage Fee”) of 1.0% of the cash proceeds from the Offering for facilitating the sale of securities.

Custody Fee: In respect to current Offerings, the custodian of Interests (the “Custodian”), holding custody of the securities upon issuance, will receive a fee of 0.75% on Interests sold in an Offering (the “Custody Fee”).

Free Cash Flow Distributions:

At the discretion of the Manager, a Series may make distributions of Free Cash Flow (as described in Note F – Free Cash Flow Distributions and Management Fees) to both the holders of economic Interests in the form of a dividend and the Manager in the form of a Management Fee (as described in Note F – Free Cash Flow Distributions and Management Fees).

In the case that Free Cash Flow (as described in Note F – Free Cash Flow Distributions and Management Fees) is available and such distributions are made, at the sole discretion of the Manager, the Investors will receive no less than 50% of Free Cash Flow and the Manager will receive up to 50% of Free Cash Flow in the form of a Management Fee (as described in Note F – Free Cash Flow Distributions and Management Fees) for management of the applicable Underlying Asset. The Management Fee is accounted for as an expense to the relevant Series rather than a distribution from Free Cash Flow.

Other:

The Manager is responsible for covering its own expenses.

LIQUIDITY AND CAPITAL RESOURCES

The Company has experienced recurring net losses and negative operating cash flows since inception and neither the Company nor any of the Series has generated revenues or profits in the Current Period or Prior Period, except for certain Underlying Assets that were sold for gains (see Note A – Description of Organization and Business Operations - Asset Dispositions).

On a total consolidated basis, the Company generated the following: Income / (Loss), Net Working Capital, and Accumulated Deficits. Additionally, each listed Series for which an Underlying Asset was owned as of the end of the Current Period and the end of the Prior Period has incurred net losses since their respective dates of acquisition and have an accumulated deficit at the end of the Current Period and at the end of the Prior Period.

Period	Income / (Loss)	Net Working Capital	Accumulated Deficit
1/1/2021 – 6/30/2021	($336,986)	($13,608,697)	($757,059) (1)
1/1/2020 – 6/30/2020	$9,588 (1)	($1,708,323)	($72,213) (1)

(1): Restated, see Note J to the Consolidated Financial Statements

All of the liabilities on the balance sheet as of the end of the Current Period are obligations to third parties or the Manager. All of these liabilities, other than ones for which the Manager does not seek reimbursement, will be covered through the proceeds of future Offerings for the various Series of Interests. RSE Markets, Inc. has agreed to provide the Company and each Series the financial support sufficient to meet the Company’s and each Series’ financial needs for the twelve months following the date of this filing.

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE A - DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (CONTINUED)

No revenue models have been developed at the Company or Series level and we do not expect either the Company or any of its Series to generate any revenues for some time. We will update the appropriate disclosure at such time as revenue models have been developed. Each Series will continue to incur Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses) including, but not limited to storage, insurance, transportation and maintenance expenses, marketing expense and professional fees, on an ongoing basis.

At the end of the Current Period and end of the Prior Year, the Company and the Series for which Closings had occurred, had the following cash balances:

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE A - DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (CONTINUED)

Cash Balance
Applicable Series	6/30/2021	12/31/2020
#52MANTLE	$1,450	$1,450
#71MAYS	1,600	1,600
#RLEXPEPSI	300	300
#10COBB	1,545	1,545
#POTTER	1,095	1,095
#TWOCITIES	1,495	1,495
#FROST	1,695	1,695
#BIRKINBLU	1,250	1,250
#SMURF	1,250	1,250
#70RLEX	1,172	1,200
#EINSTEIN	1,750	1,750
#HONUS	5,300	5,300
#75ALI	938	1,003
#71ALI	6,555	6,555
#APROAK	1,250	1,250
#88JORDAN	1,003	1,003
#BIRKINBOR	1,203	1,203
#33RUTH	1,003	1,003
#SPIDER1	1,003	1,003
#BATMAN3	1,003	1,003
#ULYSSES	1,950	1,950
#ROOSEVELT	400	400
#56MANTLE	1,050	1,050
#AGHOWL	1,703	1,703
#98JORDAN	9,408	9,408
#18ZION	605	650
#SNOOPY	800	800
#APOLLO11	1,050	1,050
#24RUTHBAT	997	1,003
#YOKO	1,750	1,750
#86JORDAN	8,851	8,851
#HULK1	294	300
#RUTHBALL1 (1)	694	700
#HIMALAYA	1,203	1,203
#38DIMAGGIO	594	600
#55CLEMENTE	594	600
#LOTR	563	563
#CATCHER	213	213
#BOND1	463	463
#SUPER21	277	300
#BATMAN1	457	534
#BIRKINTAN	456	700
#GMTBLACK1	604	634
#61JFK	334	334
#POKEMON1	534	534
#50JACKIE	833	833
#LINCOLN	634	634
#STARWARS1	269	269
#68MAYS	437	520
#56TEDWILL	520	520
#TMNT1	8,410	400
#CAPTAIN3	77	100
#51MANTLE	520	520
#CHURCHILL	220	220
#SHKSPR4	400	400
#03KOBE	460	460
#03LEBRON	520	520
#03JORDAN	520	520

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE A - DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (CONTINUED)

Cash Balance (Continued)
Applicable Series	6/30/2021	12/31/2020
#39TEDWILL	600	600
#94JETER	460	460
#2020TOPPS	150	150
#FANFOUR1	5,211	471
#85MARIO	460	460
#TOS39	460	460
#DAREDEV1	320	320
#05LATOUR	430	430
#16SCREAG	430	430
#14DRC	430	430
#86RICE	460	460
#57MANTLE	400	400
#FAUBOURG	560	560
#SOBLACK	520	520
#GATSBY	520	520
#93DAYTONA	600	600
#09TROUT	400	400
#57STARR	400	400
#AF15	10,560	400
#03KOBE2	400	400
#JOBSMAC	400	400
#16PETRUS	430	430
#ALICE	520	520
#SPIDER10	400	400
#62MANTLE	460	460
#BATMAN6	320	320
#CLEMENTE2	400	400
#SUPER14	460	460
#79STELLA	572	600
#TKAM	534	534
#DIMAGGIO2	321	321
#13BEAUX	400	4,400
#88MARIO	7,364	60,400
#ANMLFARM	100	100
#NASA1	300	300
#00BRADY	339	339
#85NES	400	400
#JUSTICE1	400	400
#69KAREEM	339	339
#59JFK	400	400
#04LEBRON	400	400
#85JORDAN	600	600
#GOLDENEYE	326	326
#MOONSHOE	420	420
#03LEBRON2	320	320
#GRAPES	400	400
#34GEHRIG	339	339
#98KANGA	420	420
#06BRM	400	400
#DUNE	460	460
#86FLEER	805	805
#WILDGUN	400	400
#58PELE2	8,175	805
#18LAMAR	7,278	7,278
#13GIANNIS	320	-
#AVENGERS1	460	-
#04MESSI	805	-
#AVENGE57	400	-
#03TACHE	400	-
#99TMB2	340	-

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE A - DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (CONTINUED)

Cash Balance (Continued)
Applicable Series	6/30/2021	12/31/2020
#PUNCHOUT	448	-
#BULLSRING	900	-
#70AARON	340	-
#96CHARZRD	348	-
#01TIGER	366	-
#ICECLIMB	400	-
#09COBB	367	-
#51HOWE	1,005	-
#96JORDAN2	300	-
#JUNGLEBOX	418	-
#59FLASH	367	-
#FOSSILBOX	355	-
#THOR	400	-
#POKEBLUE	448	-
#98GTA	355	-
#PICNIC	400	-
#DOMINOS	300	-
#58PELE	805	-
#09CURRY	300	-
#84JORDAN	300	-
#09BEAUX	426	-
#KEROUAC	400	-
#96JORDAN	448	-
#FEDERAL	420	-
#62BOND	711	-
#71TOPPS	500	-
#DEATON	400	-
#98ZELDA	600	-
#03JORDAN2	300	-
#WOLVERINE	367	-
#91JORDAN	359	-
#79GRETZKY	1,233	-
#17DUJAC	426	-
#FAUBOURG2	400	-
#MOSASAUR	400	-
#92JORDAN	448	-
#14KOBE	500	-
#03LEBRON3	500	-
#95TOPSUN	468	-
#09TROUT2	453	-
#59BOND	348	-
#OPEECHEE	500	-
#ROCKETBOX	325	-
#94JORDAN	391	-
#18LUKA	388	-
#86DK3	378	-
#FANFOUR5	378	-
#16KOBE	300	-
#11BELAIR	400	-
#76PAYTON	464	-
#17MAHOMES	468	-
#85MJPROMO	368	-
#96KOBE	378	-
#99CHARZRD	729	-
#68RYAN	378	-
#MARADONA	329	-
#POKEYELOW	468	-
#POKELUGIA	468	-
#XMEN1	22,880	-
#VANHALEN	300	-
#48JACKIE	400	-
Total Series Cash Balance	$195,351	$170,336
RSE Archive	158,287	31,545
Total Cash Balance	$353,639	$201,881

(1)Restated, see Note J to the Consolidated Financial Statements

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE A - DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (CONTINUED)

The cash on the books of the Company is reserved for funding future pre-Closing Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses) or Acquisition Expenses (as described in Note B – Summary of Significant Accounting Policies – Capital Assets), as the case may be. The cash on the books of each Series is reserved for funding of post-Closing Operating Expenses; During the Current Period, the Manager has paid for certain but not all Operating Expenses related to Series that have closed Offerings and has elected not to be reimbursed. These payments made by the Manager are accounted for as capital contributions and are further described in Note B – Summary of Significant Accounting Policies – Operating Expenses.

From inception, the Company and the Series have financed their business activities through capital contributions from the Manager or its affiliates to the individual Series. Until such time as the Series have the capacity to generate cash flows from operations, the Manager may cover any deficits through additional capital contributions or the issuance of additional Interests in any individual Series. In addition, parts of the proceeds of future Offerings may be used to create reserves for future Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses) for individual Series, as has been the case for the majority of the Series for which Closings have occurred, listed in the table above, at the sole discretion of the Manager.

INITIAL OFFERINGS

All Series, for which a closing had occurred as of the date of the financial statements, had commenced operations, were capitalized and had assets. Additionally, various Series have liabilities. The table outlined in Note B – Summary of Significant Accounting Policies – Members’ Equity outlines all Offerings for which a Closing has occurred since the Company’s inception.

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE A - DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (CONTINUED)

ASSET DISPOSITIONS

During the Current Period and Prior Period, the Company received purchase offers for the Underlying Assets listed in the tables below. Per the terms of the Operating Agreement, the Company, together with the Manager’s Advisory Board has evaluated the offers and has determined that it is in the interest of the Investors to sell the Underlying Asset. In certain instances the Company may decide to sell an Underlying Asset, that is on the books of the Company, but no Offering has occurred. Therefore, the Underlying Asset was not transferred to an applicable Series before sale. In these instances, the anticipated Offering for the Series related to such Underlying Asset is cancelled and no securities are sold.

Series	Underlying Asset	Date of Sale Agreement	Proceeds from Sale	Carrying Value	Gain/(loss) on Sale	Corporate Level Taxes on Gain on Sale	Total Initial Offering Price / Per Interest	Total Distribution to Investors / Per Interests
#58PELE2	1958 Editora Aquarela Pelé Card graded PSA NM 7	2/26/2021	$62,000	$22,800	$39,200	$8,102 (Net of $794 Net Loss Carryforward)	$26,500 / $5.00	$54,630 / $10.30
#AF15	1962 Amazing Fantasy #15 CGC VF 8.0 comic book	6/7/2021	$240,000	$189,000	$51,000	$10,518 (Net of $666 Net Loss Carryforward)	$200,000 / $25.00	$229,840 / $28.73
#TMNT1	1984 Teenage Mutant Ninja Turtles #1 CGC VF/NM 9.8 comic book	6/7/2021	$100,000	$59,000	$41,000	$8,405 (Net of $569 Net Loss Carryforward)	$65,000 / $65.00	$91,990 / $91.99
#FANFOUR1	1961 Fantastic Four #1 CGC VF+ 8.5 comic book	6/14/2021	$126,000	$100,000	$25,937 (Net of $63 in Capitalized Acquisition Expenses)	$5,216 (Net of $622 Net Loss Carryforward)	$105,000 / $52.50	$121,260 / $60.63
#XMEN1	1963 X-Men #1 CGC NM 9.4 comic book	6/21/2021	$325,000	$215,000	$110,000	$23,070	$240,000 / $20.00	$302,520 / $25.21
#APROAK	Audemars Piguet Royal Oak Jumbo A-Series Ref.5402	6/28/2021	$110,000	$72,500	$37,500	$7,264 (Net of $961 Net Loss Carryforward)	$75,000 / $75.00	$103,970 / $103.97
1962 Amazing Fantasy #15 CGC VG+ 4.5 (1)		3/10/2021	$26,100	$26,100				Initial Purchase Price $30,500

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Series	Underlying Asset	Date of Sale Agreement	Proceeds from Sale	Carrying Value	Gain/(loss) on Sale	Corporate Level Taxes on Gain on Sale	Total Initial Offering Price / Per Interest	Total Distribution to Investors / Per Interests
#71ALI	1972 “Fight of the Century” Contract	02/07/2020	$36,450	$27,500	$8,950	$3,005 (Net of $55 Net Loss Carryforward)	$31,000 / $15.50	$38,959 / $19.29
#98JORDAN	1998 Michael Jordan Jersey	05/11/2020	$165,000	$120,000	$44,935	$9,408 (Net of $0 Net Loss Carryforward)	$128,000 / $64.00	$157,328 / $78.65
#86JORDAN	1986 Fleer #57 Michael Jordan Card	06/01/2020	$80,000	$38,000	$41,948	$8,816 (Net of $0 Net Loss Carryforward)	$40,000 / $40.00	$71,649 / $71.64

(1): At the time of the sale the Underlying Asset was still owned by RSE Archive, LLC and not by any Series.

Upon disposition, the Series will be dissolved upon payment of their current corporate tax liabilities and any sales tax remittance.

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.Basis of Presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

All Offerings that had closed as of the date of the financial statements were issued under Tier 2 of Regulation A+ and qualified under the Offering Statement. Separate financial statements are presented for each such Series.

2.Use of Estimates:

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near-term due to one or more future confirming events.  Accordingly, the actual results could differ significantly from our estimates.

3.Cash and Cash Equivalents:

The Company considers all short-term investments with an original maturity of three months or less when purchased, or otherwise acquired, to be cash equivalents.

4.Offering Expenses:

Offering expenses (the “Offering Expenses”) related to the Offering for a specific Series consist of underwriting, legal, accounting, escrow, compliance, filing and other expenses incurred through the balance sheet date that are directly related to a proposed Offering and will generally be charged to members' equity upon the completion of the proposed Offering. Expenses that are incurred prior to the Closing of an Offering for such Series and are funded by the Manager will generally be reimbursed through the proceeds of the Offering related to the Series. However, the Manager has agreed to pay and not be reimbursed for Offering Expenses incurred with respect to the Offerings for all Series that have had a Closing as of the date of the financial statements and potentially other future Offerings.

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

5.Operating Expenses:

Operating Expenses (as described below) related to a particular Underlying Asset include storage, insurance, transportation (other than the initial transportation from the Underlying Asset’s location to the Manager’s storage facility prior to the Offering, which is treated as an Acquisition Expense (as described in Note B – Summary of Significant Accounting Policies – Capital Assets), maintenance, professional fees such as annual audit and legal expenses and other Underlying Asset specific expenses as detailed in the Manager’s allocation policy, together the “Operating Expenses”.  We distinguish between pre-Closing and post-Closing Operating Expenses. Operating Expenses are expensed as incurred.

Except as disclosed with respect to any future Offering, expenses of this nature that are incurred prior to the Closing of an Offering of Series of Interests, are funded by the Manager and are not reimbursed by the Company, the Series or economic members. Expenses in this case are treated as capital contributions from the Manager to the Company and are summarized in the table below.

Period	Pre-Closing Operating Expense Capital Contributions	Post-Closing Operating Expense Capital Contributions
1/1/2021 – 6/30/2021	$27,594	$135,322
1/1/2020 – 6/30/2020	$6,376	$27,620

During the Current Period and Prior Period, the Company incurred pre-Closing Operating Expenses and the following Series had closed Offerings and incurred post-Closing Operating Expenses per the table as follows:

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Operating Expenses
Applicable Series	6/30/2021	6/30/2020
#52MANTLE	$1,209	$1,459
#71MAYS	858	964
#RLEXPEPSI	679	715
#10COBB	776	840
#POTTER	662	786
#TWOCITIES	615	635
#FROST	613	630
#BIRKINBLU	863	979
#SMURF	739	803
#70RLEX	937	723
#EINSTEIN	679	632
#HONUS	2,947	4,035
#75ALI	819	1,018
#71ALI	-	210
#APROAK	961	1,191
#88JORDAN	694	686
#BIRKINBOR	841	853
#33RUTH	959	1,048
#SPIDER1	622	460
#BATMAN3	672	648
#ULYSSES	624	407
#ROOSEVELT	619	399
#56MANTLE	654	445
#AGHOWL	618	393
#98JORDAN	-	374
#18ZION	675	340
#SNOOPY	713	354
#APOLLO11	753	318
#24RUTHBAT	1,798	2,328
#YOKO	615	177
#86JORDAN	-	205
#HULK1	682	316
#RUTHBALL1 (1)	739	272
#HIMALAYA	1,335	1,204
#38DIMAGGIO	706	198
#55CLEMENTE	781	285
#LOTR	629	137
#CATCHER	614	97
#BOND1	637	164
#SUPER21	610	58
#BATMAN1	666	192
#BIRKINTAN	723	62
#GMTBLACK1	727	166
#61JFK	619
#POKEMON1	1,166
#50JACKIE	-
#LINCOLN	662
#STARWARS1	613
#68MAYS	762
#56TEDWILL	988
#TMNT1	569
#CAPTAIN3	636
#51MANTLE	750
#CHURCHILL	610
#SHKSPR4	699
#03KOBE	902
#03LEBRON	813
#03JORDAN	851
#39TEDWILL	742
#94JETER	795

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Operating Expenses (Continued)
Applicable Series	6/30/2021	6/30/2020
#2020TOPPS	1,072
#FANFOUR1	622
#85MARIO	1,274
#TOS39	712
#DAREDEV1	613
#05LATOUR	618
#16SCREAG	679
#14DRC	713
#86RICE	706
#57MANTLE	650
#FAUBOURG	1,265
#SOBLACK	960
#GATSBY	771
#93DAYTONA	634
#09TROUT	1,668
#57STARR	650
#AF15	666
#03KOBE2	794
#JOBSMAC	766
#16PETRUS	694
#ALICE	612
#SPIDER10	620
#62MANTLE	1,232
#BATMAN6	625
#CLEMENTE2	894
#SUPER14	712
#79STELLA	1,304
#TKAM	630
#DIMAGGIO2	683
#13BEAUX	654
#88MARIO	-
#ANMLFARM	612
#NASA1	1,786
#00BRADY	777
#85NES	724
#JUSTICE1	775
#69KAREEM	805
#59JFK	640
#04LEBRON	902
#85JORDAN	1,860
#GOLDENEYE	709
#MOONSHOE	1,328
#03LEBRON2	1,119
#GRAPES	632
#34GEHRIG	751
#98KANGA	1,316
#06BRM	639
#DUNE	613
#86FLEER	1,383
#WILDGUN	714
#58PELE2	794
#18LAMAR	-
#13GIANNIS	747
#AVENGERS1	774
#04MESSI	571
#AVENGE57	580
#03TACHE	722
#99TMB2	809
#PUNCHOUT	947
#BULLSRING	1,733

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Operating Expenses (Continued)
Applicable Series	6/30/2021	6/30/2020
#70AARON	649
#96CHARZRD	843
#01TIGER	645
#ICECLIMB	891
#09COBB	682
#51HOWE	738
#96JORDAN2	952
#JUNGLEBOX	683
#59FLASH	578
#FOSSILBOX	617
#THOR	527
#POKEBLUE	611
#98GTA	579
#PICNIC	747
#DOMINOS	556
#58PELE	1,885
#09CURRY	695
#84JORDAN	2,055
#09BEAUX	556
#KEROUAC	541
#96JORDAN	807
#FEDERAL	591
#62BOND	550
#71TOPPS	766
#DEATON	2,102
#98ZELDA	577
#03JORDAN2	602
#WOLVERINE	467
#91JORDAN	864
#79GRETZKY	3,794
#17DUJAC	413
#FAUBOURG2	502
#MOSASAUR	1,281
#92JORDAN	614
#14KOBE	776
#03LEBRON3	1,396
#95TOPSUN	586
#09TROUT2	571
#59BOND	419
#OPEECHEE	1,541
#ROCKETBOX	456
#94JORDAN	766
#18LUKA	465
#86DK3	451
#FANFOUR5	344
#16KOBE	3,250
#11BELAIR	290
#76PAYTON	514
#17MAHOMES	1,264
#85MJPROMO	469
#96KOBE	625
#99CHARZRD	1,584
#68RYAN	516
#MARADONA	333
#POKEYELOW	458
#POKELUGIA	645
#XMEN1	383
#VANHALEN	308
#48JACKIE	1,849
RSE Archive	88,046	9,744
Total Operating Expenses	$233,764	$37,950

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(1)Restated, see Note J to the Consolidated Financial Statements

6.Capital Assets:

Underlying Assets are recorded at cost. The cost of the Underlying Assets includes the purchase price, including any deposits for the Underlying Asset funded by the Manager and “Acquisition Expenses”, which include transportation of the Underlying Asset to the Manager’s storage facility, pre-purchase inspection, pre-Offering refurbishment, and other costs detailed in the Manager’s allocation policy.

The Company treats Underlying Assets as collectible and therefore the Company will not depreciate or amortize the Underlying Assets going forward. The Underlying Assets are considered long-lived assets and will be subject to an annual test for impairment. These long-lived assets are reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the fair value of the asset. An impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. The following Series recorded an impairment charge in the Current Period and Prior Period.

	Series	Impairment loss on memorabilia	Total
1/1/2021 – 6/30/2021	#85GPK	$4,356	$345,120
	#66ORR	$43,200
	#TOPPSTRIO	$41,256
	#HENDERSON	$48,100
	#80TOPPS	$36,600
	#03LEBRON5	$21,410
	#49ROYCAMP	$20,400
	#GRIFFEYJR	$15,054
	#81BIRD	$10,800
	#93JETER	$15,985
	#THEROCK	$2,939
	#04MESSI2	$13,020
	1937 Heisman Memorial Trophy Awarded to Yale University Halfback Clint Frank	$72,000
1/1/2020 – 6/30/2020	#RUTHBALL1	$27,006	$27,006

Note: 2021 impairment charges were recognized on asset value prior to the Series Offering.

The Underlying Assets are initially purchased by the Company, either prior to launching an Offering or through the exercising of a purchase option simultaneous with the Closing of an Offering for a particular Series. At Closing of an Offering for a Series of Interests the Underlying Assets, including capitalized Acquisition Expenses, are then transferred to the Series. Underlying Assets are transferred at cost and the Company receives cash from the Series from the proceeds of the Offering. The Company uses the proceeds of the transfer to pay off any debt or amounts owed under purchase options and Acquisition Expenses. Acquisition Expenses related to a particular Series that are incurred prior to the Closing of an Offering and are initially funded by the Manager will be reimbursed with the proceeds from an Offering related to such Series, to the extent described in the applicable Offering document. The Company does, however, retain additional cash from the proceeds of the Offering on the Series balance sheet to cover Acquisition Expenses that are anticipated prior to the Closing but incurred after the Closing of an Offering. Acquisition Expenses are capitalized into the cost of the Underlying Asset as per the table below. Should a proposed Offering prove to be unsuccessful, the Company will not reimburse the Manager and these expenses will be accounted for as capital contributions, and the Acquisition Expenses will be expensed. The Series uses the remaining cash to repay any accrued interest on loans or marketing expenses related to the preparation of the marketing materials for a particular Offering, by distributing the applicable amount to the Company, accounted for as “Distribution to RSE Archive” on the balance sheet. Furthermore, the Series distributes the appropriate amounts for Brokerage Fee, the Custody Fee and, if applicable, the Sourcing Fee using cash from the Offering.

The Company, through non-interest-bearing payments from the Manager or loans from the Manager and third parties have acquired numerous Underlying Assets since the beginning of the Prior Period. For all Memorabilia

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

Assets held as of the end of the Current Period and Prior Period, the following table presents all costs capitalized on the acquisition of Underlying Assets during the Current Period and Prior Period.

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Capitalized Costs
Applicable Series		Purchase Price / Down payment	Acquisition Costs	Total
#52MANTLE	(1)	$ 125,000	$ -	$ 125,000
#71MAYS	(1)	52,500	-	52,500
#RLEXPEPSI	(1)	16,800	-	16,800
#10COBB	(1)	35,000	-	35,000
#POTTER	(1)	65,000	5,100	70,100
#TWOCITIES	(1)	12,000	100	12,100
#FROST	(1)	10,000	100	10,100
#BIRKINBLU	(1)	55,500	-	55,500
#SMURF	(1)	29,500	-	29,500
#70RLEX	(1)	17,900	28	17,928
#EINSTEIN	(1)	11,000	100	11,100
#HONUS	(1)	500,028	-	500,028
#75ALI	(1)	44,000	65	44,065
#88JORDAN	(1)	20,000	-	20,000
#BIRKINBOR	(1)	50,000	-	50,000
#33RUTH	(1)	74,000	-	74,000
#SPIDER1	(1)	20,000	-	20,000
#BATMAN3	(1)	75,000	-	75,000
#ULYSSES	(1)	22,000	100	22,100
#ROOSEVELT	(1)	17,000	200	17,200
#56MANTLE	(1)	9,000	-	9,000
#AGHOWL	(1)	15,500	100	15,600
#18ZION	(1)	13,500	45	13,545
#SNOOPY	(1)	24,000	-	24,000
#APOLLO11	(1)	30,000	-	30,000
#24RUTHBAT	(1)	250,000	6	250,006
#YOKO	(1)	12,500	100	12,600
#HULK1	(1)	87,000	6	87,006
#RUTHBALL1	(1,3)	27,000	6	27,006
#HIMALAYA	(1)	130,000	-	130,000
#38DIMAGGIO	(1)	20,000	6	20,006
#55CLEMENTE	(1)	36,000	6	36,006
#LOTR	(1)	27,500	100	27,600
#CATCHER	(1)	11,500	100	11,600
#BOND1	(1)	37,000	100	37,100
#SUPER21	(1)	7,000	23	7,023
#BATMAN1	(1)	68,500	77	68,577
#BIRKINTAN	(1)	25,000	244	25,244
#GMTBLACK1	(1)	25,000	30	25,030
#61JFK	(1)	16,250	100	16,350
#POKEMON1	(1)	118,000	-	118,000
#LINCOLN	(1)	64,000	925	64,925
#STARWARS1	(1)	10,000	-	10,000
#68MAYS	(1)	32,000	83	32,083
#56TEDWILL	(1)	80,000	-	80,000
#CAPTAIN3	(1)	35,500	23	35,523
#51MANTLE	(1)	29,500	-	29,500
#CHURCHILL	(1)	6,500	100	6,600
#SHKSPR4	(1)	105,000	100	105,100
#03KOBE	(1)	44,000	-	44,000
#03LEBRON	(1)	25,000	-	25,000
#03JORDAN	(1)	33,000	-	33,000
#39TEDWILL	(1)	27,750	-	27,750
#94JETER	(1)	39,000	-	39,000
#2020TOPPS	(1)	98,000	-	98,000
#85MARIO	(1)	140,000	-	140,000
#TOS39	(1)	120,000	-	120,000
#DAREDEV1	(1)	9,500	-	9,500
#05LATOUR	(1)	7,442	-	7,442
#16SCREAG	(1)	31,944	-	31,944
#14DRC	(1)	45,980	-	45,980
#86RICE	(1)	20,000	-	20,000
#57MANTLE	(1)	8,000	-	8,000
#FAUBOURG	(1)	115,000	-	115,000
#SOBLACK	(1)	50,000	253	50,253
#GATSBY	(1)	185,000	100	185,100

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Applicable Series	Purchase Price / Down payment		Acquisition Costs	Total
#93DAYTONA	(1)	37,000	-	37,000
#09TROUT	(1)	225,000	-	225,000
#57STARR	(1)	8,000	-	8,000
#03KOBE2	(1)	21,000	-	21,000
#JOBSMAC	(1)	35,000	-	35,000
#16PETRUS	(1)	38,236	-	38,236
#ALICE	(1)	9,200	100	9,300
#SPIDER10	(1)	18,000	-	18,000
#62MANTLE	(1)	132,000	-	132,000
#BATMAN6	(1)	23,500	-	23,500
#CLEMENTE2	(1)	60,000	-	60,000
#SUPER14	(1)	120,000	-	120,000
#79STELLA	(1)	61,500	28	61,528
#TKAM	(1)	28,500	100	28,600
#DIMAGGIO2	(1)	17,625	79	17,704
#13BEAUX	(1)	21,877	-	21,877
#ANMLFARM	(1)	8,700	100	8,800
#NASA1	(1)	250,000	4,457	254,457
#00BRADY	(1)	35,123	61	35,184
#85NES	(1)	26,000	-	26,000
#JUSTICE1	(1)	190,000	-	190,000
#69KAREEM	(1)	23,200	61	23,261
#59JFK	(1)	23,000	100	23,100
#04LEBRON	(1)	44,000	-	44,000
#85JORDAN	(1)	240,000	-	240,000
#GOLDENEYE	(1)	22,800	74	22,874
#MOONSHOE	(1)	150,000	-	150,000
#03LEBRON2	(1)	90,100	127	90,227
#GRAPES	(1)	31,000	100	31,100
#34GEHRIG	(1)	29,676	61	29,737
#98KANGA	(1)	150,000	-	150,000
#06BRM	(1)	15,720	-	15,720
#DUNE	(1)	10,500	100	10,600
#86FLEER	(1)	146,400	-	146,400
#WILDGUN	(1)	24,000	-	24,000
#13GIANNIS	(1)	19,600	127	19,727
#AVENGERS1	(1)	250,000	-	250,000
#04MESSI	(1)	39,600	-	39,600
#AVENGE57	(1)	17,000	-	17,000
#03TACHE	(1)	70,192	-	70,192
#99TMB2	(1)	50,300	80	50,380
#PUNCHOUT	(1)	80,000	27	80,027
#BULLSRING	(1)	249,600	-	249,600
#70AARON	(1)	16,122	80	16,202
#96CHARZRD	(1)	57,877	169	58,046
#01TIGER	(1)	15,600	82	15,682
#ICECLIMB	(1)	70,000	-	70,000
#09COBB	(1)	27,600	81	27,681
#51HOWE	(1)	39,600	-	39,600
#96JORDAN2	(1)	47,880	768	48,648
#JUNGLEBOX	(1)	30,100	30	30,130
#59FLASH	(1)	58,000	33	58,033
#FOSSILBOX	(1)	18,000	45	18,045
#THOR	(1)	195,000	-	195,000
#POKEBLUE	(1)	20,000	27	20,027
#98GTA	(1)	13,200	45	13,245
#PICNIC	(1)	48,000	-	48,000
#DOMINOS	(1)	8,468	132	8,600
#58PELE	(1)	288,000	-	288,000
#09CURRY	(1)	22,800	306	23,106
#84JORDAN	(1)	312,500	5,486	317,986
#09BEAUX	(1)	29,475	-	29,475
#KEROUAC	(1)	85,000	100	85,100
#96JORDAN	(1)	42,000	-	42,000
#FEDERAL	(1)	120,000	100	120,100
#62BOND	(1)	76,455	462	76,917
#71TOPPS	(1)	60,000	551	60,551
#DEATON	(1)	250,000	-	250,000

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Applicable Series	Purchase Price / Down payment		Acquisition Costs	Total
#98ZELDA	(1)	20,000	106	20,106
#03JORDAN2	(1)	36,000	306	36,306
#WOLVERINE	(1)	42,000	33	42,033
#91JORDAN	(1)	67,200	306	67,506
#79GRETZKY	(1)	720,000	551	720,551
#17DUJAC	(1)	23,232	-	23,232
#FAUBOURG2	(1)	150,000	-	150,000
#MOSASAUR	(1)	17,813	-	17,813
#92JORDAN	(1)	36,000	-	36,000
#14KOBE	(1)	69,300	585	69,885
#03LEBRON3	(1)	204,000	551	204,551
#95TOPSUN	(1)	50,000	-	50,000
#09TROUT2	(1)	50,000	15	50,015
#59BOND	(1)	68,221	463	68,684
#OPEECHEE	(1)	252,000	551	252,551
#ROCKETBOX	(1)	25,100	75	25,175
#94JORDAN	(1)	73,200	306	73,506
#18LUKA	(1)	22,322	80	22,402
#86DK3	(1)	38,400	200	38,600
#FANFOUR5	(1)	72,000	200	72,200
#16KOBE	(1)	631,200	6,250	637,450
#11BELAIR	(1)	18,995	-	18,995
#76PAYTON	(1)	53,500	4	53,504
#17MAHOMES	(1)	215,000	-	215,000
#85MJPROMO	(1)	22,500	100	22,600
#96KOBE	(1)	67,200	290	67,490
#99CHARZRD	(1)	300,000	200	300,200
#68RYAN	(1)	60,000	173	60,173
#MARADONA	(1)	11,211	71	11,282
#POKEYELOW	(1)	46,500	-	46,500
#POKELUGIA	(1)	95,000	-	95,000
#VANHALEN	(1)	54,000	306	54,306
#48JACKIE	(1)	340,000	-	340,000
#05MJLJ	(2)	72,000	-	72,000
#81MONTANA	(2)	63,000	100	63,100
#00MOUTON	(2)	23,449	-	23,449
#07DURANT	(2)	115,200	908	116,108
#56AARON	(2)	40,800	299	41,099
#85LEMIEUX	(2)	78,000	217	78,217
#87JORDAN	(2)	45,100	146	45,246
#AC23	(2)	24,000	-	24,000
#APPLE1	(2)	736,863	6,045	742,908
#GWLOTTO	(2)	25,713	496	26,209
#GYMBOX	(2)	15,000	157	15,157
#HUCKFINN	(2)	18,000	100	18,100
#NEOBOX	(2)	40,133	250	40,383
#NEWTON	(2)	255,000	100	255,100
#NICKLAUS1	(2)	34,499	-	34,499
#POKEMON2	(2)	375,000	-	375,000
#POKERED	(2)	34,500	-	34,500
#RIVIERA	(2)	22,680	132	22,812
#SMB3	(2)	21,500	-	21,500
#WALDEN	(2)	17,000	100	17,100
#WZRDOFOZ	(2)	80,000	100	80,100
#60ALI	(2)	210,000	299	210,299
#TORNEK	(2)	153,000	-	153,000
#DIMAGGIO3	(2)	25,000	-	25,000
#POKEMON3	(2)	552,000	-	552,000
#09CURRY2	(2)	451,200	1,949	453,149
#80ALI	(2)	60,000	299	60,299
#58PELE3	(2)	180,000	778	180,778
#BATMAN2	(2)	76,000	-	76,000
#85ERVING	(2)	37,200	299	37,499
#LJKOBE	(2)	156,000	299	156,299
#99MJRETRO	(2)	43,200	670	43,870
#FLASH123	(2)	25,000	-	25,000
#85GPK	(2)	13,544	88	13,632
#IPOD	(2)	21,995	215	22,210

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Applicable Series	Purchase Price / Down payment		Acquisition Costs	Total
#HGWELLS	(2)	40,000	100	40,100
#85JORDAN2	(2)	230,000	-	230,000
#APEOD	(2)	28,000	-	28,000
#14CARR	(2)	16,600	15	16,615
#37HEISMAN	(2)	338,000	-	338,000
#09RBLEROY	(2)	96,285	-	96,285
#00NEWMAN	(2)	12,800	398	13,198
#13MUSIGNY	(2)	222,720	-	222,720
#1776	(2)	1,450,000	1,500	1,451,500
#66ORR	(2)	42,000	306	42,306
#CONGRESS	(2)	98,200	100	98,300
#BROSGRIMM	(2)	112,500	333	112,833
#POKEDEMO	(2)	26,400	200	26,600
#60MANTLE	(2)	25,000	-	25,000
#80TOPPS	(2)	32,400	217	32,617
#TOPPSTRIO	(2)	33,744	217	33,961
#MARX	(2)	105,000	100	105,100
#98JORDAN2	(2)	288,000	908	288,908
#HENDERSON	(2)	132,000	325	132,325
#MEGALODON	(2)	450,000	-	450,000
#GRIFFEYJR	(2)	14,946	-	14,946
#08LEBRON	(2)	150,000	-	150,000
#03LEBRON5	(2)	73,590	-	73,590
#49ROYCAMP	(2)	42,600	299	42,899
#61MANTLE	(2)	372,000	299	372,299
#47JACKIE	(2)	360,000	299	360,299
#01HALO	(2)	13,750	63	13,813
#03LEBRON4	(2)	252,000	218	252,218
#NIKEPROTO	(2)	200,000	1,815	201,815
#CLEMENTE3	(2)	950,000	-	950,000
#57ROBINSN	(2)	48,000	118	48,118
#93JETER	(2)	15,115	50	15,165
#67CAREW	(2)	186,000	299	186,299
#65NAMATH	(2)	198,000	299	198,299
#59BROWN	(2)	205,200	1,008	206,208
#87ZELDA	(2)	100,000	63	100,063
#EXCITBIKE	(2)	150,000	-	150,000
#EINSTEIN2	(2)	70,000	-	70,000
#METEORITE	(2)	272,500	-	272,500
#SANTANA	(2)	57,500	-	57,500
#GIANNIS2	(2)	360,000	670	360,670
#81BIRD	(2)	28,800	670	29,470
#00BRADY2	(2)	312,000	1,339	313,339
#54AARON	(2)	206,400	1,339	207,739
#96KOBE2	(2)	240,000	1,339	241,339
#ENIGMA	(2)	299,981	2,550	302,531
#86JORDAN2	(2)	73,200	456	73,656
#97KOBE	(2)	57,600	456	58,056
#09HARDEN	(2)	22,800	456	23,256
#04MESSI2	(2)	31,980	-	31,980
#MEGACRACK	(2)	74,000	-	74,000
#XLXMEN1	(2)	57,000	94	57,094
#XMEN94	(2)	57,555	94	57,649
#GWTW	(2)	21,250	73	21,323
#84ELWAY	(2)	7,100	60	7,160
#GRIFFEY2	(2)	13,701	78	13,779
#THEROCK	(2)	14,938	4	14,942
#MBAPPE	(2)	21,655	98	21,753
#01TIGER2	(2)	15,300	82	15,382
#86BONDS	(2)	6,500	35	6,535
#18ALLEN	(2)	32,500	-	32,500
Total		$ 26,257,798 (3)	$67,919 (3)	$26,325,717 (3)

Changes in Underlying Assets owned during the period ended June 30, 2021 and previous period were as follow:
Addition during the period ended December 31, 2019		$1,578,478	$5,700	$1,584,178
Addition during the period ended June 30, 2020		$2,351,261	$27,795	$2,353,503
Addition during the period ended December 31, 2020		$10,810,768	$6,628	$10,842,949
Addition during the period ended June 30, 2021		$11,517,291	$27,795	$11,545,087
Grant Total		$26,257,798 (3)	$67,919 (3)	$26,325,717 (3)

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(1)Offering for Series Interests closed at the end of the Current Period and Underlying Asset owned by applicable Series.

(2)At the end of the Current Period owned by the Company and not by any Series. To be owned by the applicable Series as of the Closing of the applicable Offering.

(3)Restated, see Note J to the Consolidated Financial Statements. There was an impairment charge to #RUTHBALL1 in 2020 for $27,006.

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

7.Members’ Equity:

Members’ equity for the Company and any Series consists of Membership Contributions, Capital Contributions, Distributions and Retained Earnings/(Accumulated Deficit).

Membership Contributions are made to a Series from a successful Closing of an Offering and are calculated by taking the amount of membership Interests sold in an Offering, net of Brokerage Fee, Custody Fee and Sourcing Fee as shown in the table below. In the case of a particular Offering, the Brokerage Fee, the Custody Fee and Sourcing Fee (which may be waived by the Manager) related to the Offering are paid from the proceeds of the successfully closed Offering. These expenses will not be incurred by the Company, the applicable Series or the Manager, if an Offering does not close as of the end of the Current Period.

Capital Contributions are made by the Manager to cover Operating Expenses for which the Manager has elected not to be reimbursed. In addition, in the case of a Closing for which a deficiency of offering proceeds over the required cash outlays exists, the Manager will make an additional capital contribution to the Series to cover any such deficiencies, which is represented as a “Capital Contribution for loss at Offering close”.

Membership Contributions for each Offering that closed are as follows and excluding Series for which assets were sold:

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Membership Contribution and Uses at Closing as of the Current Period
Applicable Series	Closing Date	Membership Interests	Brokerage Fee	Sourcing Fee	Custody Fee	Distribution	Total
#52MANTLE	10/25/2019	$132,000	$1,320	$3,090	$990	$-	$126,600
#71MAYS	10/31/2019	57,000	570	1,830	500	-	54,100
#RLEXPEPSI	11/6/2019	17,800	178	22	500	-	17,100
#10COBB	11/14/2019	39,000	390	1,510	500	-	36,600
#POTTER	11/21/2019	72,000	720	-	540	-	70,740
#TWOCITIES	11/21/2019	14,500	145	55	500	-	13,800
#FROST	11/21/2019	13,500	135	865	500	-	12,000
#BIRKINBLU	11/27/2019	58,000	580	170	500	-	56,750
#SMURF	11/27/2019	34,500	345	2,905	500	-	30,750
#70RLEX	12/9/2019	20,000	200	50	500	-	19,250
#EINSTEIN	12/12/2019	14,500	145	855	500	-	13,000
#HONUS	12/26/2019	520,000	5,200	5,572	3,900	-	505,328
#75ALI	12/30/2019	46,000	460	-	500	-	45,040
#71ALI	12/30/2019	31,000	310	1,090	500	29,100	-
#APROAK	1/3/2020	75,000	750	-	563	73,688	-
#88JORDAN	1/29/2020	22,000	220	230	500	-	21,050
#BIRKINBOR	2/20/2020	52,500	525	225	500	-	51,250
#33RUTH	2/26/2020	77,000	770	603	578	-	75,050
#SPIDER1	3/4/2020	22,000	220	230	500	-	21,050
#BATMAN3	3/4/2020	78,000	780	585	585	-	76,050
#ULYSSES	3/10/2020	25,500	255	695	500	-	24,050
#ROOSEVELT	3/10/2020	19,500	195	1,008	500	-	17,797
#56MANTLE	3/11/2020	10,000	100	-	500	-	9,400
#AGHOWL	3/11/2020	19,000	190	810	500	-	17,500
#98JORDAN	3/22/2020	128,000	1,280	4,160	960	121,600	-
#18ZION	4/2/2020	15,000	150	200	500	-	14,150
#SNOOPY	4/7/2020	25,500	255	-	500	-	24,745
#APOLLO11	4/19/2020	32,000	320	130	500	-	31,050
#24RUTHBAT	5/3/2020	255,000	2,550	-	1,913	-	250,538
#YOKO	5/11/2020	16,000	160	840	500	-	14,500
#86JORDAN	5/13/2020	40,000	400	600	500	38,500	-
#HULK1	5/24/2020	89,000	890	143	668	-	87,300
#RUTHBALL1(1)	5/24/2020	29,000	290	510	500	-	27,700
#HIMALAYA	5/27/2020	140,000	1,400	6,300	1,050	-	131,250
#38DIMAGGIO	6/4/2020	22,000	220	680	500	-	20,600
#55CLEMENTE	6/4/2020	38,000	380	520	500	-	36,600
#LOTR	6/11/2020	29,000	290	10	500	-	28,200
#CATCHER	6/11/2020	12,500	125	25	500	-	11,850
#BOND1	6/11/2020	39,000	390	510	500	-	37,600
#SUPER21	6/17/2020	8,500	85	615	500	-	7,300
#BATMAN1	6/18/2020	71,000	710	658	533	-	69,100
#BIRKINTAN	6/25/2020	28,000	280	1,520	500	-	25,700
#GMTBLACK1	6/25/2020	28,000	280	1,520	500	-	25,700
#61JFK	7/7/2020	23,000	230	5,520	500	-	16,750
#POKEMON1	7/8/2020	125,000	1,250	4,213	938	-	118,600
#50JACKIE	7/8/2020	10,000	100	2	500	9,398	-
#LINCOLN	7/9/2020	80,000	800	13,900	600	-	64,700
#STARWARS1	7/14/2020	12,000	120	980	500	-	10,400
#68MAYS	7/26/2020	39,000	390	5,510	500	-	32,600
#56TEDWILL	7/26/2020	90,000	900	7,825	675	-	80,600
#TMNT1	7/30/2020	65,000	650	3,720	500	60,130	-
#CAPTAIN3	7/30/2020	37,000	370	464	500	-	35,666
#51MANTLE	7/31/2020	34,000	340	3,060	500	-	30,100
#CHURCHILL	8/6/2020	7,500	75	25	500	-	6,900
#SHKSPR4	8/6/2020	115,000	1,150	7,282	863	-	105,705
#03KOBE	8/16/2020	50,000	500	4,400	500	-	44,600
#03LEBRON	8/16/2020	34,000	340	7,560	500	-	25,600
#03JORDAN	8/16/2020	41,000	410	6,490	500	-	33,600
#39TEDWILL	8/24/2020	28,000	280	-	500	-	27,220
#94JETER	8/24/2020	45,000	450	4,450	500	-	39,600

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Membership Contribution and Uses at Closing as of the Current Period (continued)
Applicable Series	Closing Date	Membership Interests	Brokerage Fee	Sourcing Fee	Custody Fee	Distribution	Total
#2020TOPPS	8/25/2020	100,000	1,000	100	750	-	98,150
#FANFOUR1	9/2/2020	105,000	1,050	2,563	788	100,600	-
#85MARIO	9/15/2020	150,000	1,500	6,775	1,125	-	140,600
#TOS39	9/15/2020	135,000	1,350	12,038	1,013	-	120,600
#DAREDEV1	9/15/2020	11,500	115	985	500	-	9,900
#05LATOUR	9/15/2020	9,800	98	1,161	500	-	8,042
#16SCREAG	9/15/2020	39,000	390	5,566	500	-	32,544
#14DRC	9/15/2020	54,000	540	6,380	500	-	46,580
#86RICE	9/15/2020	23,000	230	1,670	500	-	20,600
#57MANTLE	9/21/2020	8,000	80	-	500	-	7,420
#FAUBOURG	9/21/2020	150,000	1,500	31,675	1,125	-	115,700
#SOBLACK	10/1/2020	56,000	560	4,087	500	-	50,853
#GATSBY	10/1/2020	200,000	2,000	10,800	1,500	-	185,700
#93DAYTONA	10/1/2020	42,000	420	3,480	500	-	37,600
#09TROUT	10/8/2020	225,000	2,250	-	1,688	-	221,063
#57STARR	10/8/2020	8,000	80	-	500	-	7,420
#AF15	10/19/2020	200,000	2,000	6,898	1,500	189,602	-
#03KOBE2	10/22/2020	23,000	230	641	500	-	21,629
#JOBSMAC	11/22/2020	50,000	500	13,168	500	-	35,832
#16PETRUS	11/3/2020	45,000	450	5,214	500	-	38,836
#ALICE	11/3/2020	12,000	120	1,480	500	-	9,900
#SPIDER10	11/3/2020	21,000	210	1,688	500	-	18,602
#62MANTLE	11/4/2020	150,000	1,500	14,775	1,125	-	132,600
#BATMAN6	11/4/2020	27,000	270	2,330	500	-	23,900
#CLEMENTE2	11/9/2020	70,000	700	8,173	525	-	60,602
#SUPER14	11/16/2020	130,000	1,300	7,125	975	-	120,600
#79STELLA	11/16/2020	69,000	690	5,693	518	-	62,100
#TKAM	11/16/2020	32,000	320	1,980	500	-	29,200
#DIMAGGIO2	11/18/2020	21,000	210	2,036	500	-	18,254
#13BEAUX	11/23/2020	25,500	255	2,124	500	-	22,621
#88MARIO	11/23/2020	30,000	300	3,571	500	25,629	-
#ANMLFARM	11/23/2020	10,000	100	434	500	-	8,966
#NASA1	11/25/2020	300,000	3,000	39,763	2,250	-	254,987
#00BRADY	11/30/2020	45,000	450	8,298	500	-	35,752
#85NES	11/30/2020	32,000	320	4,321	500	-	26,859
#JUSTICE1	12/7/2020	215,000	2,150	20,635	1,613	-	190,602
#69KAREEM	12/7/2020	27,500	275	2,896	500	-	23,829
#59JFK	12/7/2020	26,000	260	1,538	500	-	23,702
#04LEBRON	12/7/2020	50,000	500	4,371	500	-	44,629
#85JORDAN	12/7/2020	250,000	2,500	5,025	1,875	-	240,600
#GOLDENEYE	12/14/2020	25,000	250	808	500	-	23,442
#MOONSHOE	12/14/2020	180,000	1,800	26,250	1,350	-	150,600
#03LEBRON2	12/14/2020	100,000	1,000	7,523	750	-	90,728
#GRAPES	12/14/2020	39,000	390	6,408	500	-	31,702
#34GEHRIG	12/14/2020	35,000	350	3,845	500	-	30,305
#98KANGA	12/14/2020	170,000	1,700	16,425	1,275	-	150,600
#06BRM	12/14/2020	18,500	185	1,351	500	-	16,464
#DUNE	12/22/2020	13,250	133	1,418	500	-	11,200
#86FLEER	12/22/2020	165,000	1,650	14,666	1,238	-	147,447
#WILDGUN	12/22/2020	28,000	280	2,591	500	-	24,629
#58PELE2	12/22/2020	26,500	265	1,888	500	23,847	-
#18LAMAR	12/29/2020	62,000	620	5,833	500	55,047	-
#13GIANNIS	1/13/2021	25,000	250	4,023	500	-	20,228
#AVENGERS1	1/13/2021	270,000	2,700	14,675	2,025	-	250,600
#04MESSI	1/13/2021	45,000	450	3,403	500	-	40,647
#AVENGE57	1/13/2021	20,000	200	1,698	500	-	17,602
#03TACHE	1/13/2021	78,000	780	5,699	585	-	70,936
#99TMB2	1/13/2021	60,000	600	8,000	500	-	50,900
#BULLSRING	1/13/2021	300,000	3,000	44,008	2,250	-	250,742
#70AARON	1/13/2021	18,000	180	598	500	-	16,722
#96CHARZRD	1/13/2021	65,000	650	5,304	500	-	58,546
#01TIGER	1/13/2021	18,500	185	1,615	500	-	16,200

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Membership Contribution and Uses at Closing as of the Current Period (continued)
Applicable Series	Closing Date	Membership Interests	Brokerage Fee	Sourcing Fee	Custody Fee	Distribution	Total
#ICECLIMB	1/13/2021	80,000	800	7,958	600	-	70,642
#09COBB	1/19/2021	32,000	320	2,980	500	-	28,200
#51HOWE	1/19/2021	45,000	450	3,445	500	-	40,605
#96JORDAN2	1/19/2021	54,000	540	3,691	500	-	49,269
#JUNGLEBOX	1/19/2021	34,500	345	2,955	500	-	30,700
#59FLASH	1/25/2021	65,000	650	5,129	500	-	58,721
#FOSSILBOX	1/25/2021	21,000	210	1,569	500	-	18,721
#THOR	1/25/2021	215,000	2,150	15,608	1,613	-	195,629
#POKEBLUE	1/27/2021	24,000	240	2,660	500	-	20,600
#98GTA	1/27/2021	15,750	158	1,172	500	-	13,921
#PICNIC	1/27/2021	54,000	540	4,358	500	-	48,602
#DOMINOS	1/27/2021	11,000	110	1,169	500	-	9,221
#58PELE	1/28/2021	315,000	3,150	20,441	2,363	-	289,047
#09CURRY	2/2/2021	25,000	250	524	500	-	23,726
#84JORDAN	2/2/2021	375,000	3,750	49,831	2,813	-	318,606
#09BEAUX	2/2/2021	34,000	340	3,085	500	-	30,075
#KEROUAC	2/7/2021	98,000	980	10,583	735	-	85,702
#96JORDAN	2/7/2021	48,000	480	4,420	500	-	42,600
#FEDERAL	2/7/2021	150,000	1,500	26,675	1,125	-	120,700
#62BOND	2/7/2021	93,000	930	13,593	698	-	77,780
#71TOPPS	2/17/2021	68,000	680	5,759	510	-	61,051
#DEATON	2/17/2021	285,000	2,850	27,283	2,138	-	252,730
#98ZELDA	2/17/2021	23,500	235	2,165	500	-	20,600
#03JORDAN2	2/22/2021	42,000	420	4,154	500	-	36,926
#WOLVERINE	2/22/2021	47,500	475	3,804	500	-	42,721
#91JORDAN	2/24/2021	70,000	700	590	525	-	68,185
#79GRETZKY	2/25/2021	800,000	8,000	64,216	6,000	-	721,784
#17DUJAC	3/8/2021	26,000	260	1,408	500	-	23,832
#FAUBOURG2	3/8/2021	165,000	1,650	11,483	1,238	-	150,629
#MOSASAUR	3/15/2021	30,000	300	8,658	500	-	20,543
#92JORDAN	3/15/2021	42,000	420	4,480	500	-	36,600
#14KOBE	3/15/2021	78,000	780	6,250	585	-	70,385
#03LEBRON3	3/15/2021	230,000	2,300	20,924	1,725	-	205,051
#95TOPSUN	3/16/2021	60,000	600	8,300	500	-	50,600
#09TROUT2	3/16/2021	56,000	560	4,340	500	-	50,600
#59BOND	3/16/2021	82,000	820	11,381	615	-	69,184
#OPEECHEE	3/16/2021	300,000	3,000	41,699	2,250	-	253,051
#ROCKETBOX	3/22/2021	28,500	285	1,894	500	-	25,821
#94JORDAN	3/22/2021	85,000	850	9,295	638	-	74,217
#18LUKA	4/6/2021	26,500	265	2,813	500	-	22,922
#86DK3	4/6/2021	43,500	435	3,465	500	-	39,100
#FANFOUR5	4/6/2021	80,000	800	5,900	600	-	72,700
#16KOBE	4/6/2021	800,000	8,000	147,929	6,000	-	638,071
#11BELAIR	4/6/2021	22,000	220	1,541	500	-	19,739
#76PAYTON	4/6/2021	65,000	650	9,750	500	-	54,100
#17MAHOMES	4/6/2021	300,000	3,000	79,150	2,250	-	215,600
#85MJPROMO	4/6/2021	28,000	280	4,120	500	-	23,100
#96KOBE	4/8/2021	77,000	770	7,662	578	-	67,990
#99CHARZRD	4/8/2021	350,000	3,500	42,825	2,625	-	301,050
#68RYAN	4/8/2021	70,000	700	8,102	525	-	60,673
#MARADONA	4/8/2021	14,000	140	1,428	500	-	11,932
#POKEYELOW	4/13/2021	55,000	550	6,850	500	-	47,100
#POKELUGIA	4/13/2021	110,000	1,100	12,475	825	-	95,600
#XMEN1	4/15/2021	240,000	2,400	20,079	1,800	215,721	-
#VANHALEN	4/15/2021	62,000	620	5,954	500	-	54,926
#48JACKIE	4/15/2021	375,000	3,750	27,717	2,813	-	340,721
Total		$15,406,100	$154,061	$1,361,740	$145,550	$942,860	$12,801,889

Note: represents Membership Contributions net of Brokerage Fee, Sourcing Fee and Custody Fee at the Closing of the Offering for the respective Series.

(1)Restated, see Note J to the Consolidated Financial Statements

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

8.Income taxes:

Each existing Series has elected and qualified, and the Company intends that each future Series will elect and qualify, to be taxed as a corporation under the Internal Revenue Code of 1986.  Each separate Series intends to be accounted for as described in ASC Topic 740, "Income Taxes," which requires an asset and liability approach to financial accounting and reporting for income taxes.  Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. There were no uncertain tax positions as of the end of the Current Period.

The Company and the Manager of the Company intend to be taxed as a “partnership” or a “disregarded entity” for federal income tax purposes and will not make any election or take any action that could cause it to be separately treated as an association taxable as a corporation under Subchapter C of the Code.

9.Earnings (loss) / income per membership Interest:

Upon completion of an Offering, each Series intends to comply with the accounting and disclosure requirements of ASC Topic 260, "Earnings per Share." For each Series, earnings (loss) / income per membership interest (“EPMI”) will be computed by dividing net (loss) / income for a particular Series by the weighted average number of outstanding membership Interests in that particular Series during the period.

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE C - RELATED PARTY TRANSACTIONS

Series Members

The managing member of the Company is the Manager. The Company will admit additional members to each of its Series through the Offerings of membership Interests in each Series. By purchasing an Interest in a Series of Interests, the Investor is admitted as a member of the Series and will be bound by the Operating Agreement. Under the Operating Agreement, each Investor grants a power of attorney to the Manager. The Operating Agreement provides the Manager with the ability to appoint officers and Advisory Board members.

Officer and Affiliate Loans

From time to time, affiliates of the Manager and their individual officers may make loans to the Company to facilitate the purchase of Underlying Assets prior to the Closing of a Series’ Offering.  It is anticipated that each of the loans and related interest will be paid by the Company through proceeds of the Offering associated with a Series. Once the Series repays the Company and other parties, such as the Manager, the BOR and the Custodian and their respective affiliates, from the proceeds of a closed Offering, the Underlying Asset would then be transferred to the related Series and it is anticipated that no Series will bear the economic effects of any loan made to purchase another Underlying Asset.

From time to time the Asset Manager, affiliates of the Manager or third parties may make non-interest-bearing payments or loans to the Company to acquire an Underlying Asset prior to the Closing of an Offering for the respective Series. In such cases, the respective Series would repay any such non-interest-bearing payments or loans plus accrued interest, as the case may be, used to acquire its respective Underlying Asset with proceeds generated from the Closing of the Offering for Interests of such Series. No Series will have any obligation to repay a loan incurred by the Company to purchase an Underlying Asset for another Series.

As of the end of the Current Period and Prior Year, amounts outstanding due to Manager and affiliates are shown as below:

Due to the Manager and its Affiliates
Current Period	$13,667,336
Prior Year	$8,417,248

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE C - RELATED PARTY TRANSACTIONS (CONTINUED)

During the Current Period and Prior Period, the Company entered into agreements with an Advisory Board member to acquire Memorabilia Assets, which are outlined in the table below.

Series	Agreement Type	Agreement Date	Purchase Price	% Owned by Seller on Close	Seller
#RUTHBALL1(2)	Purchase Agreement	2/5/2020	$27,000.00	0.0%	Goldin Auctions
#HULK1	Purchase Agreement	2/5/2020	$87,000.00	0.0%	Goldin Auctions
#55CLEMENTE	Purchase Agreement	2/5/2020	$36,000.00	0.0%	Goldin Auctions
#38DIMAGGIO	Purchase Agreement	2/5/2020	$20,000.00	0.0%	Goldin Auctions
#BATMAN1	Purchase Agreement	2/5/2020	$68,500.00	0.0%	Goldin Auctions
1962 Amazing Fantasy #15 CGC VG+ 4.5 (1)	Purchase Agreement	2/5/2020	$30,500.00	0.0%	Goldin Auctions
#86JORDAN	Upfront Purchase	2/18/2020	$38,000.00	0.0%	Goldin Auctions
#POKEMON1	Upfront Purchase	3/2/2020	$118,000.00	0.0%	Goldin Auctions
#50JACKIE	Upfront Purchase	3/3/2020	$9,200.00	0.0%	Goldin Auctions
#56TEDWILL	Purchase Agreement	4/15/2020	$80,000.00	0.0%	Goldin Auctions
#68MAYS	Purchase Agreement	4/15/2020	$32,000.00	0.0%	Goldin Auctions
#51MANTLE	Purchase Agreement	4/15/2020	$29,500.00	0.0%	Goldin Auctions
#03LEBRON	Purchase Agreement	4/15/2020	$25,000.00	0.0%	Goldin Auctions
#03JORDAN	Purchase Agreement	4/15/2020	$33,000.00	0.0%	Goldin Auctions
#03KOBE	Purchase Agreement	6/25/2020	$44,000.00	0.0%	Goldin Auctions
#94JETER	Purchase Agreement	6/25/2020	$39,000.00	0.0%	Goldin Auctions
#86RICE	Purchase Agreement	6/25/2020	$20,000.00	0.0%	Goldin Auctions
#62MANTLE	Purchase Agreement	6/25/2020	$132,000.00	0.0%	Goldin Auctions
#17MAHOMES	Purchase Agreement	1/6/2021	$215,000.00	0.0%	Goldin Auctions
#05MJLJ	Purchase Agreement	1/12/2021	$72,000.00	0.0%	Goldin Auctions
#DIMAGGIO3	Purchase Agreement	1/28/2021	$415,000.00	50.0%	Goldin Auctions
#60MANTLE	Purchase Agreement	1/28/2021	$800,000.00	50.0%	Goldin Auctions
#96KOBE	Upfront Purchase	1/30/2021	$67,200.00	0.0%	Goldin Auctions
#09CURRY2	Upfront Purchase	1/30/2021	$451,200.00	0.0%	Goldin Auctions
#58PELE3	Upfront Purchase	1/30/2021	$180,000.00	0.0%	Goldin Auctions
#07DURANT	Upfront Purchase	2/12/2021	$115,200.00	0.0%	Goldin Auctions
#98JORDAN2	Upfront Purchase	2/12/2021	$288,000.00	0.0%	Goldin Auctions
#99MJRETRO	Upfront Purchase	3/10/2021	$205,200.00	0.0%	Goldin Auctions
#GIANNIS2	Upfront Purchase	3/10/2021	$360,000.00	0.0%	Goldin Auctions
#59BROWN	Upfront Purchase	3/10/2021	$43,200.00	0.0%	Goldin Auctions
#81BIRD	Upfront Purchase	3/10/2021	$39,600.00	0.0%	Goldin Auctions
#54AARON	Upfront Purchase	4/3/2021	$206,400.00	0.0%	Goldin Auctions
#00BRADY2	Upfront Purchase	4/5/2021	$312,000.00	0.0%	Goldin Auctions
#96KOBE2	Upfront Purchase	4/6/2021	$240,000.00	0.0%	Goldin Auctions
#86JORDAN2	Upfront Purchase	5/24/2021	$73,200.00	0.0%	Goldin Auctions
#97KOBE	Upfront Purchase	5/24/2021	$57,600.00	0.0%	Goldin Auctions
#09HARDEN	Upfront Purchase	5/24/2021	$22,800.00	0.0%	Goldin Auctions

(1): At the time of the sale the Underlying Asset was still owned by RSE Archive, LLC and not by any Series.

(2): See Note J to the Consolidated Financial Statements.

During the Prior Period, the Company sold the following Memorabilia assets to an Advisory Board member, which are outlined in the table below.

Series	Underlying Asset	Date of Sale Agreement	Proceeds from Sale	Carrying Value	Gain/(loss) on Sale	Corporate Level Taxes on Gain on Sale	Buyer
#98JORDAN	1998 Michael Jordan Jersey	5/11/2020	$165,000	$120,065	$44,935	$9,408	Goldin Auctions
#86JORDAN	1986 Fleer #57 Michael Jordan Card	6/1/2020	$80,000	$38,052	$41,948	$8,816	Goldin Auctions

Sale of Manager Interests in Series during the Current Period

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

On January 1, 2021, RSE Markets, Inc. entered into a Series Interest Purchase Agreement with a third-party and sold certain membership interests in RSE Archive, LLC Series that were held by RSE Markets, Inc.

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE D –DEBT

On December 20, 2019 RSE Markets and Rally Holdings entered into a $2.25 million demand note (the “DN”) with Upper90 Fund, LP. The DN allowed RSE Markets to draw up to 100% of the value of the Underlying Assets for any asset held on the books of the Company. Interest on any amounts outstanding under the DN accrued at a fixed per annum rate of 15.00%. The Company was also jointly and severally liable for any amounts outstanding under this DN.

On November 24, 2020 RSE Markets, Rally Holdings and the Company replaced the DN with a $10.0 million credit facility (the “CF”) with Upper90 Capital Management, LP, which replaced the DN. While amounts borrowed under the CF can be used to make purchases of Automobile Assets to become Underlying Assets, neither the Company nor any Series is a borrower under the CF, neither is responsible for repayment of any amounts outstanding, and both are no longer jointly and severally liable under the CF. The CF has an interest rate of 15.00% per annum, maturity date of the earlier of (i) the two-year anniversary of the Credit Date therefor, and (ii) November 24, 2024 (or such earlier date on which the Loans become due and payable), and it contains customary covenants and indemnification obligations. For further information on the CF, please find the Credit Agreement dated November 24, 2020.

NOTE E - REVENUE, EXPENSE AND COST ALLOCATION METHODOLOGY

Overview of Revenues

No revenue models have been developed at the Company or Series level and we do not expect either the Company or any of its Series to generate any revenues for some time. We will update the appropriate disclosure at such time as revenue models have been developed.

Overview of Costs and Expenses

The Company distinguishes costs and expenses between those related to the purchase of a particular Underlying Asset and Operating Expenses related to the management of such an Underlying Asset.

Fees and expenses related to the purchase of an Underlying Asset include Offering Expenses, Acquisition Expenses, Brokerage Fee, Custody Fee and Sourcing Fee.

Within Operating Expenses, the Company distinguishes between Operating Expenses incurred prior to the Closing of an Offering and those incurred after the Closing of an Offering. Although these pre- and post- Closing Operating Expenses are similar in nature and consist of expenses such as storage, insurance, transportation, marketing and maintenance and professional fees such as ongoing bookkeeping, legal and accounting expenses associated with a Series, pre-Closing Operating Expenses are borne by the Manager and are not expected to be reimbursed by the Company or the economic members. Post-Closing Operating Expenses are the responsibility of each Series of Interest and may be financed through (i) revenues generated by the Series or cash reserves at the Series or (ii) contributions made by the Manager, for which the Manager does not seek reimbursement or (iii) loans by the Manager, for which the Manager may charge a rate of interest or (iv) issuance of additional Interest in a Series (at the discretion of the Manager).

Allocation Methodology

Allocation of revenues and expenses and costs will be made amongst the various Series in accordance with the Manager's allocation policy. The Manager's allocation policy requires items that are related to a specific Series to be charged to that specific Series. Items not related to a specific Series will be allocated pro rata based upon the value of the Underlying Assets or the number of Underlying Assets, as stated in the Manager’s allocation policy and as determined by the Manager. The Manager may amend its allocation policy at its sole discretion from time to time.

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE E - REVENUE, EXPENSE AND COST ALLOCATION METHODOLOGY (CONTINUED)

Allocation Methodology or Description by Category

•Revenue: No revenue models have been developed at the Company or Series level and we do not expect either the Company or any of its Series to generate any revenues for some time. We will update the appropriate disclosure at such time as revenue models have been developed.

•Offering Expenses: Offering Expenses, other than those related to the overall business of the Manager (as described in Note B – Summary of Significant Accounting Policies – Offering Expenses) are funded by the Manager and generally reimbursed through the Series proceeds upon the Closing of an Offering. Offering Expenses are charged to a specific Series.

•Acquisition Expenses: Acquisition Expenses (as described in Note B – Summary of Significant Accounting Policies – Capital Assets), are typically funded by the Manager, and reimbursed from the Series proceeds upon the Closing of an Offering. Unless, to the extent that certain Acquisition Expenses are anticipated prior to the Closing, but incurred after the Closing of an Offering, for example transportation fees, in which case, additional cash from the proceeds of the Offering will be retained on the Series balance sheet to cover such future anticipated Acquisition Expenses after the Closing of the Offering. Acquisition Expenses incurred are specific to and are capitalized into the cost of the Underlying Asset on the balance sheet of the Company and subsequently transferred to the Series upon Closing of the Offering for the Series Interests.

•Sourcing Fee / Losses: The Sourcing Fee is paid to the Manager from the Series proceeds upon the Closing of an Offering (as described in Note B – Summary of Significant Accounting Policies – Members’ Equity) and is charged to the specific Series. Losses incurred related to closed Offerings, due to shortfalls between proceeds from closed Offerings and costs incurred in relation to these Offerings are charged to the specific Series but are reimbursed by the Manager and accounted for as capital contributions to the Series (as described in Note B – Summary of Significant Accounting Policies – Capital Assets).

•Brokerage Fee: The Brokerage Fee is paid to the BOR from the Series proceeds upon the Closing of an Offering (as described in Note B – Summary of Significant Accounting Policies – Members’ Equity) and is charged to the specific Series.

•Custody Fee: The Custody Fee is paid to the Custodian from the Series proceeds upon the Closing of an Offering (as described in Note B – Summary of Significant Accounting Policies – Members’ Equity) and is charged to the specific Series.

•Operating Expenses: Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses) , including storage, insurance, maintenance costs and other Series related Operating Expenses, are expensed as incurred:

oPre-Closing Operating Expenses are borne by the Manager and accounted for as capital contributions from the Manager to the Company and are not reimbursed.

oPost-Closing Operating Expenses are the responsibility of each individual Series.

oIf not directly charged to the Company or a Series, Operating Expenses are allocated as follows:

▪Insurance: based on the premium rate allocated by value of the Underlying Assets

▪Storage: based on the number of Underlying Assets in storage

▪Professional Fees: flat monthly expense per Series, for Series that have not had a closing allocated to the Company

▪Transportation: based on the number of Underlying Assets transported

▪Marketing: based on the number of Underlying Assets marketed to potential Investors

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE F - FREE CASH FLOW DISTRIBUTIONS AND MANAGEMENT FEES

Any available Free Cash Flow (as described below) of a Series of Interests shall be applied in the following order of priority, at the discretion of the Manager:

i)Repayment of any amounts outstanding under Operating Expenses Reimbursement Obligations.

ii)Thereafter, reserves may be created to meet future Operating Expenses for a particular Series.

iii)Thereafter, at least 50% of Free Cash Flow (as described below, net of corporate income taxes applicable to such Series of Interests) may be distributed as dividends to Investors of a particular Series.

iv)The Manager may receive up to 50% of Free Cash Flow in the form of a Management Fee (the “Management Fee”), which is accounted for as an expense to the statement of operations of a particular Series.

“Free Cash Flow” is defined as net income (as determined under GAAP) generated by any Series of Interests plus any change in net working capital and depreciation and amortization (and any other non-cash Operating Expenses) and less any capital expenditures related to the relevant Series.

As of the end of the Current Period and Prior Year, no distributions of Free Cash Flow or Management Fees were paid by the Company or in respect of any Series.

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE G - INCOME TAX

Each individual Series has elected to be treated as a corporation for tax purposes. The Company and the Manager have elected to be treated as partnerships.

No provision for income taxes for the Current Period and Prior Period have been recorded for any individual Series as all individual Series incurred net losses, except as disclosed below for the Series that were sold.  Each individual Series records a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets primarily resulting from net operating losses will not be realized.  The Company’s net deferred tax assets are fully offset by a valuation allowance (other than for the Series designated in the table below), and therefore, no tax benefit applicable to the loss for each individual Series for the Current Period and the Prior Period have been recognized. Losses incurred after January 1, 2019 do not expire for federal income tax purposes.

The Series designated in the table below have sold their primary operating asset during the Current Period and Prior Period. As a result, the Company has recorded a provision for income taxes using an effective tax rate as shown below:

Provision for income taxes in Current Period
Series #	#58PELE2	#TMNT1	#AF15	#FANFOUR1	#XMEN1	#APROAK
Income before provision for income taxes	$ 38,406	$ 40,431	$ 50,334	$ 25,314	$ 109,617	$ 36,539
Applicable federal and state statutory rates (1)	21%	21%	21%	21%	21%	21%
	8,116	8,540	10,621	5,366	23,070	7,723
Reversal of prior year valuation allowance	(14)	(135)	(103)	(150)	-	(459)
Provision for income taxes	$ 8,102	$ 8,405	$ 10,518	$ 5,216	$ 23,070	$ 7,264

Provision for income taxes in Prior Period
Series #	#71ALI	#98JORDAN	#86JORDAN
Income before provision for income taxes	$ 8,741	$ 44,561	$ 41,948
Applicable federal and state statutory rates (1)	35%	21%	21%
	3,017	9,408	8,816
Reversal of prior year valuation allowance	(12)	-	-
Provision for income taxes	$ 3,005	$ 9,408	$ 8,816

(1)State tax rate is only included when an asset is sold in New York state.

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE H - CONTINGENCIES

COVID-19

The continuing impact and effects of the global outbreak of the coronavirus (COVID‐19) on the operation and financial performance of our business are unknown. However, the Company currently does not expect the outbreak will have a material adverse effect on our business or financial results at this time.

Government Regulation

Claims arising out of actual or alleged violations of law, including certain matters currently under investigation by the Commission, could be asserted against the Company by individuals or governmental authorities and could expose the Company or each Series to significant damages or other penalties, including revocation or suspension of the licenses necessary to conduct business and fines.

Restriction on Sale of Series #HONUS

The following restrictions apply to the #HONUS Series, imposed by the Asset Seller who was Issued 53% of the Series Interests upon Closing of the Offering.

•Without the Company’s prior written consent (which may be withheld in the Company’s sole discretion), the Asset Seller will not, directly or indirectly, offer, pledge, sell, transfer, hypothecate, mortgage, grant or encumber, sell or grant any option, purchase any option, enter into any arrangement or contract to do any of the foregoing, or otherwise transfer, dispose or encumber the Asset Seller’s Equity Interest.

•Without the Asset Seller’s prior written consent, the Company will not sell the Underlying Asset within 36-months of the Closing.

•The Company will not sell the Underlying Asset for a purchase price of less than $1,900,000.00 without the Asset Seller’s prior written consent.

•For a 10-year period following the Closing, the Company (or our designee(s)) will have the right, exercisable at any time upon written notice to the Asset Seller, to repurchase from the Asset Seller the Asset Seller Equity Interest for a purchase price valuing the Series at no less than $1,900,000.00.  In the event the Company exercises this right, the Asset Seller will execute and deliver or cause to be executed and delivered to us such agreements or instruments as we may reasonably request, in order to facilitate such repurchase.

•If the Underlying Asset is sold within 5 years of the Closing, the Company will use commercially reasonable efforts to include as a condition in the sale agreement relating to such sale that purchaser of the Underlying Asset must lend the Underlying Asset to the Asset Seller for 60 days per calendar year for a 24-month period post-sale.  The Company will have no further obligation to the Asset Seller once the Company sells the Underlying Asset.

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE I - SUBSEQUENT EVENTS

Subsequent Offerings

The table below shows all Offerings, which have closed after the date of the financial statements through the date of this filing:

Series	Underlying Asset	Maximum Offering Size	Closing Date
#05MJLJ	2005-06 Exquisite Collection Jerseys inserts, Dual Autographs: Michael Jordan and Lebron James graded BGS NM-MT+ 8.5	$82,000.00	7/1/2021
#81MONTANA	1981 Topps Football #216 Joe Montana Rookie Card Graded PSA GEM MINT 10	$70,000.00	7/1/2021
#GYMBOX	2000 Pokémon Gym Heroes 1st Edition Set Sealed Booster Box	$18,000.00	7/1/2021
#87JORDAN	1987 Fleer Michael Jordan Card #59 graded PSA GEM MT 10	$50,000.00	7/1/2021
#00MOUTON	One case of twelve (12) bottles of 2000 Château Mouton-Rothschild	$27,000.00	7/1/2021
#APPLE1	1976 Apple-1 Computer with Original Box Signed by Steve Wozniak	$825,000.00	7/1/2021
#POKEMON2	1999 Pokémon 1st Edition Base Set Sealed Booster Box published by Wizards of the Coast	$415,000.00	7/1/2021
#GWLOTTO	1768 George Washington Mountain Road Lottery Ticket with Signature	$35,000.00	7/1/2021
#NICKLAUS1	1973 Panini #375 Jack Nicklaus Rookie Card Graded by PSA GEM MT 10	$40,000.00	7/1/2021
#85LEMIEUX	1985 O-Pee-Chee Hockey Mario Lemieux Rookie Card #9 graded PSA GEM-MT 10	$87,500.00	7/1/2021
#SMB3	1990 NES Super Mario Bros. 3 Video Game graded Wata 9.4 A+	$25,000.00	7/1/2021
#RIVIERA	1965 Rolex 1601 Datejust retailed by Joyeria Riviera	$30,000.00	7/1/2021

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

Series	Underlying Asset	Maximum Offering Size	Closing Date
#NEOBOX	2000 Pokémon Neo Genesis 1st Edition Set Sealed Booster Box	$45,000.00	7/1/2021
#HUCKFINN	1885 First Edition, Adventures of Huckleberry Finn by Mark Twain	$22,000.00	7/1/2021
#56AARON	1956 Topps #31 Hank Aaron (White Back) graded PSA Mint 9	$50,000.00	7/1/2021
#WZRDOFOZ	1900 First Edition of The Wonderful Wizard Of OZ	$90,000.00	7/1/2021
#NEWTON	1687 First Edition, Continental Issue of Philosophiae Naturalis Principia Mathematica by Sir Isaac Newton	$300,000.00	7/1/2021
#POKERED	1998 Game Boy Pokémon Red Video Game graded Wata 9.2 A++	$40,000.00	7/1/2021
#WALDEN	1854 First Edition Walden; or, Life in the Woods by Henry David Thoreau	$20,500.00	7/1/2021
#07DURANT	2007 Topps Chrome Orange Refractor Kevin Durant Rookie Card graded PSA GEM MT 10	$117,000.00	7/1/2021
#AC23	1940 Action Comics #23 comic book published by D.C. Comics graded CGC 5.5	$28,000.00	7/1/2021
#TORNEK	1964 Tornek-Rayville ref. TR-900	$165,000.00	7/14/2021
#60ALI	1960 Hemmets Journal #23 Cassius Clay (Muhammad Ali) Rookie Card graded PSA Mint 9	$235,000.00	7/14/2021
#POKEMON3	1999 Pokémon 1st Edition Complete Set graded PSA GEM MT 10	$600,000.00	7/14/2021
#DIMAGGIO3	1950-51 Joe DiMaggio Game-Worn Road Jersey Graded MEARS A10	$450,000.00	7/14/2021
#09CURRY2	2009 Playoff National Treasures Stephen Curry Autographed Patch Rookie Card graded BGS GEM MINT 9.5	$525,000.00	7/28/2021

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

Series	Underlying Asset	Maximum Offering Size	Closing Date
#80ALI	1980 Muhammad Ali Sparring Gloves Worn in Training for Larry Holmes Bout and Inscribed to Sylvester Stallone	$75,000.00	7/28/2021
#58PELE3	1958-59 Tupinamba Ltda. Quigol Pelé #109 Rookie Card graded PSA NM -MT 8	$225,000.00	7/28/2021
#BATMAN2	1940 Batman #2 comic book published by D.C. Comics graded CGC 9.0	$85,000.00	7/28/2021
#85ERVING	1985 Julius Erving Game Worn and Signed Jersey	$45,000.00	7/28/2021
#LJKOBE	2002 LeBron James High School Game Worn Sneakers Gifted by Kobe Bryant.	$180,000.00	7/28/2021
#99MJRETRO	1999 Upper Deck Retro Inkredible Level 2 Michael Jordan Signed Card graded PSA MINT 9	$235,000.00	7/28/2021
#FLASH123	1961 The Flash #123 comic book published by D.C Comics graded CGC 9.4	$29,000.00	7/28/2021
#85GPK	1985 Topps Garbage Pail Kids Stickers Nasty Nick #1A Card graded PSA GEM MT 10	$12,000.00	7/28/2021
#IPOD	2001 Apple 1st Generation iPod Classic in its Original Factory Sealed Box	$25,000.00	7/28/2021
#85JORDAN2	1985 Signed Michael Jordan "Shattered Backboard" Jersey	$280,000.00	8/2/2021
#HGWELLS	1895 First Edition The Time Machine: An Invention Inscribed by H.G Wells	$46,500.00	8/2/2021
#SANTANA	Gibson Les Paul SG Guitar owned and played by Carlos Santana	$75,000.00	8/9/2021
#CONGRESS	Thomas Heyward Jr’s First edition of the Continental Congress Journal of the Proceeds of the Congress	$120,000.00	8/9/2021

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

Series	Underlying Asset	Maximum Offering Size	Closing Date
#66ORR	1966 Topps Bobby Orr #35 Rookie Card graded NM-MT 8 by PSA	$50,000.00	8/9/2021
#01TIGER2	2001 Upper Deck Golf Black Label #1 Tiger Woods Rookie Card graded BGS Pristine 10	$17,000.00	8/9/2021
#GRIFFEYJR	1989 Upper Deck Ken Griffey Jr. Rookie Card #1 graded BGS PRISTINE 10	$20,000.00	8/9/2021
#87ZELDA	1987 NES Legend of Zelda Video Game graded Wata 9.4 B+	$115,000.00	8/9/2021
#01HALO	2001 Xbox Halo: Combat Evolved (Black Label) Video Game graded Wata 9.4 A+	$17,000.00	8/9/2021
#EINSTEIN2	1948 Albert Einstein Typed and Signed Letter On God	$80,000.00	8/9/2021
#86JORDAN2	1986 Fleer #8 Michael Jordan Sticker Rookie Card graded PSA GEM MT 10	$80,000.00	8/11/2021
#97KOBE	1997 Skybox Jambalaya #12 Kobe Bryant Card graded PSA GEM MT 10	$65,000.00	8/25/2020
#XMEN94	1975 X-Men #94 Comic Book published by Marvel graded CGC 9.8	$65,000.00	8/25/2020
#TOPPSTRIO	1980 Topps Scoring Leader Card (Bird / Erving /Johnson) Graded PSA MINT 9	$30,000.00	8/25/2020
#81BIRD	1981 Topps #4 Larry Bird Card graded PSA GEM MT 10	$30,000.00	8/25/2020
#THEROCK	1997 Panini WWF Superstars Stickers #113 Rocky Maivia Card graded PSA GEM MT 10	$12,000.00	9/1/2021
#09RBLEROY	One case of twelve (12) bottles of 2009 Richebourg, Domaine Leroy	$107,500.00	9/1/2021
#04MESSI2	2004 Panini Sports Mega Cracks Campeon #35 Lionel Messi Rookie Card graded PSA GEM MT 10	$35,000.00	9/1/2021

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

Series	Underlying Asset	Maximum Offering Size	Closing Date
#XLXMEN1	1975 Giant Size X-Men #1 Comic Book published by Marvel graded CGC 9.8	$64,000.00	9/7/2021
#03LEBRON5	2003 Topps Chrome #111 LeBron James Black Refractor Rookie Card graded PSA MINT 9	$85,000.00	9/13/2021

The Company expects to launch and close additional offerings throughout the remainder of the year and beyond.

Asset Dispositions Subsequent to the Current Period

Series	Underlying Asset	Date of Sale Agreement	Total Sale Price	Initial Purchase Price	Carrying Value	Gain/(Loss) on Sale	Corporate Level Taxes on Gain on Sale	Sales Tax Remittance to the State of New York	Total Initial Offering Price / Per Interest	Total Distribution to Investors / Per Interests
#AVENGERS1 (2)	1963 Avengers #1 CGC NM + 9.6 comic book	7/9/2021	$325,000	$250,000	$250,000	$75,000	$15,610	-	$270,000 / $54.00	$309,850 / $61.97
#THOR (2)	1962 Journey Into Mystery #83 CGC NM 9.4	7/14/2021	$261,000	$195,000	$195,000	$66,000	$13,721	-	$215,000 / $20.00	$247,573 / $23.03
#HULK1	1962 The Incredible Hulk #1 CGC VF 8.0	7/19/2021	$116,000	$87,000	$87,006	$28,994	$5,753	-	$89,000 / $44.50	$110,540 / $55.27
#WOLVERINE (2)	1974 Incredible Hulk #181 comic book graded NM/M 9.8 by CGC	7/22/2021	$57,000	$42,000	$42,033	$14,967	$3,030	-	$47,500 / $9.50	$54,300 / $10.86
#DAREDEV1 (2)	1964 Daredevil #1 CGC VF/NM 9.0 comic book	7/26/2021	$22,080	$9,500	$9,500	$12,580	$2,461	-	$11,500 / $1.00	$19,895 / $1.73
#SUPER14	1942 Superman #14 CGC NM 9.4 comic book	8/3/2021	$156,000	$120,000	$120,000	$36,000	$7,353	-	$130,000 / $25.00	$149,084 / $28.67
#85MARIO	1985 Factory-Sealed NES Super Mario Bros. Wata 9.8 A+	8/9/2021	$2,000,000	$140,000		$1,860,000		-	$150,000 / $$50.00

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

Series	Underlying Asset	Date of Sale Agreement	Total Sale Price	Initial Purchase Price	Carrying Value	Gain/(Loss) on Sale	Corporate Level Taxes on Gain on Sale	Sales Tax Remittance to the State of New York	Total Initial Offering Price / Per Interest	Total Distribution to Investors / Per Interests
#86DK3	1986 Donkey Kong 3 Sealed [Hangtab, 2 Code, Mid-Production], NES Nintendo graded Wata 9.2 A+	8/30/2021	$60,000	$38,400	$38,400	$21,600		-	$43,500 / $10.00
1937 Heisman Memorial Trophy Awarded to Yale University Halfback Clint Frank (1), (2)		7/12/2021	$338,000	$410,000	$338,000	$0			N/A	N/A
1955 Topps #164 Roberto Clemente Rookie Card graded PSA MINT 9 (1)		8/12/2021	$1,000,000	$950,000	$950,000	$50,000			N/A	N/A

(1)Asset sold prior to Series closing

(2)Asset was sold to an Advisory Board member

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE J - RESTATEMENT

In December 2021, the Company was notified by one of its authenticators that the signature by Babe Ruth on the asset underlying the Company’s Series #RUTHBALL1 was likely forged. The Company conducted an investigation and subsequently concluded in early 2022 that the signature was likely forged. The Company therefore concluded that the likely forgery was a fact that existed when the Babe Ruth baseball was acquired for $27,006 in April 2020. As a result, the Company has restated its June 30, 2021, December 31, 2020 and June 30, 2020 financial statements to write-off the $27,006 acquisition value as of the date of its original purchase in April 2020.

The effect of the restatement adjustments on the Series #RUTHBALL1 and the total consolidated financial statements of the Company as of and for the six months ended June 30, 2021 as of December 31, 2020 and for the six months ended June 30, 2020 are presented below. The restatement adjustments had no effect on net cash provided by/(used in) operating activities in the statements of cash flows.

		Series #RUTHBALL1
	As Originally Filed	Adjustment	As Restated
Balance sheet as of June 30, 2021
Collectible Memorabilia - Owned	$27,006	$(27,006)	$-
TOTAL ASSETS	$27,700	$(27,006)	$694

Accumulated Deficit	$(1,760)	$(27,006)	$(28,766)
Members' Equity	$27,463	$(27,006)	$457
TOTAL LIABILITIES AND MEMBERS' EQUITY	$27,700	$(27,006)	$694

Statement of Members' Equity / (Deficit) for the six months ended June 30, 2021
Balance December 31, 2020	$27,406	$(27,006)	$400
Balance June 30, 2021	$27,463	$(27,006)	$457

		Consolidated
	As Originally Filed	Adjustment	As Restated
Consolidated Balance sheet as of June 30, 2021
Collectible Memorabilia - Owned	$26,325,717	$(27,006)	$26,298,711
TOTAL ASSETS	$26,708,093	$(27,006)	$26,681,087

Accumulated Deficit	$(730,053)	$(27,006)	$(757,059)
Members' Equity	$12,717,020	$(27,006)	$12,690,014
TOTAL LIABILITIES AND MEMBERS' EQUITY	$26,708,093	$(27,006)	$26,681,087

Consolidated Statement of Members' Equity / (Deficit) for the six months ended June 30, 2021
Balance December 31, 2020	$6,487,838	$(27,006)	$6,460,832
Balance June 30, 2021	$12,717,020	$(27,006)	$12,690,014

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE J - RESTATEMENT		Series #RUTHBALL1
	As Originally Filed	Adjustment	As Restated
Balance sheet as of December 31, 2020
Collectible Memorabilia - Owned	$27,006	$(27,006)	$-
TOTAL ASSETS	$27,706	$(27,006)	$700

Accumulated Deficit	$(1,022)	$(27,006)	$(28,028)
Members' Equity	$27,406	$(27,006)	$400
TOTAL LIABILITIES AND MEMBERS' EQUITY	$27,706	$(27,006)	$700

		Consolidated
	As Originally Filed	Adjustment	As Restated
Consolidated Balance sheet as of December 31, 2020
Collectible Memorabilia - Owned	$14,480,631	$(27,006)	$14,453,625
TOTAL ASSETS	$14,989,078	$(27,006)	$14,962,072

Accumulated Deficit	$(162,102)	$(27,006)	$(189,108)
Members' Equity	$6,487,838	$(27,006)	$6,460,832
TOTAL LIABILITIES AND MEMBERS' EQUITY	$14,989,078	$(27,006)	$14,962,072

		Series #RUTHBALL1
	As Originally Filed	Adjustment	As Restated
Statement of Operations for the six months ended June 30, 2020
Loss on Impairment	$-	$27,006	$27,006
Income / (Loss) Before Income Taxes	$(272)	$(27,006)	$(27,278)
Income / (Loss)	$(272)	$(27,006)	$(27,278)

Basic and Diluted (Loss) per Membership Interest	$(0.14)	$(13.50)	$(13.64)

Statement of Members' Equity / (Deficit) for the six months ended June 30, 2020
Net Loss	$(272)	$(27,006)	$(27,278)
Balance June 30, 2020	$27,554	$(27,006)	$548

Statement of Cash Flows for the six months ended June 30, 2020
Net (Loss) / income	$(272)	$(27,006)	$(27,278)
Impairment loss on memorabilia	$-	$(27,006)	$(27,006)

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE J - RESTATEMENT

		Consolidated
	As Originally Filed	Adjustment	As Restated
Consolidated Statement of Operations for the six months ended June 30, 2020
Loss on Impairment	$-	$27,006	$27,006
Income / (Loss) Before Income Taxes	$57,823	$(27,006)	$30,817
Income / (Loss)	$36,594	$(27,006)	$9,588

Consolidated Statement of Members' Equity / (Deficit) for the six months ended June 30, 2020
Net Loss	$36,594	$(27,006)	$9,588
Balance June 30, 2020	$2,229,358	$(27,006)	$2,202,352

Consolidated Statement of Cash Flows for the six months ended June 30, 2020
Net (Loss) / income	$36,594	$(27,006)	$9,588
Impairment loss on memorabilia	$-	$(27,006)	$(27,006)

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

RSE ARCHIVE, LLC

By: RSE Archive Manager, LLC, its managing member

By: Rally Holdings LLC, its sole member

By: RSE Markets, Inc., its sole member

By: /s/ George J. Leimer

Name: George J. Leimer

Title: Chief Executive Officer

Date: April 1, 2022

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ George J. Leimer Name: George J. Leimer	Chief Executive Officer of RSE Markets, Inc. (Principal Executive Officer)	April 1, 2022
/s/ Maximilian F. Niederste-Ostholt Name: Maximilian F. Niederste-Ostholt	Chief Financial Officer of RSE Markets, Inc. (Principal Financial Officer and Principal Accounting Officer)	April 1, 2022
RSE ARCHIVE MANAGER, LLC By: Rally Holdings LLC, its sole member By: RSE Markets, Inc., its sole member By: /s/ George J. Leimer Name: George J. Leimer Title: Chief Executive Officer	Managing Member	April 1, 2022